                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [X] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [ ] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                             CAFE ODYSSEY, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                                     N/A
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


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    (2) Aggregate number of securities to which transaction applies:


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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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    (4) Proposed maximum aggregate value of transaction:


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    (5) Total fee paid:


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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                               CAFE ODYSSEY, INC.
                        4801 WEST 81ST STREET, SUITE 112
                          BLOOMINGTON, MINNESOTA 55437

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD                , 1999

TO THE SHAREHOLDERS OF CAFE ODYSSEY, INC.:

     Please take notice that the Annual Meeting of Shareholders (the "Annual Meeting") of Cafe Odyssey, Inc. (the "Company") will be held, pursuant to due call by the Board of Directors of the Company, at the Company's offices at 4801
West 81st Street, Suite 112, Bloomington, Minnesota, on                , 1999,
at 3:00 p.m., or at any adjournment or postponement thereof, for the following purposes:

     1. To elect five directors;

     2. To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of June 1, 1999 (the "Merger Agreement"), by and among the Company, Stephen D. King, popmail.com, inc., a Delaware corporation ("Popmail"), each of the holders of common stock of Popmail as of June 1, 1999, and Cafe Odyssey Acquisition Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub"), pursuant to which, among other things, (a) Popmail will be merged with and into the Merger Sub (the "Merger"), and (b) each outstanding share of Popmail common stock will be converted into the right to receive (i) one share of the Company's newly authorized Series B Convertible Preferred Stock, and (ii) their pro rata share of a warrant to purchase the Company's common stock providing the economic equivalent of certain options, warrants and other securities exchangeable for, or convertible into, the Company's common stock, which options, warrants, or other securities were outstanding on May 3, 1999;

     3. To consider and vote upon an amendment to the Company's Articles of Incorporation to change the name of the Company, contingent upon
        consummation of the Merger, to                ; and

     4. To transact any other business as may properly come before the meeting or any adjournments thereof.

     The terms of the Merger Agreement are described in detail in the accompanying Proxy Statement and the appendices thereto, which form a part of this Notice. A copy of the Merger Agreement is attached as Appendix A to the Proxy Statement. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Annual Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Annual Meeting.

     Pursuant to due action of the Board of Directors, shareholders of record on June 25, 1999 (the "Record Date") will be entitled to vote at the meeting or any adjournments thereof. Adoption of each proposal requires the affirmative vote of the holders of a majority of the shares of the Company's common stock outstanding on the Record Date for the Annual Meeting.

     A PROXY FOR THE MEETING IS ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          Mark D. Dacko
                                          Secretary

July   , 1999

                               CAFE ODYSSEY, INC.
                        4801 WEST 81ST STREET, SUITE 112
                          BLOOMINGTON, MINNESOTA 55437

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                            , 1999

                         VOTING AND REVOCATION OF PROXY

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cafe Odyssey, Inc. (as periodically referred to herein as "Cafe Odyssey", the "Company" and "Buyer") to be used at
the Annual Meeting of Shareholders of the Company to be held on                ,
1999, at 3:00 p.m. at the Company's offices at 4801 West 81st Street, Suite 112, Bloomington, Minnesota, for the purposes set forth in the accompanying notice of meeting.

     The approximate date on which this Proxy Statement and the accompanying
proxy were first sent or given to shareholders was             , 1999. Each
shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing, in open meeting or by executing and delivering a new proxy to the Secretary of the Company. Unless so revoked, the shares represented by each proxy will be voted at the meeting and at any adjournments thereof. Presence at the meeting of a shareholder who has signed a proxy does not alone revoke that proxy. Only shareholders of record at the close of business on June 25, 1999 (the "Record Date") will be entitled to vote at the meeting or any adjournments thereof.

                             AVAILABLE INFORMATION

     Cafe Odyssey, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information filed by Cafe Odyssey, Inc. can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Citicorp Center, 500 West Madison, 14th Floor, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such documents also may be obtained, at prescribed rates, from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies such as Cafe Odyssey, Inc. that file electronically with the SEC. This Proxy Statement was filed electronically with the SEC.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements regarding popmail.com, inc., Cafe Odyssey, Inc. or the combined company's expected future financial position, business strategy, projected costs and plans, and objectives of management for future operations are forward-looking statements. Although popmail.com, inc. and Cafe Odyssey, Inc. believe that their respective expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements herein include, among others, the factors set forth under the caption "risk factors," general economic and business and market conditions, changes in federal laws, increased competitive pressure in the combined company's industry, costs or difficulties relating to the integration of the businesses of popmail.com, inc. and Cafe Odyssey, Inc. and the ability of popmail.com, inc. and Cafe Odyssey, Inc. to achieve the goals described under the caption "The Merger."

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement and the appendices hereto. Cafe Odyssey shareholders are urged to read this Proxy Statement and the appendices hereto carefully and in their entirety. Unless otherwise indicated, references to the number of Cafe Odyssey Preferred Shares to be issued in connection with the Merger are based upon (i) the number of shares of Cafe Odyssey Common Stock outstanding on the Record Date and (ii) the number of shares of Popmail Common Stock outstanding on the Record Date.

THE COMPANIES

     Cafe Odyssey, Inc. Cafe Odyssey is a Minnesota corporation headquartered in Minneapolis, Minnesota. Cafe Odyssey currently develops, owns and operates restaurants with multiple themed dining rooms and a corresponding retail component designed to appeal to the upscale casual dining market. Cafe Odyssey has a restaurant at the Mall of America in Bloomington, Minnesota, a suburb of Minneapolis, which opened in June 1998, and a second restaurant in the Denver Entertainment and Fashion Pavilions, an urban retail/entertainment complex in Denver, Colorado which opened on March 15, 1999. Cafe Odyssey's first restaurant, in the Kenwood Shopping Center in Cincinnati, Ohio which operates under the name "Hotel Discovery," opened in December 1996. Cafe Odyssey began its operations as Hotel Mexico, Inc., which was incorporated in Ohio in January 1994. Cafe Odyssey's executive offices are located at 4801 West 81st Street, Suite 112, Bloomington, Minnesota 55437 and its telephone number is (612) 837-9917.

     Cafe Odyssey Acquisition Subsidiary, Inc. Cafe Odyssey Acquisition Subsidiary, Inc. (the "Merger Sub") is a wholly-owned subsidiary of Cafe Odyssey, formed by Cafe Odyssey to effect the Merger with Popmail. Merger Sub has had no prior business.

     popmail.com, inc. Popmail.com, inc. founded in December 1997, develops media and revenue systems for radio stations. Popmail.com is a Delaware corporation, operating as an S-Corporation, with its principal offices located at 1333 Corporate Drive, Suite 350 in Irving, Texas. Popmail develops and deploys e-mail-messaging systems that carry the brand and markings of its radio station customers, along with private label products that also bear the brand and markings of these affiliates. Popmail launched its initial affinity program to the radio industry in October 1998, and has secured agreements with approximately 500 stations with over 160 operational email-messaging systems.

THE ANNUAL MEETING

     Date, Time and Place of Annual Meeting.  The Annual Meeting will be held on
               , 1999, at 3:00 p.m. local time, at Cafe Odyssey's offices at 4801 West 81st Street, Suite 112, Bloomington, Minnesota.

     Purpose of Annual Meeting. At the Annual Meeting, the holders of shares of Cafe Odyssey common stock will consider and vote upon:

     (i) the election of the Board of Directors of Cafe Odyssey;

     (ii) the adoption of the Merger Agreement and the transactions contemplated thereby;

     (iii) an amendment to Cafe Odyssey's Articles of Incorporation to change the name of the Company, contingent upon consummation of the Merger,
           to                ; and

     (iv) any other business as may properly come before the meeting or any adjournments thereof (collectively, each of (i), (ii), and (iii) are referred to herein as the "Proposals.").

     Record Date. The Board of Directors of Cafe Odyssey has fixed the close of business on June 25, 1999 as the record date for the determination of holders of Cafe Odyssey common stock entitled to notice of and to vote at the Cafe Odyssey Annual Meeting (the "Record Date"). On the Record Date, there were 8,379,101 shares of Cafe Odyssey common stock outstanding, each entitled to one vote.

     Required Vote; Revocation of Proxies. Each Proposal must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Cafe Odyssey common stock entitled to vote and represented at the Annual Meeting.

     Shares of Cafe Odyssey stock represented by a proxy properly signed and received at or prior to the Annual Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF CAFE ODYSSEY STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSALS AND TRANSACTIONS CONTEMPLATED THEREBY.

     Abstentions may be specified on all Cafe Odyssey proposals. Shares of Cafe Odyssey represented at the Annual Meeting for which proxies have been received, but with respect to which holders of shares have abstained on any matter, will be treated as present at the Annual Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

     For voting purposes at the Annual Meeting, only shares affirmatively voted in favor of a Proposal (including properly executed proxies not containing voting instructions) will be counted as favorable votes for such proposal. The failure to submit a proxy (or to vote in person) or the abstention from voting will have the same effect as a vote against such Proposal. Cafe Odyssey proxy holders may, in their discretion, vote shares to adjourn the Annual Meeting to solicit additional proxies in favor of such Proposals. However, shares of Cafe Odyssey stock with respect to which a proxy is signed and returned indicating a vote against any Proposal will not be so voted to adjourn.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it by at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of Cafe Odyssey, prior to or at the Annual Meeting, or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocation of Cafe Odyssey proxies should be addressed to Cafe Odyssey at its principal executive offices. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

     The Cafe Odyssey Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment subject to applicable Securities and Exchange Commission rules.

THE MERGER

     Effect of the Merger. If approved by the Cafe Odyssey shareholders, and provided certain other conditions to the consummation of the Merger are satisfied, upon the terms and subject to the conditions of the Merger Agreement, Popmail will be merged with and into Merger Sub at the Effective Time. Merger Sub will be the surviving corporation in the Merger, will be renamed "popmail.com, inc.," and will continue to be a wholly-owned subsidiary of Cafe Odyssey. The Merger has already been approved by the stockholders of Popmail.

     Conversion of Popmail Common Shares. Upon satisfaction of the conditions referenced below under the caption "Conditions to the Merger" (the "Effective Time"), each outstanding share of Popmail common stock, par value $.01 per share (the "Popmail Common Shares"), will be automatically converted into the right to receive (i) one (1) share of the Cafe Odyssey Series B Convertible Preferred Stock (collectively the "Cafe Odyssey Preferred Shares"), and (ii) a fraction of a warrant (the "Buyer Warrant") to purchase Cafe Odyssey common stock, par value $.01 per share (the "Cafe Odyssey Common Shares"), providing the economic equivalent of certain options, warrants and other securities exchangeable for, or convertible into, Cafe Odyssey Common Shares, which options, warrants, or other securities were outstanding an May 3, 1999, such fraction having a numerator equal to one (1) and a denominator equal to the total number of Popmail Common Shares outstanding at the Effective Time. Cafe Odyssey will also be obligated, at the Effective Time, to issue as additional Merger consideration one (1) Cafe Odyssey Preferred Share for each Popmail Common Share issued by Popmail after the Closing Date but prior to the Effective Time.

     Other Payments; LegacyMaker Indebtedness. Pursuant to the terms of the Merger Agreement, Cafe Odyssey paid $150,000 to Popmail on June 4, 1999. In the event the Merger fails to occur for any reason, Cafe Odyssey is not entitled to a refund of this payment. After the Effective Time, Merger Sub, as the surviving corporation to the Merger, will repay Popmail's entire secured indebtedness to LegacyMaker, Inc., a Delaware corporation ("LegacyMaker") and an affiliate of Popmail (the "LegacyMaker Note"). The outstanding principal amount of the LegacyMaker Note as of June 25, 1999 was approximately $5,000,000.

     Conditions to the Merger. The Effective Time shall occur only upon the satisfaction by Cafe Odyssey of all of the following conditions: (i) Cafe Odyssey shall have paid into the Escrow Account an amount necessary to pay all of the LegacyMaker Note, (ii) the sale price of a Cafe Odyssey Common Share at the close of business on the last business day preceding the Effective Time shall be at least $2.50 as quoted on Nasdaq, (iii) the Merger shall have been approved by the Cafe Odyssey shareholders, and (iv) Cafe Odyssey shall have paid in full any Liquidated Damages and Extension Payments then payable pursuant to the Merger Agreement, as described below.

     Liquidated Damages; Extension Payments. If Cafe Odyssey fails to satisfy all of the "Conditions to the Merger" referenced below by August 30, 1999 (the "Expiration Date"), the Merger Agreement will terminate and Cafe Odyssey must pay $100,000 to Popmail as liquidated damages (the "Liquidated Damages"). Cafe Odyssey may, at its option, extend the Expiration Date for up to three consecutive 30-day periods (each an "Extension Period"), the first Extension Period to commence on the day immediately following the Expiration Date, and the second and third Extension Periods to commence upon the expiration of the preceding Extension Period. Cafe Odyssey's right to extend the Expiration Date is exercisable by paying $100,000 in cash to LegacyMaker, Inc. no later than the first day of each such Extension Period. Such extension of the Expiration Date does not relieve Cafe Odyssey of its obligation to pay the Liquidated Damages, and Cafe Odyssey must have made such payment in order to exercise its right to extend the Expiration Date.

     Recommendations of the Board of Directors of Cafe Odyssey, Inc. The Cafe Odyssey Board of Directors has unanimously determined that the Merger is in the best interests of Cafe Odyssey and its shareholders, approved the Merger Agreement and the Merger and the issuance of the Cafe Odyssey Preferred Shares and the Buyer Warrant and recommends that the Cafe Odyssey shareholders vote for each of the Proposals.

  Interests of Certain Persons in the Merger.

     Certain members of the Board of Directors and management of Cafe Odyssey and Popmail have interests in the Merger (described below and under the Captions "The Merger -- Interests of Certain Persons in the Merger") that are different from and in addition to the interests generally of shareholders of Cafe Odyssey. Cafe Odyssey's Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Employment and Consulting Agreements. At the Effective Time, Stephen D. King, the Chairman and Chief Executive Officer of Cafe Odyssey and its principal shareholder, will have an employment agreement providing that he will be Chief Executive Officer of Cafe Odyssey following the Merger. Cafe Odyssey will agree to use its best efforts to nominate and recommend to shareholders that Mr. King be elected to the Board of Directors for as long as Mr. King is either a guarantor of any Cafe Odyssey debt or is owed any debt by Cafe Odyssey. Mr. King's employment agreement is described below in greater detail.

     At the Effective Time, James L. Anderson, the Chairman, President and a director and stockholder of Popmail, will have a consulting agreement with Cafe Odyssey pursuant to which he shall be paid an hourly rate of $200 for providing consulting services to Cafe Odyssey. Cafe Odyssey will agree to use its best efforts to nominate and recommend to shareholders that Mr. Anderson be elected to the Board of Directors throughout the term of the agreement, and so long as Anderson is a member of the Board, Cafe Odyssey agrees to elect Anderson as Chairman. The agreement will have an initial five-year term with one-year renewal terms, and may be terminated for a variety of reasons, including voluntary termination by Mr. Anderson. The agreement will provide that Mr. Anderson will not compete with Cafe Odyssey for one year if he resigns or is terminated for cause.

     Registration Rights. Cafe Odyssey has agreed in the Merger Agreement to register the resale of the Cafe Odyssey Common Shares issuable upon conversion by the Popmail stockholders of the Cafe Odyssey Preferred Shares to be issued to them pursuant to the Merger. Such registration must occur as soon as practicable after the Effective Time, and Cafe Odyssey will bear all expenses and fees incurred in connection with such registration.

     Indemnification. Cafe Odyssey has agreed to indemnify Popmail and each of its officers, directors and stockholders for any losses resulting from any breaches of representations or warranties made by Cafe Odyssey or Merger Sub in the Merger Agreement and Cafe Odyssey's operation of the surviving corporation following the Effective Time.

  Certain Other Agreements.

     Escrow Agreement. On June 22, 1999, the following property was placed into escrow pursuant to the terms of the Merger Agreement and Escrow Agreement dated June 22, 1999 by and among Cafe Odyssey, Popmail, the Popmail stockholders, Merger Sub and the Escrow Agent: (i) a Certificate of Merger executed by Cafe Odyssey, Popmail and Merger Sub, (ii) certificates representing a total of 2,024 shares of Cafe Odyssey Preferred Shares in the names of the Popmail stockholders, (iii) the Buyer Warrant, and (iv) the shares of common stock of Popmail held by the Popmail stockholders, together with stock powers executed in blank, a Letter of Transmittal executed by the Popmail stockholders, and a Subscription Agreement executed by the Popmail stockholders. Before the Effective Time, either Cafe Odyssey or Merger Sub must place sufficient funds in the escrow account to repay the LegacyMaker Note in full.

     At the Effective Time, the Escrow Agent will (i) release the escrowed Cafe Odyssey Preferred Shares and the Buyer Warrant to the Popmail stockholders, (ii) release the Popmail Common Shares (which will be deemed canceled at the Effective Time), the Subscription Agreements, the Letter of Transmittal and the executed stock powers to Cafe Odyssey, (iii) file the executed Certificate of Merger with the Secretary of State of Delaware, and (iv) deliver cash to LegacyMaker for repayment of the LegacyMaker Note.

     King Indemnification Agreement. Stephen D. King executed an Indemnification Agreement to become effective as of the Effective Time of the Merger, in which he agreed to indemnify Popmail and each of its officers, directors, employees, affiliates and stockholders for any losses resulting from any claim brought by a shareholder of Cafe Odyssey relating to the negotiation, approval or consummation of the Merger Agreement.

     LegacyMaker Indemnification Agreement. LegacyMaker executed an Indemnification Agreement to become effective as of the Effective Time of the Merger, in which it agreed to indemnify Cafe Odyssey and each of its officers, directors, employees, affiliates and shareholders for any losses resulting from any breaches of representations or warranties made by Popmail in the Merger Agreement or from any claim brought by a stockholder of Popmail relating to the negotiation, approval or consummation of the Merger Agreement.

  Risk Factors

     The matters set forth under the caption "Risk Factors" should be carefully considered by Cafe Odyssey shareholders in deciding whether to approve the Proposals.

  Absence of Dissenters' Rights

     Cafe Odyssey is governed under the laws of the State of Minnesota, and, accordingly, is governed by the provisions of the Minnesota Business Corporation Act (the "MBCA"). Pursuant to the relevant sections of the MBCA, the shareholders of Cafe Odyssey are not entitled to dissent from and exercise appraisal rights in connection with the Merger.

  Accounting Treatment

     The Merger will be accounted for under the purchase method of accounting under the generally accepted accounting principles ("GAAP"), with Cafe Odyssey treated as the acquiror. See "Unaudited Pro Forma Combined Financial Statements."

  Market Price Data

     Since November 3, 1997, the Common Stock of Cafe Odyssey has been traded in the over-the-counter market and quoted on the Nasdaq SmallCap Market under the symbol "HOTD". On May 21, 1998, Cafe Odyssey changed its corporate name from Hotel Discovery, Inc. to Cafe Odyssey, Inc. In conjunction with this change, effective May 24, 1998, Cafe Odyssey's symbol for its Common Stock was changed from "HOTD" to "CODY". The following table sets forth the high and low bid prices of Cafe Odyssey Common Stock for the periods indicated.

                                                               CAFE ODYSSEY
                                                               COMMON STOCK
                                                              --------------
                                                              HIGH      LOW
                                                              -----    -----
Calendar Year 1997
  Fourth Quarter............................................  $4.00    $2.00
Calendar Year 1998
  First Quarter.............................................  $3.75    $1.88
  Second Quarter............................................  $5.38    $2.25
  Third Quarter.............................................  $3.63    $1.00
  Fourth Quarter............................................  $1.13    $0.50
Calendar Year 1999
  First Quarter.............................................  $1.03    $0.63
  Second Quarter............................................  $3.75    $3.16

     Cafe Odyssey has never declared or paid any cash dividends or distributions on its Common Stock. Cafe Odyssey does not intend to pay any cash dividends on its Common Stock in the foreseeable future, as the current policy of Cafe Odyssey's Board of Directors is to retain all earnings, if any, to support operations and finance expansion. Future declarations and payments of dividends, if any, will be determined in light of then current conditions, including Cafe Odyssey's earnings, operations, capital requirements, financial condition, restrictions in financing arrangements and other factors deemed relevant by the Board of Directors.

                                  RISK FACTORS

     The following risk factors should be carefully considered by Cafe Odyssey shareholders in deciding whether to approve the issuance of Cafe Odyssey Preferred Shares in connection with the Merger, and the approval of the Merger:

WE HAVE INCURRED LOSSES TO DATE AND IF OUR RESTAURANT SALES DO NOT IMPROVE, WE WILL NEED ADDITIONAL FINANCING IN ORDER TO CONTINUE OPERATIONS.

     We incurred net losses of approximately $6.8 million in 1998 and $4.0 million in 1997 and had a working capital deficit of approximately $6.7 million as of April 4, 1999. Our ability to continue our present operations and successfully implement our expansion plans is contingent upon our ability to increase our revenues which are presently limited to income from our three existing restaurants. Without additional financing, cash generated from our current operations may not be adequate to fund operations and make mortgage payments in 1999. There can be no assurances that additional financing to fund current operations and expansion will be available on terms acceptable or favorable to us.

POPMAIL REPRESENTS A NEW BUSINESS VENTURE IN WHICH WE HAVE NO EXPERIENCE.

     If acquired, Popmail's email business would represent a significant change in our business operations from the restaurant business. We and our present management also have no experience with the business of providing email services.

THERE IS SIGNIFICANT POTENTIAL FOR DILUTION OF INVESTORS' INTERESTS DUE TO THE POPMAIL ACQUISITION AND THE CONVERSION OF CAFE ODYSSEY PREFERRED SHARES INTO SHARES OF THE COMPANY'S COMMON STOCK.

     If the acquisition of Popmail is completed, the Company's current shareholders would experience significant dilution of approximately 50%. Furthermore, this acquisition could require additional financing which could dilute shareholdings further.

     We separately issued 2,000 shares of Series A Preferred Shares to an investor which are convertible into shares of common stock at a conversion price of 65% of the market price of our common stock. Although there are limits to the number of shares of common stock that can be issued upon conversion, a decline in the stock price of common stock could result in considerable dilution to investors if the holders of Series A Preferred Shares convert. Currently, we estimate that up to 1,354,374 shares may be issued in connection with the conversion of Series A Preferred Shares and payment of dividends.

THERE IS A RISK THAT DUE TO THE LIMITATIONS PLACED ON THE CONVERSION OF THE SERIES A PREFERRED SHARES, THE INVESTOR MAY REQUIRE US TO REDEEM THE SERIES A PREFERRED SHARES FOR CASH.

     The total number of shares of common stock issuable (1) upon conversion of the Series A Preferred Shares, (2) as a dividend on the Series A Preferred Shares, and (3) upon exercise of the Warrant cannot exceed 20% of our common stock outstanding on May 14, 1999. In the event a holder of Series A Preferred Shares is unable to convert Series A Preferred Shares into common stock because these limitations have been reached, we would be required to redeem the Series A Preferred Shares in cash at 135% of the amount paid per such shares plus any accrued and unpaid dividends. It is possible that in such case we may not possess sufficient cash and cash equivalents necessary to redeem the Series A Preferred Shares in cash.

INCREASED COMPETITION RESULTING FROM AN INCREASE IN THE NUMBER OF FREE EMAIL PROVIDERS THAT TARGETS THE RADIO INDUSTRY MAY HAVE AN ADVERSE EFFECT ON POPMAIL'S FUTURE BUSINESS OPERATIONS.

     Currently there are hundreds of free email providers, but Popmail management believes that it is currently the only email provider that solely targets the radio industry. To the extent Popmail is successful within the radio industry, we anticipate others will attempt to compete in the radio segment. Increased competition due to a greater number of free email providers targeting the radio industry may have an adverse affect on Popmail's future business operations.

IN LIGHT OF THE CONSOLIDATION OF THE RADIO INDUSTRY, THE LOSS OF ANY SIGNIFICANT AFFILIATE CONTRACTS WOULD NEGATIVELY IMPACT POPMAIL'S OPERATIONS.

     The last few years have brought substantial concentration of power among a few players in the radio industry. Consequently, significant portions of the industry are controlled by a relatively few organizations. Popmail already has affiliation contracts in place with 2 of the 5 largest organizations and is in negotiations with the remaining players. In light of such consolidation, however, the loss of any of these significant affiliation contracts or the inability of Popmail to enter into contracts with other radio industry entities would negatively impact Popmail's operations.

DUE TO ITS LIMITED OPERATING HISTORY, POPMAIL FACES ADDITIONAL RISKS AS A DEVELOPMENT STAGE COMPANY.

     Popmail was founded in December, 1997, and is considered a development stage company which, to date, has not generated profits. Thus, Popmail has a limited operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the evolving Internet industry, which is characterized by an increasing number of entrants and intense competition.

DUE TO OUR LIMITED OPERATING HISTORY, YOU MAY FIND IT DIFFICULT TO ASSESS OUR ABILITY TO OPERATE PROFITABLY.

     We have only been operating our Kenwood restaurant since December 1996, our Mall of America restaurant since June 1998, and our Denver restaurant since March 1999. Therefore, in addition to the other risks included in this proxy statement, we face the added risks, expenses and difficulties related to developing and operating a new business enterprise. Given our lack of significant operating history, investors may have difficulty assessing the many factors which will determine our ability to generate future profits.

OUR OPERATIONS, PROPOSED ACQUISITION OF POPMAIL, OR CONTEMPLATED EXPANSION MAY PROVE UNSUCCESSFUL, EITHER OF WHICH COULD RESULT IN CONTINUED UNPROFITABILITY AND CAUSE OUR STOCK PRICE TO FALL.

     To date, we have not generated a profit. Due to a variety of factors, many of which are discussed in this proxy statement, we may never generate significant revenues or operate profitably. In fact, our management anticipates that net losses will continue for the foreseeable future. Even if we succeed in expanding our operations as contemplated, we cannot assure a successful transition to higher volume operations or to a successful incorporation of the Popmail business. We may be unable to control our expenses, attract necessary additional personnel, or procure the capital required to maintain expanded operations. If our expansion is ultimately unsuccessful, the results of our operations will suffer accordingly, and the market price of our stock may fall.

POOR OPERATING RESULTS AT ANY OF OUR RESTAURANTS OR A DELAY IN THE PLANNED OPENING OF NEW RESTAURANTS COULD ADVERSELY AFFECT OUR PROFITABILITY AS A WHOLE.

     We currently operate only three restaurants. Accordingly, poor operating results at any one restaurant would materially affect the profitability and cash flow of our operations as a whole. Even if Cafe Odyssey were to expand its restaurant business the significant financial investment associated with opening our restaurants may create substantial fluctuations in our operating results. Due to the significance of such investments, the risk we face in opening any one of our restaurants is much larger than that associated with most other restaurant companies' venues. Consequently, a delay in any planned restaurant opening could materially affect the profitability and cash flow of our operations as a whole.

DUE TO THE POTENTIAL ACQUIRED NEW BUSINESS VENTURE, RESOURCES AND ATTENTION COULD BE DIVERTED FROM THE OPERATION OF OUR RESTAURANT BUSINESS.

     As our management and executive officers focus their attention on matters concerning the acquisition of Popmail, their resources and attention could be diverted from the operations of the restaurant business. While we believe that our executive officers and managers will be able to complete the merger and attend to our existing business, it is possible that their primary focus of attention may be drawn away from the operation of the business and business operations may suffer.

WE ARE DEPENDENT ON THE ONGOING SERVICES OF CERTAIN OF OUR EXECUTIVES, THE LOSS OF WHICH COULD HAVE A DETRIMENTAL EFFECT ON OUR PROFITABILITY AND THE MARKET PRICE OF OUR STOCK.

     Our plan of business development and our day-to-day operations rely heavily on the experience of Stephen D. King, our Chairman of the Board and Chief Executive Officer, and Ronald K. Fuller, our President and Chief Operating Officer. Each of these executives has significant experience in managing and guiding the business affairs of companies that operate multi-location restaurants. The loss of either or both of them could adversely affect the success of our operations and strategic plans and, consequently, have a detrimental effect on the market price of our stock.

WE MAY BE UNABLE TO HIRE QUALIFIED EMPLOYEES TO HELP IMPLEMENT AND MANAGE OUR EXPANSION PLANS, WHICH INABILITY COULD BE DETRIMENTAL TO THE VALUE OF YOUR INVESTMENT.

     Our success will depend in large part upon our ability to supplement our existing management team. While both Messrs. King and Fuller have significant restaurant and multi-location restaurant management experience, we will need to hire additional corporate level and management employees to help implement and operate our expansion plans. Any inability or delay in obtaining additional key employees could have a material adverse effect on our expansion plans and, consequently, the market value of our stock.

OUR ABILITY, OR INABILITY, TO RESPOND TO VARIOUS COMPETITIVE FACTORS MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     The restaurant industry is highly competitive and is affected by changes in consumer preferences, as well as by national, regional and local economic conditions, and demographic trends. Discretionary spending priorities, traffic patterns, tourist travel, weather conditions, employee availability and the type, number and location of competing restaurants, among other factors, will also directly affect the performance of our restaurants. Changes in any of these factors in the markets where we currently operate our restaurants could adversely affect the results of our operations. Furthermore, the restaurant industry in general is highly competitive based on the type, quality and selection of the food offered, price, service, location and other factors and, as a result, has a high failure rate. The themed restaurant industry is particularly dependent on tourism and has seen the emergence of a number of new competitors. We compete with numerous well-established competitors, including national, regional and local restaurant chains, many of which have greater financial, marketing, personnel and other resources and longer operating histories than us. As a result, we may be unable to respond to the various competitive factors affecting the restaurant industry.

WE HAVE ENTERED INTO NON-CANCELABLE LEASES UNDER WHICH WE ARE OBLIGATED TO MAKE PAYMENTS FOR TERMS OF 12 TO 15 YEARS.

     We have entered into long-term leases relating to the Kenwood, Mall of America and Denver restaurants. These leases are non-cancelable by us (except in limited circumstances) and range in term from 12 to 15 years. We will likely be required to enter into similar long-term, non-cancelable leases for any future restaurants we develop. If we decide to close any of our existing restaurants or any other future restaurant, we may nonetheless be committed to perform our obligations under the applicable lease, which would include, among other things, payment of the applicable base rent for the balance of the respective lease term. Such continued obligations increase our chances of closing a restaurant without receiving an adequate return on our investment.

UNPREDICTABLE RISKS ASSOCIATED WITH THE CONSTRUCTION OF ADDITIONAL RESTAURANTS COULD RESULT IN DELAYS AND COST OVERRUNS IN THE CONTEMPLATED EXPANSION OF OUR OPERATIONS.

     As with all construction projects, we face many risks related to the opening of additional restaurants, any of which could result in delays and cost overruns which would negatively impact the success of any restaurant openings. Such risks may include:

     - shortages of materials or skilled labor;

     - unforeseen environmental, engineering or geological problems;

     - work stoppages;

     - floods;

     - difficulties with regulatory agencies; and

     - unanticipated cost increases.

IN ORDER TO FINANCE THE FUTURE DEVELOPMENT OF ADDITIONAL RESTAURANTS WE MAY BE REQUIRED TO RAISE ADDITIONAL FUNDS BY ISSUING SECURITIES ON TERMS WHICH WOULD DILUTE YOUR INTERESTS IN CAFE ODYSSEY.

     The cost of developing our restaurants has ranged from $4.5 to $5.1 million per unit. We may be unable to develop future restaurants at similar costs. In order to fund our future restaurant development, we may need to obtain financing through an additional offering of our equity securities or by incurring indebtedness. If we do need additional funds to develop restaurants, such funds may not be available on terms acceptable to us or our shareholders. Furthermore, future investors may seek and obtain, and we may be required to offer, investment terms which are substantially better than those granted to existing investors. The issuance of securities on such terms would dilute the interests of existing shareholders.

AMONG OTHER ECONOMIC FACTORS OVER WHICH WE HAVE NO CONTROL, THE SUCCESS OF OUR RESTAURANTS WILL DEPEND ON CONSUMER PREFERENCES AND THE PREVAILING LEVEL OF DISCRETIONARY CONSUMER SPENDING.

     Our success, and consequently any investment in our common stock, depends to a significant degree on a number of economic conditions over which we have no control, including:

     - discretionary consumer spending

     - the overall success of the malls, themed entertainment centers and other venues where our restaurants are or will be located

     - economic conditions affecting disposable consumer income

     - the continued popularity of restaurants in general and the Cafe Odyssey concept in particular

     Furthermore, most themed restaurants are especially susceptible to shifts in consumer preferences because they open at or near capacity and frequently respond to such shifts by experiencing a decline in revenue growth or of actual revenues. An adverse change in any or all of these conditions would have a negative effect on our operations and the market value of our common stock.

OUR PRINCIPAL EXECUTIVE OFFICER CONTROLS A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AND MAY INFLUENCE OUR AFFAIRS.

     As of the Record Date, Stephen D. King, our Chairman of the Board, Chief Executive Officer and Chief Financial Officer, controlled approximately 17.1% of our outstanding common stock. Accordingly, Mr. King has the ability to substantially influence the election of members of the Board of Directors and influence significantly the approval of corporate transactions and other matters requiring shareholder approval. Unless and until Mr. King substantially decreases his percentage ownership in our common stock, he will continue to have significant influence over our affairs. If the Popmail acquisition is consummated, the existing stockholders of Popmail would collectively have the ability to control our affairs.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION WHICH COULD NEGATIVELY IMPACT OUR BUSINESS.

     The restaurant industry, and to a lesser extent, the retail merchandising industry, are subject to numerous federal, state, and local government regulations, including those relating to:

     - the preparation and sale of food

     - building and zoning requirements

     - environmental protections

     - minimum wage requirements

     - overtime

     - working and safety conditions

     - the sale of alcoholic beverages

     - sanitation

     - relationships with employees

     - unemployment

     - workers compensation

     - citizenship requirements

     Any change in the current status of such regulations, including an increase in employee benefits costs, workers' compensation insurance rates, or other costs associated with employees, could substantially increase our compliance and labor costs. Because we pay many of our restaurant-level personnel rates based on either the federal or the state minimum wage, increases in the minimum wage would lead to increased labor costs. In addition, our operating results would be adversely affected in the event we fail to maintain our food and liquor licenses. Furthermore, restaurant operating costs are affected by increases in unemployment tax rates, sales taxes and similar costs over which we have no control.

     We may also be subject in certain states to "dram-shop" statutes, which provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person.

THERE IS A RISK THAT THE VALUE OF OUR TRADEMARKS AND OTHER PROPRIETARY RIGHTS COULD BE DIMINISHED BY IMPROPER USE BY OTHERS.

     We believe that our trademarks and other proprietary rights are important to our success and our competitive position. Accordingly, we have filed trademark applications with the United States Patent and Trademark Office to register both the "Hotel Discovery" and the "Cafe Odyssey" marks and designs. However, the actions we have taken to establish and protect our trademarks and other proprietary rights may be inadequate to prevent others from imitating our products or claiming violations of their trademarks and proprietary rights by us. For instance, we may not be granted trademark registration for any or all of the proposed uses in our applications. Even if our marks are granted registration, we may still be unable to protect such marks against prior users in areas where we conduct or will conduct operations. We may also be unable to prevent competitors from using the same or similar marks, concepts or appearance.

WE MAY NOT PAY DIVIDENDS ON OUR COMMON STOCK, IN WHICH EVENT YOUR ONLY RETURN ON INVESTMENT, IF ANY, WILL OCCUR ON THE SALE OF OUR STOCK.

     To date, we have not paid any cash dividends on our common stock, and we do not intend to do so in the foreseeable future. Rather, we intend to use any future earnings to fund our operations and the growth of our business. Accordingly, the only return on an investment in our common stock will occur upon its sale.

PURSUANT TO ITS AUTHORITY TO DESIGNATE AND ISSUE SHARES OF OUR STOCK AS IT DEEMS APPROPRIATE, OUR BOARD OF DIRECTORS MAY ASSIGN RIGHTS AND PRIVILEGES TO CURRENTLY UNDESIGNATED SHARES WHICH COULD ADVERSELY AFFECT YOUR RIGHTS AS A COMMON SHAREHOLDER.

     Our authorized capital consists of 100,000,000 shares of capital stock. Our Board of Directors, without any action by the shareholders, may designate and issue shares in such classes or series (including classes or series or preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. We currently have 8,313,435 shares of common stock and 2,000 shares of Series A 8% Convertible Preferred Stock outstanding. As of June 3, 1999, a further 9,328,458 shares of common stock have been reserved as follows:

     - 1,354,374 shares issuable upon exercise of the Preferred Shares and reserved for payment of dividends;

     - 2,600,000 shares issuable upon the exercise of the Class A warrants issued as part of our initial public offering and the partial exercise of the underwriter's over-allotment;

     - 3,815,750 shares issuable upon the exercise of warrants;

     - 1,250,000 shares for issuance under our 1997 Stock Option and Compensation Plan, of which options relating to 911,633 shares are currently outstanding;

     - 250,000 shares for issuance under our 1998 Director Stock Option Plan, of which options relating to 40,000 shares are currently outstanding; and

     - 58,334 shares issuable upon exercise of certain directors' stock options.

     The rights of holders of preferred stock and other classes of common stock that may be issued could be superior to the rights granted to holders of the Units issued in our initial public offering. Our Board's ability to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of common stock.

MINNESOTA LAW MAY INHIBIT OR DISCOURAGE TAKEOVERS, WHICH COULD REDUCE THE MARKET VALUE OF OUR STOCK.

     Being a corporation organized under Minnesota law, we are subject to certain Minnesota statutes which regulate business combinations and restrict the voting rights of certain persons acquiring shares of our stock. By impeding a merger, consolidation, takeover or other business combination involving Cafe Odyssey or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, these regulations could adversely affect the market value of our stock.

OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ SMALLCAP MARKET, WHICH DELISTING COULD HINDER YOUR ABILITY TO OBTAIN ACCURATE QUOTATIONS AS TO THE PRICE OF OUR COMMON STOCK, OR DISPOSE OF OUR COMMON STOCK IN THE SECONDARY MARKET.

     Although our common stock is currently listed on the Nasdaq SmallCap Market, we cannot guarantee that an active public market for our common stock will continue to exist. During most of December 1998 and through April 27, 1999, our common stock failed to maintain the minimum bid price criteria of $1.00 per share as is required in order to trade on the Nasdaq SmallCap Market. Accordingly, our securities may be delisted from the Nasdaq SmallCap Market. Additional factors giving rise to such delisting could include, but might not be limited to (1) a reduction of our net tangible assets to below $2,000,000, (2) a reduction to one active market maker, or (3) a reduction in the market value of the public float in our securities to less than $1,000,000.

     In the event our securities are delisted from the Nasdaq SmallCap Market, trading, if any, in our common stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealer's "Electronic Bulletin Board." Consequently, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reduction in the coverage of Cafe Odyssey by security analysts and the news media, and lower prices for our securities than might otherwise prevail. In addition, our common stock would become subject to certain rules of the Securities and Exchange Commission relating to "penny stocks." These rules require broker-dealers to make special suitability determinations for purchasers other than established customers and certain institutional investors and to receive the purchasers' prior written consent for a purchase transaction prior to sale. Consequently, these "penny stock rules" may adversely affect the ability of broker-dealers to sell our common stock and may adversely affect your ability to sell shares of our common stock in the secondary market.

THE LIMITATIONS ON DIRECTOR LIABILITY CONTAINED IN OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DISCOURAGE SUITS AGAINST DIRECTORS FOR BREACH OF FIDUCIARY DUTY.

     As permitted by Minnesota law, our Amended and Restated Articles of Incorporation provide that members of our Board of Directors are not personally liable to you or the Company for monetary damages resulting from a breach of their fiduciary duties. These limitations on director liability may discourage shareholders from suing directors for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought against a director by shareholders on the Company's behalf. Furthermore, our Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law. All of these provisions limit the extent to which the threat of legal action against our directors for any breach of their fiduciary duties will prevent such breach from occurring in the first instance.

                               THE ANNUAL MEETING

DATE, TIME AND PLACE OF ANNUAL MEETING

     The Annual Meeting will be held on                , 1999, at 3:00 p.m.
local time, at the Company's offices at 4801 West 81st Street, Suite 112, Bloomington, Minnesota.

PURPOSE OF ANNUAL MEETING

     At the Annual Meeting, the holders of shares of Cafe Odyssey common stock will consider and vote upon proposals to : (i) elect five directors; (ii) adopt the Merger Agreement; (iii) amend the Company's Articles of Incorporation to change the name of the Company, contingent upon consummation of the Merger, to
               ; and (iv) transact any other business as may properly come before the meeting or any adjournments thereof (collectively, each of (i), (ii), (iii) and (iv) are referred to herein as the "Proposals.").

RECORD DATE

     The Board of Directors of Cafe Odyssey has fixed the close of business on June 25, 1999 as the record date (the "Record Date") for the determination of holders of Cafe Odyssey common stock entitled to notice of and to vote at the Cafe Odyssey Annual Meeting. On the Record Date, there were 8,379,101 shares of Cafe Odyssey common stock outstanding, each entitled to one vote.

REQUIRED VOTE; QUORUM; REVOCATION OF PROXIES

     Required Vote; Revocation of Proxies. Each Proposal must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Cafe Odyssey common stock entitled to vote and represented at the Annual Meeting.

     Shares of Cafe Odyssey stock represented by a proxy properly signed and received at or prior to the Annual Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF CAFE ODYSSEY STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSALS AND TRANSACTIONS CONTEMPLATED THEREBY.

     Abstentions may be specified on all Cafe Odyssey proposals. Shares of Cafe Odyssey represented at the Annual Meeting for which proxies have been received, but with respect to which holders of shares have abstained on any matter, will be treated as a present at the Annual Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

     For voting purposes at the Annual Meeting, only shares affirmatively voted in favor of a Proposal (including properly executed proxies not containing voting instructions) will be counted as favorable votes for such Proposal. The failure to submit a proxy (or to vote in person) or the abstention from voting will have the same effect as a vote against such Proposal. Cafe Odyssey proxy holders may, in their discretion, vote shares to adjourn the Annual Meeting to solicit additional proxies in favor of such Proposals. However, shares of Cafe Odyssey stock with respect to which a proxy is signed and returned indicating a vote against any Proposal will not be so voted to adjourn.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it by at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of Cafe Odyssey, prior to or at the Annual Meeting, or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocation of Cafe Odyssey proxies should be addressed to Cafe Odyssey at its principal executive offices. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

     The Cafe Odyssey Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If however, other matters are properly brought before the

Annual Meeting, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment subject to applicable Securities and Exchange Commission rules.

SOLICITATION OF PROXIES AND EXPENSES

     Pursuant to the Merger Agreement, the Company will bear all costs and expenses incurred in connection with the printing and mailing of this Proxy Statement, and will bear the cost of soliciting proxies for the Annual Meeting. Cafe Odyssey also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the soliciting material to beneficial owners of stock. Proxies are being solicited primarily by mail, but officers and directors of the Company may also solicit proxies personally, by telephone or by special letter. Cafe Odyssey will also use the
services of                to aid in the solicitation of proxies at an
anticipated fee of $          , plus reasonable out-of-pocket expenses.

     THE BOARD OF DIRECTORS OF CAFE ODYSSEY HAS DETERMINED THE MERGER TO BE IN THE BEST INTERESTS OF CAFE ODYSSEY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT ALL CAFE ODYSSEY SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND THE ISSUANCE OF PREFERRED SHARES IN CONNECTION WITH THE MERGER. THE BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT ALL CAFE ODYSSEY SHAREHOLDERS VOTE "FOR" THE OTHER PROPOSALS SUBMITTED TO STOCKHOLDERS AT THE CAFE ODYSSEY ANNUAL MEETING.

                                   THE MERGER

GENERAL

     If approved by the Cafe Odyssey shareholders, upon the terms and subject to the conditions of the Merger Agreement, Popmail will be merged with and into Merger Sub at the Effective Time. Merger Sub will be the surviving corporation in the Merger, will be renamed "popmail.com, inc.", and will continue to be a wholly-owned subsidiary of Cafe Odyssey. The Merger has already been approved by the stockholders of Popmail.

     Pursuant to the terms of the Merger Agreement and the Escrow Agreement, dated June 22, 1999, by and among Cafe Odyssey, Popmail, the Popmail stockholders and the Escrow Agent, the following property was placed in an escrow account on June 22, 1999 (the "Closing Date"): (i) a Certificate of Merger properly executed by Cafe Odyssey, Popmail and Merger Sub, (ii) certificates representing an aggregate of 2,024 shares of Cafe Odyssey Preferred Shares in the names of the Popmail stockholders, (iii) the Buyer Warrant, and
(iv) the shares of common stock of Popmail held by the Popmail stockholders, together with stock powers executed in blank, a Letter of Transmittal executed by an Attorney-in-Fact for the Popmail stockholders, and Subscription Agreement executed by the Popmail stockholders.

     Upon satisfaction of the conditions referenced below under the caption "Conditions to the Merger" (such time, if occurring, as the "Effective Time"), each outstanding share of Popmail common stock, par value $.01 per share (the "Popmail Common Shares"), will be automatically converted into the right to receive (i) one (1) share of the Cafe Odyssey Series B Convertible Preferred Stock (the "Cafe Odyssey Preferred Shares"), and (ii) a fraction of a warrant (the "Buyer Warrant") to purchase Cafe Odyssey common stock, par value $.01 per share (the "Cafe Odyssey Common Shares"), providing the economic equivalent of all options, warrants and other securities exchangeable for, or convertible into, Cafe Odyssey Common Shares (with the exception of Cafe Odyssey's Redeemable Class A Warrants), which options, warrants, or other securities were outstanding an May 3, 1999, such fraction having a numerator equal to one (1) and a denominator equal to the total number of Popmail Common Shares outstanding at the Effective Time.

     At the Effective Time, the Escrow Agent will (i) release the escrowed Cafe Odyssey Preferred Shares and the Buyer Warrant to the Popmail stockholders, (ii) release the Popmail Common Shares (which will be deemed canceled at the Effective Time), the Subscription Agreements, the Letter of Transmittal and the executed stock powers to Cafe Odyssey, and (iii) file the executed Certificate of Merger with the Secretary of State of Delaware. Cafe Odyssey will also be obligated, at the Effective Time, to issue as additional Merger consideration one (1) Cafe Odyssey Preferred Share for each Popmail Common Share issued by Popmail after the Closing Date but prior to the Effective Time.

     After the Effective Time, Merger Sub, as the surviving corporation to the Merger, will repay Popmail's entire secured indebtedness to LegacyMaker, Inc. (the "LegacyMaker Note"). The outstanding principal amount of the LegacyMaker Note as of the Record Date was approximately $5,000,000. Pursuant to the terms of the Merger Agreement, Cafe Odyssey must place cash in an amount equal to amount of the LegacyMaker Note into the escrow account prior to the Effective Time.

     Pursuant to the terms of the Merger Agreement, Cafe Odyssey paid $150,000 to Popmail on June 4, 1999. In the event the Merger fails to occur for any reason, Cafe Odyssey is not entitled to a refund of this payment.

BACKGROUND

     Stephen D. King, the Chairman of the Board and Chief Executive Officer of Cafe Odyssey, and Marcos A. Rodriguez, an individual closely involved with the founding of Popmail, have known each other personally and professionally for approximately three years. In May 1998, Messrs. King and Rodriguez made a joint presentation at a function sponsored by a professional organization in which they both are members. In early April, 1999, King and Rodriguez first discussed the possibility of a business combination between Cafe Odyssey and Popmail. During the discussions King and Rodriguez considered the relative strengths and weaknesses of the companies and the industries in which each company operates. King and Rodriguez agreed to meet again and continue their discussions.

     King and Rodriguez both attended a conference in New York during the week of April 23 through April 26, 1999. At the conference, King and Rodriguez discussed in greater detail a possible merger transaction involving Cafe Odyssey and Popmail.

     At a special meeting of the Board of Directors of Cafe Odyssey on April 26, 1999, Cafe Odyssey's executive management discussed with the Cafe Odyssey Board an overview of the business of Popmail and the strategic rationale for a business combination as well as the nature of discussions between the two companies to date. During the meeting, the Cafe Odyssey Board considered the benefits and risks of the proposed transaction for Cafe Odyssey and its stockholders. Following such discussions, the Cafe Odyssey Board authorized management to continue to pursue a business combination with Popmail.

     On May 3, 1999, Cafe Odyssey and Popmail executed a non-binding Letter of Intent for the proposed Merger. From May 3 through May 31, 1999, King, Rodriguez, and the management and outside legal counsel of Cafe Odyssey and Popmail negotiated the terms of a draft Merger Agreement and various other issues relating to the proposed Merger, including the structure of the transaction and tax and accounting issues.

     On May 31, 1999 at a special meeting of the Cafe Odyssey Board, King and outside legal counsel updated the Cafe Odyssey Board on matters related to the proposed merger with Popmail. Executive management discussed the financial aspects of the proposed transaction, the business of Popmail, strategic implications that the proposed merger would have on the business of Cafe Odyssey and certain other matters. Outside counsel for Cafe Odyssey then discussed the terms and conditions of the draft Merger Agreement, the status of the due diligence review of and the negotiations with Popmail, fiduciary duties of the Cafe Odyssey Board in connection with the proposed Merger and certain other legal matters. Cafe Odyssey executive management then discussed the proposed management structure of the combined entity following the merger. During the meeting, the Cafe Odyssey Board considered the benefits and risks of the proposed transaction for Cafe Odyssey and its stockholders. After extensive discussion, the Cafe Odyssey Board unanimously determined that the merger is in the best interests of the shareholders of Cafe Odyssey, approved the merger Agreement and unanimously resolved to recommend that stockholders of Cafe Odyssey vote to adopt the Merger Agreement.

     The Merger Agreement was signed by both Cafe Odyssey and Popmail on June 1, 1999, and the transaction was announced in a Cafe Odyssey press release on June 3, 1999. On June 22, the Merger closed into escrow as contemplated by, and pursuant to the terms of, the Merger Agreement.

CONDITIONS TO THE MERGER

     The Effective Time shall occur only upon the satisfaction by Cafe Odyssey of all of the following conditions: (i) Cafe Odyssey shall have paid into the Escrow Account an amount necessary to pay all of the LegacyMaker Note, approximately $5 million as of the Record Date, (ii) the sale price of a Cafe Odyssey Common Share at the close of business on the last business preceding the Effective Time shall be at least $2.50 as quoted on Nasdaq, (iii) the Merger shall have been approved by the Cafe Odyssey shareholders, and (iv) Cafe Odyssey shall have paid in full any Liquidated Damages and Extension Payments then payable pursuant to the Merger Agreement, as described below.

     If Cafe Odyssey fails to satisfy all of the "Conditions to the Merger" referenced below by August 30, 1999 (the "Expiration Date"), the Merger Agreement will terminate and Cafe Odyssey must pay $100,000 to Popmail as liquidated damages (the "Liquidated Damages"). Cafe Odyssey may, at its option, extend the Expiration Date for up to three consecutive 30-day periods (each an "Extension Period"), the first Extension Period to commence on the day immediately following the Expiration Date, and the second and third Extension Periods to commence upon the expiration of the preceding Extension Period. Cafe Odyssey's right to extend the Expiration Date is exercisable by paying $100,000 in cash to LegacyMaker, Inc. no later than the first day of each such Extension Period. Such extension of the Expiration Date does not relieve Cafe

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

Odyssey of its obligation to pay the Liquidated Damages, and Cafe Odyssey must have made such payment in order to exercise its right to extend the Expiration Date.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS; REASONS FOR THE MERGER

     Cafe Odyssey's Board of Directors has unanimously determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Cafe Odyssey and its shareholders. Accordingly, Cafe Odyssey's Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby at a meeting on May 31, 1999, and recommends that Cafe Odyssey's shareholders vote "for" adoption of the Merger Agreement and the issuance of the Cafe Odyssey Preferred Shares in connection therewith.

     In evaluating a business combination with Popmail and the transactions contemplated thereby, the Cafe Odyssey Board of Directors has considered, among other things, (i) information relating to business assets, management, competitive position and prospects of Cafe Odyssey and Popmail, including the prospects of Cafe Odyssey if it were to continue as an independent company in the restaurant industry; (ii) the market price of the Cafe Odyssey Common Stock recently and during the past few years; (iii) the potential impact on the market price for the Cafe Odyssey Common Stock as a result of the Merger; and (iv) the going-concern value of Cafe Odyssey; (v) the terms of the Merger Agreement.

     The Cafe Odyssey Board of Directors approved the proposed transaction primarily because of the short-term and long-term value which it believes would be provided to Cafe Odyssey shareholders by the transaction, based upon the information reviewed. The Cafe Odyssey Board believes that the transaction would create short-term value in light of the public valuations placed upon companies operating in the Internet marketplace as opposed to the theme restaurant market segment. The Cafe Odyssey Board believes that the transaction would create long-term value to its shareholders as a result of refocusing the Company's strategic alternative to become an active participant in the Internet marketplace as a provider of free, affinity sponsored email, in light of the related advertising revenue that can be generated by companies with a strong Internet presence.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Board of Directors and management of Cafe Odyssey and Popmail have interests in the Merger that are different from the interests generally of shareholders of Cafe Odyssey. Such interests relate to or arise from, among other things, the terms of the Merger Agreement providing for (i) the officers and the board of directors of the Merger Sub after the Effective Time to consist of certain officers and members of the Board of Directors of Cafe Odyssey, (ii) certain employment agreements for executives of Cafe Odyssey and Popmail, and (iii) the indemnification of existing officers and directors of Popmail. Such additional interests are described below.

     Board Designations; Directors. The Merger Agreement provides that the officers and the directors of Surviving Corporation to the Merger, immediately following the Effective Time, will consist of the officers and directors of Merger Sub. In addition, Stephen D. King, the Chairman and Chief Executive Officer of Cafe Odyssey and its principal shareholder, will have an employment agreement with Cafe Odyssey in which Cafe Odyssey will agree to use its best efforts to nominate and recommend to shareholders that Mr. King be elected to the Board of Directors for as long as Mr. King is either a guarantor of any Cafe Odyssey debt or is owed any debt by Cafe Odyssey. His employment agreement will have an initial term of two years, with one-year renewal terms. James L. Anderson, the Chairman, President and a director and stockholder of Popmail, will have an agreement pursuant to which he will be Chairman of Cafe Odyssey. The agreement will have an initial five-year term with one-year renewal terms.

     Employment Agreements.

     Stephen D. King, the Chairman and Chief Executive Officer of Cafe Odyssey and its principal shareholder, will have an employment agreement providing that he will be Chief Executive Officer of the Company following the Merger. Cafe Odyssey will agree to use its best efforts to nominate and recommend to

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

shareholders that Mr. King be elected to the Board of Directors for as long as Mr. King is either a guarantor of any Cafe Odyssey debt or is owed any debt by Cafe Odyssey. The employment agreement will provide for an annual base salary of $200,000, a bonus of up to 25% of base salary and will have an initial term of two years, with one-year renewal terms. The base salary may be adjusted annually as determined by the Cafe Odyssey's Board of Directors. The employment agreement will be subject to early termination for a variety of reasons, including voluntary termination by Mr. King. Such agreement also provides that Mr. King will receive two years' base salary and bonus as severance if terminated by Cafe Odyssey for a reason other than "cause," or if Mr. King terminates his employment for "good reason," both terms as defined therein. The employment agreement will provide that Mr. King will not compete with Cafe Odyssey for one year if he resigns or is terminated for cause.

     At the Effective Time, James L. Anderson, the Chairman, President and a director and stockholder of Popmail, will have a consulting agreement with Cafe Odyssey pursuant to which he shall be paid an hourly rate of $200 for providing consulting services to Cafe Odyssey. Cafe Odyssey will agree to use its best efforts to nominate and recommend to shareholders that Mr. Anderson be elected to the Board of Directors throughout the term of the agreement, and so long as Anderson is a member of the Board, Cafe Odyssey agrees to elect Anderson as Chairman. The agreement will have an initial five-year term with one-year renewal terms, and may be terminated for a variety of reasons, including voluntary termination by Mr. Anderson. The agreement will provide that Mr. Anderson will not compete with Cafe Odyssey for one year if he resigns or is terminated for cause.

     Indemnification. All rights to indemnification and exculpation existing in favor of the present or former directors, officers, employees, fiduciaries, and agents of Popmail as provided in Popmail's charter or bylaws as in effect as of June 1, 1999, with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than the applicable statute of limitations.

NO APPRAISAL RIGHTS

     Cafe Odyssey is governed under the laws of the State of Minnesota, and, accordingly, is governed by the provisions of the Minnesota Business Corporation Act (the "MBCA"). Pursuant to the relevant sections of the MBCA, the shareholders of Cafe Odyssey are not entitled to dissent from and exercise appraisal rights in connection with the Merger.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting under the generally accepted accounting principles ("GAAP"), with Cafe Odyssey treated as the acquiror.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

TERMS OF THE MERGER

     The Merger Agreement provides that following the approval of the Merger Agreement and the Merger by the shareholders of Cafe Odyssey and the satisfaction or waiver of the other conditions to the Merger, Popmail shall be merged with and into Merger Sub, the separate existence of Popmail shall cease (except as may be continued by operation of law) and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation"). The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time and as amended in accordance with clause (iv) below, shall be the Certificate of Incorporation of the Surviving Corporation (ii) the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; (iii) the directors and officers of Merger Sub shall become the

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

directors and officers of the Surviving Corporation at and as of the Effective Time; and (iv) the Certificate of Incorporation of Merger Sub shall be amended as of the Effective Time so that the name of the Surviving Corporation shall be the name of Popmail immediately prior to the Effective Time.

EFFECTIVE TIME

     The Merger Agreement provides that as soon as practicable after each of the conditions set forth in the Merger Agreement have been satisfied or waived, Popmail and Merger Sub will file articles of merger with the Secretary of State of the State of Delaware, (the "Certificate of Merger"). The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the "Effective Time").

CONVERSION OF COMMON SHARES

     At the Effective Time, each Popmail Common Share, shall be converted into the right to receive from Cafe Odyssey each of (A) one (1) share of Cafe Odyssey's Series B Convertible Preferred Stock (the "Cafe Odyssey Preferred Shares"), and (B) a fraction of a warrant (the "Buyer Warrant") to purchase Cafe Odyssey's common stock, par value $.01 per share ("Cafe Odyssey Common Shares"), providing the economic equivalent of all options, warrants and other securities exchangeable for, or convertible into, Cafe Odyssey Common Shares, which options, warrants or other securities are outstanding on May 3, 1999 (excluding Cafe Odyssey's Redeemable Class A Warrants), such fraction having a numerator equal to 1 (one) and a denominator equal to the total number of Popmail Common Shares outstanding at the Effective Time. (The sum of (A) and (B) are be referred to herein as the "Merger Consideration.")

     At and as of the Effective Time, the holders of certificates representing Popmail Common Shares at the Effective Time (collectively, the "Popmail Stockholders") shall cease to have any rights as stockholders of Popmail, except such rights, if any, as they may have pursuant to Delaware law. Until certificates representing Popmail Common Shares are surrendered for exchange, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration.

     On June 22, 1999, (the "Closing Date"), the Board of Directors of Cafe Odyssey filed a Certificate of Designation for the Cafe Odyssey Preferred Shares with the Secretary of State of the State of Minnesota setting forth the powers, preferences, rights, qualifications, limitations and restrictions of the Cafe Odyssey Preferred Shares, and reserved for issuance a sufficient number of Cafe Odyssey Preferred Shares for the purpose of issuing such shares to Popmail Stockholders and a sufficient number of Cafe Odyssey Common Shares for the purpose of issuing such shares upon conversion of the Cafe Odyssey Preferred Shares. Such Certificate of Designation provides that the Cafe Odyssey Preferred Shares are convertible, in the aggregate, into a number of Cafe Odyssey Common Shares at a rate per Cafe Odyssey Preferred Share equal to (i) the number of Cafe Odyssey Preferred Shares outstanding immediately after the effective time of the Merger (excluding shares issued upon an exercise or conversion of any securities outstanding as of May 3, 1999, which are exchangeable for Common Stock and which are exercised after May 3, 1999, but prior to the effective time of the Merger), divided by (ii) 2,024.

     If, between the date of the Merger Agreement and the Effective Time, the outstanding number of Cafe Odyssey Preferred Shares or Cafe Odyssey Common Shares changes into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or stock dividend, the Merger Consideration shall be appropriately adjusted.

EXCHANGE OF POPMAIL COMMON SHARES

     After the Effective Time, each Popmail Stockholder shall be entitled, upon surrender of a certificate or certificates which immediately prior to the Effective Time represented outstanding Popmail Common Shares (the
"Certificates") to receive the Merger Consideration from Cafe Odyssey through such reasonable procedures as Cafe Odyssey may adopt.

     At the Closing, each Popmail Stockholder deposited with the Escrow Agent (as defined below) each Certificate for outstanding Popmail Common Shares, and Cafe Odyssey delivered to the Escrow Agent that number of Cafe Odyssey Preferred Shares to which the holder thereof would otherwise be entitled for deposit into the Escrow Account. Upon deposit of the Certificate with the Escrow Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a pro rata portion of the Merger Consideration to be deposited with the Escrow Agent, including a certificate representing that number of Cafe Odyssey Preferred Shares into which Popmail Common Shares represented by the Certificate so surrendered shall be converted by the Merger.

     All Merger Consideration issued upon the surrender for exchange of Popmail Common Shares shall be deemed to have been issued in full satisfaction of all rights pertaining to such Popmail Common Shares.

CLOSING INTO ESCROW; THE ESCROW ACCOUNT

     On June 22, 1999, a closing into escrow (the "Closing," or the "Closing Date") occurred and the following property was placed in an escrow account (the "Escrow Account") (i) the executed Certificate of Merger; (ii) certificates representing each Popmail Stockholder's pro rata portion of the aggregate number of Cafe Odyssey Preferred Shares issuable; (iii) the Buyer Warrant; and (iv) Popmail Common Shares held by Popmail Stockholders, together with stock powers executed in blank, an executed Letter of Transmittal and executed Subscription Agreements.

     Prior to the Effective Time, the Cafe Odyssey Preferred Shares shall not be deemed to be issued and outstanding, but shall be held in escrow pending the Effective Time. At the Effective Time, each Popmail Stockholder shall become a shareholder of Cafe Odyssey with respect to such Popmail Stockholder's pro rata portion of the Cafe Odyssey Preferred Shares and shall have all of the rights of a shareholder with respect to all such Shares, including the right to vote such Cafe Odyssey Preferred Shares and to receive all dividends and other distributions paid with respect thereto; provided, however, that until the Effective Time, neither any Popmail Stockholder, Cafe Odyssey, nor any other person may sell, transfer, pledge, hypothecate or otherwise encumber any escrowed Cafe Odyssey Preferred Shares, Popmail Common Shares or any other escrowed security. At the Effective Time, Popmail Common Shares then outstanding shall be deemed canceled.

     Upon satisfaction of all of the following: (i) Cafe Odyssey's payment into the Escrow Account an amount of money (the "LegacyMaker Funds") necessary to pay all of Popmail's secured indebtedness to LegacyMaker, Inc. (the "LegacyMaker Note"); (ii) the sale price of a Cafe Odyssey Common Share at the close of business on the last business day preceding the Effective Time shall then be at least $2.50 as quoted on Nasdaq; (iii) Cafe Odyssey's shareholders shall have approved the Merger; and (iv) if applicable, Cafe Odyssey shall have paid in full the Liquidated Damages and any Extension Payments then payable pursuant to
Section 7.01(b) of the Merger Agreement; then all of the escrowed Cafe Odyssey Preferred Shares and the Buyer Warrant will be released to Popmail Stockholders, all of Popmail Common Shares, Subscription Agreements, Letters of Transmittal and executed stock powers will be released to Cafe Odyssey, the Escrow Agent will file, or cause to be filed, the executed Certificate of Merger with the Secretary of State of the State of Delaware, and Cafe Odyssey will issue as additional Merger Consideration one (1) Cafe Odyssey Preferred Share for each Popmail Common Share issued by Popmail after the Closing but prior to the Effective Time to the holder of record of each such Cafe Odyssey Common Share as of the Effective Time.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties relating to, among other things: (a) the incorporation and corporate power of Cafe Odyssey and Popmail, (b) the valid execution and delivery; and the binding nature of the Merger Agreement with respect to Cafe Odyssey and Popmail,
(c) the absence of certain conflicts with, violation of or defaults under, the organization documents and certain other documents of Cafe Odyssey or Popmail;
(d) the adequacy of Cafe Odyssey's access to information to assess the value of Popmail and its strategic fit with Cafe Odyssey, (e) the absence of any requirement on the part of Popmail or Cafe Odyssey to submit any notices or other filings with any governmental authority in connection with the consummation of the transactions contemplated by the Merger

Agreement; (f) the capital structure of Popmail and Cafe Odyssey (g) the absence of ownership of any stock, or other ownership interest issued by any other corporation by Cafe Odyssey or Popmail, (h) the accuracy of the financial statements of Cafe Odyssey and Popmail, (i) the absence of undisclosed material liabilities of Cafe Odyssey or Popmail, (j) the absence of material adverse changes, since December 31, 1998, in, the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of Popmail or Cafe Odyssey, (k) certain matters with respect to the legal title to certain properties owned by Cafe Odyssey or Popmail, (l) the timely and accurate filing of tax returns by Popmail and Cafe Odyssey, (m) the validity and existence of certain material contract of Popmail and Cafe Odyssey,
(n) the existence and validity of certain intellectual property rights of Popmail and Cafe Odyssey, (o) the absence of certain pending or threatened litigation at Cafe Odyssey or Popmail, (p) the status of certain employees and related employee matters at Cafe Odyssey and Popmail, (q) certain employee benefit plan matters applicable to Cafe Odyssey or Popmail, (r) the status of and validity of certain insurance policies at Cafe Odyssey and Popmail, (s) the existence or nonexistence of certain transactions with affiliates of Cafe Odyssey or Popmail, (t) Cafe Odyssey's and Popmail's respective compliance with laws, regulations and other requirements which materially affect the business of Cafe Odyssey or Popmail and the possession of requisite licenses, permits and certificates, for the conduct of Cafe Odyssey's and Popmail's business, (u) the expected tax free status of the Merger, (v) the nonexistence of brokers, finders or financial advisors who might claim a right to payment for services rendered in connection with the Merger, (w) the validity of the Cafe Odyssey Preferred Shares, Common Shares and the Buyer Warrant to be issued in the Merger and (x) that Cafe Odyssey has retained an investor relations firm with substantial Internet experience.

CERTAIN COVENANTS

     The Merger Agreement also contains various customary covenants, including covenants of each of Cafe Odyssey and Popmail that, during the period of June 1, 1999, until the Effective Time, otherwise consented to by in writing, by the other party, shall: (i) conducted their respective businesses in the ordinary course, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and past custom and practice; (ii) not issue or sell any additional shares of its capital stock, except as consideration for acquisitions by Popmail prior to the Effective Time, or with Cafe Odyssey's consent; (iii) not, directly or indirectly, do or permit to occur any of the following: (a) issue or sell any options, warrants, conversion privileges or rights of any kind to acquire any shares of any of its capital stock; (b) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (c) amend or propose to amend its Certificate or Articles of Incorporation or Bylaws; (d) split, combine or reclassify any outstanding Common Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to Popmail Common Shares; (e) redeem, purchase or acquire or offer to acquire any Common Shares or other securities; (f) incur any indebtedness for borrowed money or issue any debt securities except, in the case of Popmail, the borrowing of working capital from LegacyMaker in amounts not to exceed $99,000 per month; or
(g) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the foregoing matters; (iv) not, directly or indirectly, (a) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases (except for increases in the ordinary course of business, consistent with past practice), severance or termination pay to, any officers or directors or consultants; or (b) in the case of employees, officers or consultants, take any action with respect to the grant of any bonuses, salary increases (except for increases in the ordinary course of business, consistent with past practice), severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof; (v) not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director; (vi) not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect; (vii) (a) use its best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Popmail;
(b) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in the Merger Agreement untrue at the Closing; (c) notify the other party of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such complaint, investigation or hearing would be material, individually or in the aggregate, to the business, prospects, operations or financial condition of such party or its ability to consummate the transactions contemplated by the Merger Agreement; and
(d) promptly notify the other party in writing if it shall discover that any representation or warranty made in the Merger Agreement was when made, or has subsequently become, untrue in any respect; (viii) (a) file any tax returns, elections or information statements with respect to any liabilities for Taxes or other matters relating to Taxes which pursuant to applicable law must be filed prior to the Effective Time; (b) promptly upon filing provide copies of any such tax returns, elections or information statements to the other party; (c) make any such tax elections only upon prior consultation with and consent of the other party; and (d) not amend any tax return except after prior consultation with and the consent of the other party; and (ix) Popmail shall not permit the amount of principal owing under the LegacyMaker Note to increase by more than $99,000 per month or the interest rate charged on any such increase to exceed 8% per annum.

     Popmail also agreed with Cafe Odyssey that it shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, Popmail or other similar transaction or business combination involving Popmail, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Popmail agreed to promptly notify Cafe Odyssey if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and promptly provide Cafe Odyssey with such information regarding such proposal, offer, inquiry or contact as Cafe Odyssey may request. Notwithstanding the foregoing, nothing contained in the Merger Agreement restricts the ability of Popmail to enter into any acquisition transaction otherwise permitted by the Merger Agreement (including, without limitation, a merger) in which Popmail is the acquiring party or surviving corporation.

     Cafe Odyssey also agreed with Popmail: (i) to take all reasonable steps to raise the funds necessary to permit the Surviving Corporation to pay off the LegacyMaker Note and all outstanding indebtedness of Popmail (ii) that not later than the Effective Time, it will pay, or cause or be paid, any amounts due to LegacyMaker under the LegacyMaker Note; (iii) to take all reasonable steps necessary to maintain Nasdaq listing of the Cafe Odyssey Common Shares on the Nasdaq SmallCap Market; (iv) to use its best efforts to publicize the Merger and promote its Internet-related business strategy; (v) to file a registration statement on Form S-3 (the "Registration Statement") to register the resale of the Cafe Odyssey Common Shares issuable upon conversion of the Cafe Odyssey Preferred Shares under the Securities Act of 1933 and the blue sky laws of such states as are reasonably selected by Popmail Stockholders, to use its best efforts to have the Registration Statement declared effective by the Securities and Exchange Commission and any such state as soon as practicable and to keep the Registration Statement effective and current until the earlier to occur of
(a) the date all such Cafe Odyssey Common Shares are sold or (b) the date all such Cafe Odyssey Common Shares may be sold under Rule 144 under the Securities Act, and in connection with such registration, to bear all expenses and fees incurred in connection with the preparation, filing, and amendment of the Registration Statement with the Commission and any state reasonably selected by Popmail Stockholders; (vi) to take no action that would jeopardize the characterization of the merger as a reorganization within the meaning of Section 368 of the Code; (vii) to provide those employees of Popmail covered by the benefit plans of Popmail with the same benefits in respect of future service that accrue in respect of future services to the employees of the Cafe Odyssey who are employed in comparable positions, and to credit such employees for their service with Popmail for purposes of eligibility, benefit entitlement and vesting in the benefit plans provided by Cafe Odyssey and if permitted under Cafe Odyssey's benefit plans, those employees' benefits under Cafe Odyssey's medical plans shall not be subject to exclusions for any pre-existing conditions, and credit shall be received for any deductibles or out-of-pocket amounts previously paid during the current plan year; (viii) to continue in full force and effect for a period of not less than the applicable statute of limitations all rights to indemnification and exculpation existing in favor of the present or former directors, officers, employees, fiduciaries, and agents of Popmail as provided in Popmail's charter or bylaws; and (ix) to cause Merger Sub to comply with all its obligations under the Merger Agreement and, subject to the terms and conditions thereof, to consummate the Merger.

CONDITIONS

     The obligation of Cafe Odyssey to consummate the Merger is subject to the satisfaction or waiver of certain conditions, all of which have been satisfied or waived, including that: (a) the representations and warranties of Popmail were true and correct at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of the Merger Agreement; (b) Popmail shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under the Merger Agreement prior to the Closing;(c) each Popmail Stockholder entitled to vote on the matter shall have approved the transactions; (d) Popmail shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated by the Merger Agreement not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Popmail's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Popmail or any license, franchise or permit of or affecting Popmail, except where any failure to do so could not reasonably be expected to have a material adverse effect on Popmail;(e) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated by the Merger Agreement will have been duly made and obtained; (f) there shall not be certain threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, (g) there shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by the Merger Agreement by any federal or state court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to immediately above; (h) each Popmail Stockholder shall have signed a lock-up agreement preventing it, him or her from selling any Cafe Odyssey Common Shares or securities convertible into or exercisable for Cafe Odyssey Common Shares between June 1, 1999 and the Effective Time and preventing him thereafter from selling more than 25% in the aggregate of the Cafe Odyssey Preferred Shares received by it, him or her as a part of the Merger Consideration, or more than 25% in the aggregate of the Cafe Odyssey Common Shares issuable upon conversion of such Cafe Odyssey Preferred Shares, for one year after the Effective Time and providing further that any Cafe Odyssey Common Shares sold by any such person shall be shares that are obtained by such person after the Effective Time upon the exercise of options or warrants of Popmail;
(i) the Cafe Odyssey shall have received from counsel for Popmail a written legal opinion; (j) the Cafe Odyssey shall have received the agreement of LegacyMaker to indemnify and hold the Cafe Odyssey harmless from and against any and all losses or liabilities from and after the Effective Time through the expiration of any relevant statute of limitations and related to or arising out of any breach by Popmail of its representations, warranties or covenants, to be executed and delivered into escrow at Closing by LegacyMaker (the "LegacyMaker Indemnification Agreement"); (k) On the Closing Date, Popmail shall have delivered to Cafe Odyssey certain customary closing documents.

     The obligation of Popmail to consummate the Merger is subject to the satisfaction or waiver of certain conditions, including that: (a) The representations and warranties of the Cafe Odyssey are true and correct at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of the Merger Agreement throughout such representations and warranties; (b) the Cafe Odyssey shall have performed in all material respects all the covenants and agreements required to be performed and complied with by it under the Merger Agreement prior to the Closing; (c) Popmail shall have obtained the approval of its Board of Directors and the unanimous approval of its stockholders of the transactions contemplated by the Merger Agreement; (d) all material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained; (e) There shall not be certain threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency; (g) there shall have been no damage, destruction or loss of or to any property or properties owned or used by Cafe Odyssey, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on Cafe Odyssey; (h) each of Stephen D. King ("King"), Ronald K. Fuller and Jerry L. Ruyan shall have signed a lock-up agreement preventing him from selling any Cafe Odyssey Common Shares or securities convertible into or exercisable for Cafe Odyssey Common Shares between June 1, 1999, and the Effective Time and preventing him thereafter from selling more than 25% in the aggregate on a fully diluted basis of his Cafe Odyssey Common Shares for one year after June 1, 1999, and providing further that any Cafe Odyssey Common Shares sold by any such person during such one-year period shall be shares that are obtained by such person after the Effective Time upon the exercise of options or warrants of Cafe Odyssey; (i) Popmail shall have received the individual agreement of King to indemnify and hold Popmail harmless from and against any and all losses or liabilities from and after the Effective Time through the expiration of any relevant statute of limitations and related to or arising out of any breach by Cafe Odyssey of its representations, warranties or covenants, and such other matters agreed upon by Popmail and King; (j) Messrs. King, Fuller and Ruyan shall have executed and delivered an irrevocable voting proxy, in favor of such person as the Attorney-in-Fact (defined below) shall designate, with respect to all of their respective Cafe Odyssey Common Shares;
(k) King shall have executed and delivered an Employment and Non-competition Agreement with the Cafe Odyssey and James L. Anderson shall have entered into a Consulting Agreement with the Cafe Odyssey; (l) Popmail shall have received from counsel for Cafe Odyssey a written opinion, dated as of the Closing Date, addressed to Popmail; (m) Popmail Stockholders shall have received, at Cafe Odyssey's expense, from Thompson & Knight, P.C., a written opinion, dated as of the Closing Date, addressed to Popmail and Popmail Stockholders as to certain federal income tax consequences of the Merger; and (n) On the Closing Date, Cafe Odyssey will have delivered to Popmail certain customary closing documents;.

TERMINATION AND REMEDIES

     The Merger Agreement may be terminated by Cafe Odyssey if, between the Closing Date and the Effective Time, Popmail (without the prior approval of Cafe Odyssey) acquires another company or Popmail Stockholders exchange Popmail Common Shares for securities of another entity and Cafe Odyssey, acting in good faith, does not approve of such acquisition or exchange.

     Except as otherwise provided in the Merger Agreement, the Merger Agreement will automatically terminate if the Effective Time has not occurred on or before August 30, 1999 (the "Expiration Date"), subject to Cafe Odyssey's right to extend the Expiration Date. If the Effective Time has not occurred by the initial Expiration Date, the Cafe Odyssey shall on the day immediately following the Expiration Date pay to LegacyMaker liquidated damages of $100,000 cash (the "Liquidated Damages"). The Liquidated Damages shall be paid regardless of whether Cafe Odyssey extends the Expiration Date. Cafe Odyssey shall have the option to extend the Expiration Date for up to three consecutive 30-day periods (each an "Extension Period"), the first to commence on the day immediately following the initial Expiration Date and second and third Extension Periods to commence upon the expiration of the preceding Extension Period. During any Extension Period the Merger Agreement shall remain in effect. Cafe Odyssey's right to extend the Expiration Date is exercisable by Cafe Odyssey by payment to LegacyMaker of $100,000 in cash no later than the first day of each such Extension Period (each, an "Extension Payment"). The Extension Payment(s) shall be in addition to, and not in lieu of, the payment of the Liquidated Damages. Popmail may terminate the Merger Agreement at any time prior to the Effective Time (including during any Extension Period) if Cafe Odyssey loses the Nasdaq SmallCap listing of the Cafe Odyssey Common Shares. In the event of such termination, the Liquidated Damages shall immediately become due and payable to LegacyMaker if not previously paid. Furthermore, any Extension Payment previously paid to LegacyMaker shall be retained by LegacyMaker as additional liquidated damages and not as a penalty.

     In the event of termination of the Merger Agreement by either Cafe Odyssey or Popmail, the Merger Agreement shall become void and, except as provided in the Merger Agreement, there shall be no liability on the part of either Cafe Odyssey or Popmail or their respective shareholders and stockholders, officers, or directors except with respect to willful breaches of the Merger Agreement prior to the time of such termination.

ADDITIONAL AGREEMENTS

     The Letter of Transmittal provides for the appointment by each Popmail Stockholder of James L. Anderson as his, her or its agent and attorney-in-fact (the "Attorney-in-Fact"), to take all action required or permitted under the Escrow Agreement with respect to the interests and rights of such Popmail Stockholder. Cafe Odyssey may, for all purposes of the Merger Agreement, assume and treat every notice or other action directed to or performed by the Attorney-in-Fact as if such notice or other action has been directed to or performed by each Popmail Stockholder.

     As of the Effective Time, James L. Anderson shall be elected the Chairman of the Board, and King the Chief Executive Officer, of Cafe Odyssey.

     If Cafe Odyssey issues any options, warrants or other securities exchangeable for, or convertible into, Cafe Odyssey Common Shares after May 3, 1999 and prior to the Effective Time, then upon payment by LegacyMaker to Cafe Odyssey of the same consideration paid to Cafe Odyssey by the recipient(s) of such options, warrants or other securities, Cafe Odyssey agrees to issue at the Effective Time securities, with substantially identical material terms and in the same aggregate amount to LegacyMaker.

     Within three business days after the execution of the Merger Agreement, Cafe Odyssey paid to Popmail $150,000 in cash. In the event that the Merger is not consummated, for whatever reason, then this payment shall be retained by Popmail as compensation to Popmail for the expenditures made by it in anticipation of combining its operations with the operations of Cafe Odyssey. This payment shall not reduce or offset the Liquidated Damages or Extension Payments (if payable) otherwise due to LegacyMaker under the Merger Agreement. If the Merger is consummated, then this amount shall be retained by the Surviving Corporation and shall be deemed to be a capital contribution by Cafe Odyssey to the Surviving Corporation.

SURVIVAL; INDEMNIFICATION

     The Merger Agreement provides for certain rights of indemnification available to either Cafe Odyssey or Popmail as a result of (i) any and all losses, damages or deficiencies (whether as a result of a direct claim or a third party claim) resulting from any and all breaches of representations, warranties, covenants or other terms of the Merger Agreement or in any certification, list, document or exhibit delivered under or in connection with the Merger Agreement or the transactions contemplated therein; (ii) all costs, damages, liabilities, obligations and reasonable expenses related to or arising out of Cafe Odyssey's operation of the Surviving Corporation on or after the Effective Time; and (iii) all costs and expenses incident to any and all actions, suits, proceedings, claims, demands, assessments or judgments in respect of sections (i) and (ii) above, regardless of the merit thereof, including reasonable legal and accounting fees and expenses.

     Notwithstanding any investigation made by or on behalf of any of the parties to the Merger Agreement, and notwithstanding the participation of such party in the Closing, the representations and warranties contained in the Merger Agreement shall survive the Closing for a period of two (2) years following the Closing Date, except with respect to claims specifically raised by the aggrieved party or parties in one or more written notices given to the allegedly offending party or parties prior to the second anniversary of the Closing Date, and such claims may continue to be asserted by the aggrieved party or parties after that date, provided that claims based upon any alleged breach of certain representations may be brought at any time on or prior to the expiration of any relevant statute of limitations governing the underlying claim.

     Neither LegacyMaker on the one hand, nor Cafe Odyssey or King on the other hand, shall have any indemnification obligation under the Merger Agreement, the LegacyMaker Indemnification Agreement or the King Indemnification Agreement, as the case may be, unless and until the aggregate amount of all losses, damages, costs, expenses and deficiencies incurred by the aggrieved party or like situated parties reaches $100,000 (the "Threshold Amount"), at which time the offending party or parties shall be liable in full for all losses, damages, costs, expenses and deficiencies in excess of the Threshold Amount.

     The amount of any liabilities for which an indemnitor may be liable under the Merger Agreement, the LegacyMaker Indemnification Agreement or the King Indemnification Agreement shall be calculated net of any Tax Benefit inuring to the indemnitee on account of such liabilities. "Tax Benefit" means any refund of taxes paid or reduction in the amount of taxes which would otherwise be paid currently or in the future, in each case computed assuming that income taxes are paid at the highest United States federal marginal rate applicable to the indemnitee. The indemnitee will not be entitled to any recovery from the indemnitor for any liabilities to the extent of the amount of insurance proceeds actually paid to the indemnitee with respect to such liabilities.

MISCELLANEOUS

     Except as otherwise expressly provided for in the Merger Agreement, each of Popmail and Cafe Odyssey will pay all of its own expenses (including attorneys' and accountants' fees) in connection with the negotiation of the Merger Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by the Merger Agreement (whether consummated or not).

     The Merger Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced.

     The Merger Agreement and all of the provisions thereof will be binding upon and inure to the benefit of the parties thereto and their respective successors and permitted assigns, except that neither the Merger Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto, except that Cafe Odyssey may assign any and all rights it has under the Merger Agreement or any Related Agreement to a wholly owned subsidiary of Cafe Odyssey without the consent of any other party.

                                OTHER AGREEMENTS

CERTAIN OTHER AGREEMENTS

     Escrow Agreement. On June 22, 1999, the following property was placed in an escrow account pursuant to the terms of the Merger Agreement and the Escrow Agreement dated June 22, 1999 by and among Cafe Odyssey, Popmail, the Popmail stockholders, Merger Sub and the Escrow Agent: (i) a Certificate of Merger executed by Cafe Odyssey, Popmail and Merger Sub, (ii) certificates representing a total of 2,024 shares of Cafe Odyssey Preferred Shares in the names of the Popmail stockholders, (iii) the Buyer Warrant, and (iv) the shares of common stock of Popmail held by the Popmail stockholders, together with stock powers executed in blank, a Letter of Transmittal executed by the Popmail stockholders, and a Subscription Agreement executed by the Popmail stockholders. Before the Effective Time, either Cafe Odyssey or Merger Sub must place sufficient funds in the escrow account to repay the LegacyMaker Note in full.

     At the Effective Time, the Escrow Agent will (i) release the escrowed Cafe Odyssey Preferred Shares and the Buyer Warrant to the Popmail stockholders, (ii) release the Popmail Common Shares (which will be deemed canceled at the Effective Time), the Subscription Documents, the Letter of Transmittal and the executed stock powers to Cafe Odyssey, (iii) file the executed Certificate of Merger with the Secretary of State of Delaware, and (iv) deliver cash to LegacyMaker for repayment of the LegacyMaker Note.

     King Indemnification Agreement. Stephen D. King executed an Indemnification Agreement, to become effective as of the Effective Time of the Merger, in which he agreed to indemnify Popmail and each of its officers, directors, employees, affiliates and stockholders for any and all losses resulting from any claim brought by a shareholder of Cafe Odyssey relating to the negotiation, approval or consummation of the Merger Agreement.

     LegacyMaker Indemnification Agreement. LegacyMaker. executed an Indemnification Agreement, to become effective as of the Effective Time of the Merger, in which it agreed to indemnify Cafe Odyssey and each of its officers, directors, employees, affiliates and shareholders for any losses resulting from any breaches of representations or warranties made by Popmail in the Merger Agreement or from any claim brought by a stockholder of Popmail relating to the negotiation, approval or consummation of the Merger Agreement. LegacyMaker also agreed, for so long as any of such representations and warranties survive, that it will not take any action for the purpose of avoiding, or which could reasonably be expected to render it incapable of meeting, its obligations to satisfy claims, if any, for indemnification.

                            SELECTED FINANCIAL DATA

CAFE ODYSSEY

     The balance sheet of Cafe Odyssey as of January 3, 1999, and the statements of income, cash flows and changes in stockholders' equity for the fiscals years ended January 3, 1999, and December 28, 1997, each of which is set forth below, have been derived from the audited financial statements of Cafe Odyssey. The balance sheet of Cafe Odyssey as of April 4, 1999, and the income statements and statements of cash flows for the quarters ended April 4, 1999 and March 29, 1998, each of which is set forth below, have been derived from the unaudited financial statements of Cafe Odyssey.

                               CAFE ODYSSEY, INC.

                                 BALANCE SHEETS

                                                      JANUARY 3, 1999   DECEMBER 28, 1997   APRIL 4, 1999
                                                      ---------------   -----------------   -------------
                                                                                             (UNAUDITED)
                                                 ASSETS
Cash and cash equivalents...........................    $   106,247        $ 9,222,174       $   657,750
Total Current Assets................................    $   719,953        $ 9,513,983       $ 2,654,132
Total Assets........................................    $12,939,988        $14,840,051       $18,533,029
                                  LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities...........................    $ 4,590,011        $ 1,421,247       $ 9,325,784
Long-term Debt, less Current Portion................    $   755,878        $   852,165       $   729,743
Total liabilities...................................    $ 7,101,741        $ 2,423,412       $13,841,848
Total shareholders' equity..........................    $ 5,838,247        $12,416,639       $ 4,691,181

                               CAFE ODYSSEY, INC.

                            STATEMENTS OF OPERATIONS

                                                     YEARS ENDED                    THIRTEEN WEEKS ENDED
                                         -----------------------------------   ------------------------------
                                         JANUARY 3, 1999   DECEMBER 28, 1997   APRIL 4, 1999   MARCH 29, 1998
                                         ---------------   -----------------   -------------   --------------
Net Sales..............................    $ 6,932,891        $ 3,546,695       $ 2,332,632     $   804,319
Total Costs & Expenses.................    $13,689,847        $ 7,436,895       $ 3,634,237     $ 1,895,311
Loss From Operations...................    $(6,756,956)       $(3,890,200)      $(1,301,605)    $(1,090,992)
NET LOSS...............................    $(6,706,582)       $(3,974,576)      $(1,443,616)    $(1,000,137)
Basic & Diluted Net Loss per Share.....    $     (0.84)       $     (0.76)      $     (0.18)    $     (0.13)

                               CAFE ODYSSEY, INC.

                            STATEMENTS OF CASH FLOW

                                                     YEARS ENDED                    THIRTEEN WEEKS ENDED
                                         -----------------------------------   ------------------------------
                                         JANUARY 3, 1999   DECEMBER 29, 1997   APRIL 4, 1999   MARCH 29, 1998
                                         ---------------   -----------------   -------------   --------------
Net Operating Loss.....................    $(6,706,582)       $(3,974,576)      $(1,443,616)    $(1,000,137)
Net cash used in operating
  activities...........................    $(3,241,549)       $(3,769,797)      $ 1,217,260     $(1,445,865)
Purchase of property & equipment,
  net..................................    $(9,369,574)       $(1,653,644)      $(3,913,467)    $(2,685,688)
Net cash provided by financing
  activities...........................    $ 3,495,196        $11,938,054       $ 3,247,710     $  (217,355)
INCREASE(DECREASE) IN CASH & CASH
  EQUIVALENTS..........................    $(9,115,927)       $ 6,514,613       $   551,503     $(4,348,908)

                               CAFE ODYSSEY, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                   COMMON STOCK
                                 --------------------------------------------------------------------------------
                                                          ADDITIONAL
                                                            PAID-IN     COMMON STOCK   ACCUMULATED
                                  SHARES       AMOUNT       CAPITAL      SUBSCRIBED      DEFICIT         TOTAL
                                 ---------   ----------   -----------   ------------   ------------   -----------
BALANCE 12/29/96...............  3,945,000   $39,545.00   $ 5,013,126           --     $ (3,441,736)  $ 1,610,844
Initial public offering, net of
  offering costs...............  2,600,000   $26,000.00   $11,201,967           --               --   $11,227,967
Sale of common stock pursuant
  to private placements........  1,447,489   $14,475.00   $ 3,916,029    $(690,000)              --   $ 3,240,504
Issuance of shares in lieu of
  compensation.................      7,300   $    73.00   $    21,827           --               --   $    21,900
Cash received on stock
  subscribed...................         --           --            --    $ 290,000               --   $   290,000
Net loss.......................         --           --            --           --     $ (3,974,576)  $(3,974,576)

BALANCE 12/28/97...............  8,000,189   $80,002.00   $20,152,949    $(400,000)    $ (7,416,312)  $12,416,639
Issuance of warrants to
  guarantors...................         --           --   $   128,490           --               --   $   128,490
Cancellation of share grant....       (100)  $    (1.00)  $      (299)          --                -   $      (300)
Net Loss.......................         --           --            --           --     $ (6,706,582)  $(6,706,582)
BALANCE 1/3/99.................  8,000,089   $80,001.00   $20,281,140    $(400,000)    $(14,122,894)  $ 5,838,247

                               POPMAIL.COM, INC.

                                 BALANCE SHEETS

                                               DECEMBER 31, 1998    DECEMBER 31, 1997    APRIL 30, 1999
                                               -----------------    -----------------    --------------
                                                                                          (UNAUDITED)
ASSETS
Cash.........................................     $    25,253                 --          $   337,266
Total Current Assets.........................     $    49,184           $  1,000          $   374,853
Total Property and Equipment.................     $   960,489           $346,916          $   960,094
Total Other Assets...........................     $    42,134           $ 59,089          $    90,798
Total Assets.................................     $   919,827           $406,231          $ 1,244,149

LIABILITIES AND STOCKHOLDERS' EQUITY
Note Payable.................................     $ 3,154,259           $554,087          $ 4,243,576
Total current liabilities....................     $ 3,554,569           $554,087          $ 4,358,752
Retained Deficit.............................     $(2,636,742)          $147,856          $(3,114,603)

                               POPMAIL.COM, INC.

                              STATEMENTS OF INCOME

                                                                           PERIOD
                                                                            FROM
                                                          1 MONTH        INCEPTION       4 MONTHS
                                         YEAR ENDED        ENDED          THROUGH*         ENDED
                                        DECEMBER 31,    DECEMBER 31,    DECEMBER 31,     APRIL 30,
                                            1998            1997            1998           1998
                                        ------------    ------------    ------------    -----------
Revenues..............................  $    49,235             --      $    49,235     $    10,077
Total Expense.........................  $ 2,331,809      $ 148,856      $ 2,480,665     $   634,097
Operating Loss........................  $(2,282,574)     $(148,856)     $(2,431,430)    $  (624,020)
Net Loss..............................  $(2,444,478)     $(148,856)     $(2,593,334)    $(1,328,861)
Loss per Share........................  $  1,923.27      $  148.86               --              --

---------------
* Popmail's inception was December 2, 1997

                               POPMAIL.COM, INC.

                            STATEMENTS OF CASH FLOW

                                                                                         PERIOD FROM
                                               YEAR ENDED          1 MONTH ENDED          INCEPTION
                                            DECEMBER 31, 1998    DECEMBER 31, 1997    DECEMBER 31, 1997
                                            -----------------    -----------------    -----------------
Loss (net)................................     $(2,444,478)          $(148,856)          $(2,593,334)
Net cash used by operating activities.....     $(1,961,346)          $(207,171)          $(2,168,517)
Net cash used by investing activities.....     $  (613,573)          $(346,916)          $  (960,489)
Net cash provided by financing
  activities..............................     $ 2,600,172           $ 554,087           $ 3,154,259
Net Increase in Cash......................     $    25,253                  --           $    25,253

                               POPMAIL.COM, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE PERIOD FROM DECEMBER 2, 1997 (INCEPTION)
                           THROUGH DECEMBER 31, 1998

                              COMMON A          COMMON B
                           ---------------   ---------------   ADDITIONAL
                           SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL       DEFICIT         TOTAL
                           ------   ------   ------   ------   ----------   -----------    -----------
BALANCE 12/2/97..........    --      --         --      --           --              --             --
Stock Issue..............    10      --        990     $10       $  990              --    $     1,000
Net (loss)...............                                                   $  (148,856)   $  (148,856)
BALANCE 12/31/97.........    10      --        990     $10       $  990     $  (148,856)   $  (147,856)
Stock Issue..............                    1,000     $10       $  990                    $     1,000
Distribution.............                                                   $   (43,408)   $   (43,408)
Net (loss)...............                                                   $(2,444,478)   $(2,444,478)
BALANCE 12/31/98.........    10              1,990     $20       $1,980     $(2,636,742)   $(2,634,742)

                    PRO FORMA UNAUDITED FINANCIAL STATEMENTS

     The following pro forma unaudited financial information consists of Pro Forma Unaudited Statements of Operations of Cafe Odyssey for the year ended January 3, 1999 and for the thirteen weeks ended April 4, 1999 and a Pro Forma Unaudited Balance Sheet of Cafe Odyssey as of April 4, 1999. The Pro Forma Unaudited Statements of Operations give effect to the Merger as if it had occurred on December 29, 1997. The Pro Forma Unaudited Balance Sheet gives effect to the Merger as if it had occurred on April 4, 1999.

     The Pro Forma Unaudited Financial Statements give effect to certain adjustments, including: (1) the issuance of 8,280,102 shares of Cafe Odyssey Preferred Shares; (2) the issuance of the Buyer Warrant; (3) and goodwill created by the acquisition and related amortization expense.

                               CAFE ODYSSEY, INC.

                  PRO FORMA BALANCE SHEET AS OF APRIL 4, 1999

                                                                            PRO FORMA       PRO FORMA
                                                                              MERGER         FOR THE
                                              CAFE ODYSSEY   POPMAIL.COM   ADJUSTMENTS        MERGER
                                              ------------   -----------   ------------    ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................  $    657,750   $    66,680      4,062,360(3) $    724,430
                                                                             (4,062,360)(3)
  Landlord allowance receivable.............       962,500                                      962,500
  Accounts receivable.......................                      10,978                         10,978
  Inventories...............................       202,981                                      202,981
  Other current assets......................       830,901        15,159                        846,060
         Total current assets...............     2,654,132        92,817              0       2,746,949
PROPERTY AND EQUIPMENT, NET.................    15,354,847       781,663                     16,136,510
OTHER ASSETS................................       524,050        38,172                        562,222
GOODWILL....................................                                 26,187,225(1)   29,420,886
                                                                              3,233,661(2)
         Total Assets.......................  $ 18,533,029   $   912,652   $ 29,420,886    $ 48,866,567

                            LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Short-term notes payable..................  $  1,324,007                 $          0    $  1,324,007
  Accounts payable..........................     3,916,273        82,558                      3,998,831
  Advances payable to principal
    shareholder.............................       150,000                                      150,000
  Convertible promissory notes payable......       150,000                                      150,000
  Note payable-Legacy Maker.................             0     4,062,360     (4,062,360)(3)            0
  Current portion of long-term debt.........     3,000,000                    4,062,360(3)    7,062,360
  Accrued expenses..........................       785,507         1,395                        786,902
         Total current liabilities..........     9,325,787     4,146,313              0      13,472,100
DEFERRED RENT...............................     3,786,318                                    3,786,318
LONG-TERM DEBT, less current portion........       729,743                                      729,743
         Total liabilities..................    13,841,848     4,146,313              0      17,988,161
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT):
  Common stock..............................        82,801            20         82,801(1)
                                                                                    (20)(2)      165,602
  Additional paid-in capital................    20,574,890         1,980     26,104,424(1)   46,679,314
                                                                                 (1,980)(2)
  Less: common stock subscribed.............      (400,000)                                    (400,000)
  Accumulated deficit.......................   (15,566,510)   (3,235,661)     3,235,661     (15,566,510)
         Total shareholders' equity
           (deficit)........................     4,691,181    (3,233,661)    29,420,886      30,878,406
                                              $ 18,533,029   $   912,652   $ 29,420,886    $ 48,866,567

                        NOTES TO PRO FORMA BALANCE SHEET
                              AS OF APRIL 4, 1999

     (1) Reflects the issuance of additional shares and warrant and transaction expenses to effect the Merger as follows:

                                                       SERIES B
                                                   PREFERRED SHARES    WARRANT     TOTAL
                                                   ----------------    -------    --------
Cafe Odyssey Preferred shares and
  warrant to be issued...........................     (a) 8,280,102
Price per share..................................      (b)    $2.75    $  0.62
          Total..................................      $ 22,770,280
  Plus transaction expenses......................                                 $425,000

     (2) Reflects the elimination of the stockholders' deficit of Popmail.com. The increase in goodwill is a result of cost exceeding the identifiable assets acquired of Popmail. The final allocation of the purchase price will be determined upon consummation of the merger or shortly thereafter. The following table represents the specific amounts included in stockholders' deficit for Popmail that would be eliminated assuming the Merger is consummated:

                                                           POPMAIL.COM
                                                           -----------
Goodwill.................................................  $3,233,661
Common stock.............................................          20
Additional paid-in capital...............................       1,980
Accumulated deficit......................................   3,235,661

        (a) The shares used were the outstanding common shares of Cafe Odyssey on April 4, 1999.

        (b) The price per common share represents the closing price of the Cafe Odyssey on June 23, 1999. In addition, the value used to calculate the fair value of the warrant issuable to Popmail was the fair market value as reported in Cafe Odyssey's 1998 Form 10-KSB (note
            6).

     (3) Reflects the repayment of outstanding indebtedness to Legacy Maker and receipt of loan to repay indebtedness.

                               CAFE ODYSSEY, INC.

                       PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE THIRTEEN WEEKS ENDED APRIL 4, 1999

                                                                        PRO FORMA      PRO FORMA
                                           CAFE        POPMAIL.COM,      MERGER         FOR THE
                                          ODYSSEY          INC.        ADJUSTMENTS      MERGER
                                        -----------    ------------    -----------    -----------
Net Sales.............................  $ 2,332,632     $  10,077      $         0    $ 2,342,709
                                        -----------     ---------      -----------    -----------
Costs and Expenses:
  Food, beverage and retail costs.....      606,587                                       606,587
  Restaurant operating expenses.......    1,716,303                                     1,716,303
  Depreciation and amortization.......      258,168        47,929        2,451,740(1)   2,757,838
  Pre-opening expenses................      572,932                                       572,932
  Creative............................                     37,789                          37,789
  Sales...............................                    168,604                         168,604
  Technical...........................                    150,094                         150,094
  General, administrative and
     development expenses.............      480,247       128,479                         608,726
                                        -----------     ---------      -----------    -----------
          Total costs and expenses....    3,634,237       532,895        2,451,740      6,618,872
                                        -----------     ---------      -----------    -----------
LOSS FROM OPERATIONS..................   (1,301,605)     (522,818)      (2,451,740)    (4,276,163)
INTEREST INCOME (EXPENSE), net........     (142,011)      (76,101)                       (218,112)
                                        -----------     ---------      -----------    -----------
NET LOSS..............................  $(1,443,616)    $(598,919)     $(2,451,741)   $(4,494,275)
                                        ===========     =========      ===========    ===========
BASIC AND DILUTED NET LOSS PER
  SHARE...............................  $     (0.18)           --               --    $     (0.28)
                                        ===========     =========      ===========    ===========
BASIC AND DILUTED WEIGHTED
  AVERAGE OUTSTANDING
  SHARES..............................    8,055,476            --        8,280,102     16,335,578
                                        ===========     =========      ===========    ===========

                               CAFE ODYSSEY, INC.

                       PRO FORMA STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 3, 1999

                                                                                     PRO FORMA
                                                        CAFE        POPMAIL.COM,      FOR THE
                                                       ODYSSEY          INC.           MERGER
                                                     ---------------------------    ------------
Net Sales/revenues.................................  $ 6,932,891    $    49,235     $  6,982,126
Costs and Expenses:
  Food, beverage and retail costs..................    1,897,492                       1,897,492
  Restaurant operating expenses....................    5,038,104                       5,038,104
  Depreciation and amortization....................      940,186               (1)    10,747,148
  Pre-opening expenses.............................      732,851                         732,851
  Loss on impairment of restaurant related assets
     (Note 3)......................................    2,000,000                       2,000,000
  Selling, general, administrative and development
     expenses......................................    3,081,213      2,331,809        5,413,022
          Total costs and expenses.................   13,689,846      2,331,809       25,828,617
LOSS FROM OPERATIONS...............................   (6,756,955)    (2,282,574)     (18,846,491)

OTHER INCOME (EXPENSE):
  Interest expense.................................     (130,625)      (161,904)        (292,529)
  Interest income..................................      180,999                         180,999
          Total other income (expense).............       50,374       (161,904)
NET LOSS...........................................  $(6,706,581)   $(2,444,478)    $(18,958,021)
                                                     ===========================    ============
BASIC AND DILUTED NET LOSS PER SHARE...............  $     (0.84)            --     $      (1.16)
                                                     ===========================    ============
BASIC AND DILUTED WEIGHTED AVERAGE OUTSTANDING
  SHARES...........................................    8,000,131             --       16,280,233
                                                     ===========================    ============

                 CAFE ODYSSEY, INC. & POPMAIL.COM, INC. MERGER
             NOTES TO PRO FORMA FINANCIAL STATEMENTS OF OPERATIONS
 FOR THE YEAR ENDED JANUARY 3, 1999 AND THE THIRTEEN WEEKS ENDED APRIL 4, 1999

     The Unaudited Pro Forma Statements of Operations reflect amortization of goodwill associated with the Merger of $29,420,886 amortized on a straight-line basis over three years. The final allocation of the purchase price will be determined upon consummation of the Merger or shortly thereafter.

                        CURRENT BUSINESS OF CAFE ODYSSEY

GENERAL

     Cafe Odyssey, Inc. ("Cafe Odyssey") currently develops, owns and operates restaurants with multiple themed dining rooms designed to appeal to the upscale casual dining market. Cafe Odyssey owns and operates two full service restaurants, one in Cincinnati, Ohio (the "Kenwood Restaurant"), which operates under the trade name "Hotel Discovery," and one in the Mall of America, located in Bloomington, Minnesota, a suburb of Minneapolis (the "Mall of America Restaurant"), which operates under the trade name "Cafe Odyssey." The Kenwood Restaurant opened under the name "Hotel Mexico" on December 19, 1996. The Mall of America Restaurant opened on June 8, 1998. Prior to the opening of the Kenwood Restaurant, Cafe Odyssey was in the development stage.

     On March 15, 1999, Cafe Odyssey opened its third restaurant at the Denver Pavilions, located in the downtown district of Denver, Colorado (the "Denver Pavilions Restaurant"). This restaurant, as with all future restaurants, will be under the trade name Cafe Odyssey.

     Cafe Odyssey began operations as Hotel Mexico, Inc. ("HMI"), which was incorporated in Ohio in January 1994. The Kenwood Restaurant Limited Partnership, an Ohio limited partnership (the "Kenwood Partnership") was formed in June 1995 to own and operate the Kenwood Restaurant. HMI's operations and the net assets of the Kenwood Partnership were combined in November 1996, and in August 1997, HMI was reorganized as Hotel Discovery, Inc., a Minnesota corporation. See "Reorganization."

     On February 25, 1998, Cafe Odyssey changed the name of its restaurant concept from Hotel Discovery to Cafe Odyssey. Cafe Odyssey believes that the new name better reflects the concept's primary focus on award-winning food, served in a unique environment of adventure, imagination, exploration and innovation. In conjunction with this action, Cafe Odyssey's Board of Directors approved a change in its corporate name from Hotel Discovery, Inc. to Cafe Odyssey, Inc., and on May 21, 1998, at the Annual Shareholders Meeting, approval was recorded. The Kenwood Restaurant will retain the name "Hotel Discovery" because of its established name.

CONCEPT

     Cafe Odyssey's existing restaurants are positioned in the upscale casual segment and differentiate themselves from the competition by offering it's guests an enveloping experience that combines award winning food with sophisticated, non-intrusive entertainment. While there are restaurants that have a strong food base and others that focus on entertainment, Cafe Odyssey feels that the "experiential dining" combination it offers is unique to the industry.

     Based on the concepts of travel, discovery and adventure, each restaurant provides guests with a dining experience in multiple themed environments that capture the romance, passion and nature of exotic locations throughout the world utilizing state-of-the-art technology in sound, video, lighting, scenery and decor. In the Kenwood Restaurant, these themes are embodied in the Safari Room, the Artist Loft, the Observatory and the Mapping Room. The Mall of America Restaurant and the Denver Pavilions Restaurant both contain three dining rooms that replicate the environments of the lost City of Atlantis, the ancient Incan ruins of Machu Picchu in the Andes and the sweeping plains of the Serengeti desert in Tanzania, Africa.

     The menu at each restaurant offers a broad range of cuisine from around the world, including "cultural fusion" menu items such as Barcelona Spring Rolls and Asian Tacos. Features include American, Asian, Jamaican, West Indian, Mexican and European tastes and textures. Menu items are freshly made, using only the highest quality fresh meats, produce, spices and other ingredients. The menu mirrors the exploratory journey and adventure society themes of the restaurants.

     Cafe Odyssey has created a new tag line for advertising and identification purposes. It states the ongoing refinement of the Cafe Odyssey philosophy:
"Where in the world will you eat today?" This line was debuted at the Denver Pavilions Restaurant.

     Each restaurant also has a retail area located at the entrance. The retail component of the Kenwood Restaurant and the Denver Pavilions Restaurant includes a collection of adult and children's casual clothing, including T-shirts, sweatshirts, shirts and caps, and a limited amount of other logo merchandise. The Mall of America Restaurant displays a much larger selection of merchandise centered around the four themes of imagination, invention, exploration and adventure as expressed in the three dining rooms. Such merchandise is expected to include educational toys and games, stationery, prints, telescopes, art materials, jewelry, primitive musical instruments and other gift items.

EXPANSION STRATEGY

     Management believes the Cafe Odyssey concept is ideally positioned toward the large and fast growing "baby boomer" segment. Future expansion opportunities for Cafe Odyssey will be targeted towards high traffic upscale malls and resort areas, as well as urban retail and entertainment centers. The present size of a Cafe Odyssey restaurant is between 15,000 and 18,000 square feet. This necessitates locations in areas with significant tourist as well as local traffic. Cafe Odyssey is currently investigating the economics for units in the 12,000 to 14,000 square foot range, to allow Cafe Odyssey more markets for expansion. Cafe Odyssey is currently in the process of negotiating with landlords for future sites, but there can be no assurance that Cafe Odyssey will be able to enter into binding contracts for these or any additional sites.

RESTAURANT OPERATIONS

     Cafe Odyssey strives to maintain quality operations through extensive training of its employees and careful supervision of personnel. Cafe Odyssey has developed, and expects to implement at each of its restaurants, a detailed operations manual containing specifications relating to food and beverage preparation, maintenance of premises and employee conduct. Each restaurant is expected to have a director of operations with a staff of five to seven managers and a staff accountant. Each director of operations reports directly to Cafe Odyssey's vice president of operations.

     Cafe Odyssey requires all kitchen and front-of-the-house managers to complete an intensive six-week training program which includes two weeks of food preparation training in the kitchen, as well as complete cross-training on all other phases of the restaurant's operations. Cafe Odyssey's restaurant management is then tested on Cafe Odyssey's philosophy, management strategy, policies, procedures and operating standards. In addition, each prospective guest service employee actually tastes, and is tested on, every food and beverage item on the menu. Daily shift meetings are held prior to lunch and dinner to re-educate the service staff on all menu items, to communicate daily specials, to respond to feedback from comment cards and to reinforce service standards.

MANAGEMENT AND FINANCIAL CONTROLS

     Cafe Odyssey has implemented specific management control systems for employee follow-up, customer satisfaction, and financial results. These controls are described below.

     Employee Follow-up: Shift schedules are posted weekly for each position. A scheduled manager supervises every shift. Managers are responsible for executing job functions and following a thorough and complete checklist for each category of the restaurant's operations, including the appearance of the outside of the restaurant, dining room, kitchen and rest rooms as well as dining room service and food preparation. Regular one-on-one meetings are held with employees and feedback as to their performance is given on a regular and consistent basis. This feedback includes positive reinforcement as well as redirection when a change in focus is needed. In addition, the restaurant's director of operations holds a weekly circle luncheon for key employees from each position. The President of Cafe Odyssey also holds a quarterly "town meeting" with selected employees to ensure that strong communication continues between the corporate office and each restaurant.

     Customer Satisfaction: Management believes that continual guest feedback on the key attributes of food quality, menu variety, service and ambiance is crucial to Cafe Odyssey's success. Guest feedback is currently obtained by weekly tabulation of comment cards that are distributed with every guest check, an extensive mystery diner program and periodic market research and telephone interviews. This constant feedback helps Cafe Odyssey's management monitor guest response to all areas of operations and react accordingly. Checklists are also used to ensure that guests receive a high level of service and food quality. In addition, front-of-the-house management is required to interact with guests in all peak meal periods.

     Management's Incentives: Management's incentives include a bonus based upon a percentage of either restaurant-level or corporate cash flow and/or profitability as compared to an annual budget which is approved by senior management. Through its pay-for-performance incentive systems, Cafe Odyssey believes that it has essentially mirrored its compensation system to that of an entrepreneurially owned and operated business.

     Financial Controls: Financial controls are monitored through management information systems that track sales, customer counts, food costs, payroll costs and guest lists. All data is reviewed on a daily, weekly and monthly basis, both in the restaurant and in the corporate office. Profit and loss statements are prepared weekly by the restaurant controller and reconciled monthly with the corporate office financial statements. Management believes its systems allow for a prompt reaction to correct deviations and to capitalize on trends.

COMPETITION

     The food service industry is intensely competitive with respect to food quality, concept, location, service and price. In addition, there are many well-established food service competitors with substantially greater financial and other resources than Cafe Odyssey and with substantially longer operating histories. Cafe Odyssey believes that it competes with other full-service dine-in restaurants, take-out food service companies, fast-food restaurants, delicatessens, cafeteria-style buffets and prepared food stores, as well as with supermarkets and convenience stores. Competitors include national, regional and local restaurants, purveyors of carry out food and convenience dining establishments.

     Competition in the food service business is often affected by changes in consumer tastes, national, regional, and local economic and real estate conditions, demographic trends, traffic patterns, the cost and availability of labor, purchasing power, availability of product, and local competitive factors. Cafe Odyssey attempts to manage or adapt to these factors, but it should be recognized that some or all of these factors could cause Cafe Odyssey to be adversely affected. Management is of the opinion that quality food which is pleasingly presented is an absolute requirement within the upscale casual segment of the industry.

GOVERNMENT REGULATIONS

     Cafe Odyssey is subject to federal, state and local laws affecting the operation of its restaurants, including zoning, health, sanitation and safety regulation and alcoholic beverage licensing requirements. Each restaurant is operated in accordance with standardized procedures designed to assure compliance with all applicable codes and regulations. The suspension of a food service or liquor license would cause an interruption of operations at the affected restaurant. Cafe Odyssey believes that it is in compliance with all licensing and other regulations.

     Cafe Odyssey is subject to "dram shop" statutes in certain states, including Minnesota and Ohio, which generally provide a person injured by an intoxicated person the right to recover damages from the establishment or establishments that served alcoholic beverages to the intoxicated person. Cafe Odyssey has obtained liability insurance against such potential liability.

     Cafe Odyssey is also subject to the Fair Labor Standards Act, which governs minimum wages, overtime and working conditions. A significant portion of Cafe Odyssey's restaurant employees are paid at rates relating to either the federal or state minimum wage. Accordingly, an increase in the minimum wage would directly increase each restaurant's labor cost.

     Obtaining alcoholic beverage licenses from various jurisdictions will require disclosure of certain detailed information about directors, officers and greater than 10% shareholders of Cafe Odyssey's equity securities, and will necessitate that such persons be approved by the appropriate liquor licensing authority.

EMPLOYEES

     As of January 3, 1999, Cafe Odyssey employed 234 persons, of whom 129 worked in full-time positions and 105 were part-time. The Denver Pavilions Restaurant will employ approximately 250 full- and part-time personnel when operating at full capacity. No current employee is covered by a collective bargaining agreement, and Cafe Odyssey has never experienced an organized work stoppage, strike or labor dispute. Cafe Odyssey considers relations with its employees to be excellent.

REORGANIZATION

     Cafe Odyssey's predecessor, Hotel Mexico, Inc. ("HMI"), was originally incorporated in January 1994 as an Ohio corporation. The Kenwood Restaurant Limited Partnership, an Ohio limited partnership (the "Kenwood Partnership"), was formed in June 1995 for the purpose of owning and operating the Kenwood Restaurant. The Kenwood Partnership was dissolved in October 1997. The general partner of the Kenwood Partnership was Kenwood Restaurant, Inc., an Ohio corporation (the "General Partner"). Mr. King was the sole director and officer of the General Partner and controlled the General Partner until his resignation in September 1997. The Kenwood Partnership had 22 limited partners as a result of a private placement in October 1995.

     HMI's operations and the net assets of the Kenwood Partnership were combined on November 14, 1996. On that date, the Kenwood Partnership contributed all of its net assets totaling $1,567,197 to a newly formed corporation in exchange for shares of such corporation. HMI, with total net assets of $631,966, then merged with and into the newly formed corporation, the name of which remained Hotel Mexico, Inc. (hereafter "Hotel Mexico"). Upon consummation of the merger, outstanding shares of HMI were converted into an aggregate of 1,350,000 shares of common stock of Hotel Mexico. In conjunction with the dissolution of the Kenwood Partnership in October 1997, the shares of Hotel Mexico common stock received by the Kenwood Partnership in the reorganization and other partnership assets were distributed to the general and limited partners in accordance with the Partnership Agreement.

     On June 24, 1997, the Board of Directors of Hotel Mexico approved its re-incorporation as a Minnesota corporation named Hotel Discovery, Inc. Following approval of the transaction and of the name change by Hotel Mexico's shareholders at a special meeting held on August 11, 1997, Hotel Mexico was merged with and into Hotel Discovery, Inc., a newly formed Minnesota corporation, on August 22, 1997. Hotel Discovery, Inc. has an authorized capital stock of 100,000,000 undesignated shares, and each share of common stock of Hotel Mexico was converted into one share of common stock of Hotel Discovery, Inc.

PRINCIPAL PROPERTIES

  The Kenwood Restaurant

     Location. The Kenwood Restaurant is approximately 17,000 square feet in size on three levels and is located at the northeast corner of the recently refurbished Sycamore Plaza at Kenwood Shopping Center in Cincinnati, Ohio. The Kenwood Restaurant opened on December 19, 1996. Cafe Odyssey leases the land upon which the Kenwood Restaurant is constructed.

     Description of Lease. The initial term of the lease is 15 years. In addition, Cafe Odyssey has the option to extend the term of the lease for two additional periods of five years each, exercisable not earlier than 12 months nor later than six months prior to the expiration of the initial term or first option period, as applicable.

     The lease provides for the payment of both a monthly fixed minimum rent and a percentage rent based on gross sales in excess of an escalating base amount. The monthly fixed minimum rent is $12,833 for the first five years of the initial lease term, $14,117 for the sixth through tenth years of the initial lease term, $15,400 for the eleventh through fifteenth years of the initial lease term, $16,683 during the first five-year option term and $17,967 during the second five-year option term.

     In addition to the fixed minimum rent, the lease provides for the payment of a percentage rent equal to 4% of the gross sales from the restaurant in excess of the following annual gross sales amounts: $3,850,000 for the first five years of the initial lease term, $4,235,000 for the sixth through tenth years of the initial lease term, $4,620,000 for the eleventh through fifteenth years of the initial lease term, $5,005,000 for the first five-year option term and $5,390,000 for the second five-year option term. No percentage rent was paid in 1998. In addition to the fixed minimum rent and percentage rent, Cafe Odyssey is required to pay its proportionate share of common area maintenance costs: taxes, insurance, maintenance and operating costs.

     The landlord agreed to reimburse Cafe Odyssey an amount up to $200,000 as a construction allowance for the completion of the building and leasehold improvements within 30 days of the opening of the Kenwood Restaurant. Cafe Odyssey received this reimbursement during 1997. In addition, the landlord agreed that it will not construct any permanent facility within a designated "no-build" area, as defined. This "no-build" area allows for unimpaired visibility of the Kenwood Restaurant from both Kenwood Road and Montgomery Road.

     Financing. The total cost of the Kenwood Restaurant, including the cost of the initial construction and additional features, was approximately $5.1 million, net of landlord contributions. Approximately $2,475,000 of this cost was funded by the proceeds of a private placement in October 1995. Another $1,425,000 was financed by a private placement which was concluded in June 1997, $850,000 of which was spent on additional features. An additional $1,000,000 was funded by a leasehold mortgage loan (the "Loan") which was incurred by the Kenwood Restaurant Limited Partnership and subsequently assumed by Cafe Odyssey.

     The Loan was collateralized with a leasehold mortgage and lien on the assets of the restaurant and was personally guaranteed by Cafe Odyssey's Chairman of the Board. The Loan was repaid in full in September 1998.

  The Mall of America Restaurant

     Location. The Mall of America Restaurant consists of approximately 17,800 square feet located on the third floor of the Mall of America in Bloomington, Minnesota, a suburb of Minneapolis. This site is leased pursuant to a lease agreement dated August 4, 1997. The Mall of America opened in August 1992 with 266 tenants and now holds approximately 520 stores, merchandise carts and attractions, including four large anchor tenants (Macy's, Bloomingdale's, Sears and Nordstrom). The mall encompasses 4.2 million square feet on four enclosed floors, of which 2.5 million square feet are leasable, and employs 11,000 to 13,000 people, depending on the season. More than 93% of the leasable space is under contract, up from 71% five years ago. The mall draws an estimated 40 million visitors per year. Tourists account for 35% to 37% of annual mall traffic, but increases up to 50% in the summer months.

     Description of Lease. The term of the lease is for 12 years, commencing on June 1, 1998. The lease does not provide for renewal terms.

     The lease provides for the payment of either a minimum annual rent or a percentage rent based on gross sales. The minimum annual rent is $25 per square foot, or $405,375 per year based on approximately 16,215 square feet of leased area. The percentage rent is the amount by which 6% of gross sales exceeds minimum rent. The terms of payment do not change over the course of the lease term. The lease also provided for a waiver of the minimum annual rent only, for the first year of the lease. An amount of $9,033 was recorded for percentage rent expense in 1998. In addition to the fixed minimum rent and percentage rent, Cafe Odyssey is required to pay its proportionate share of CAM costs: taxes, insurance, maintenance and operating costs.

     Financing. The total cost of the Mall of America Restaurant was approximately $6.4 million. The landlord reimbursed Cafe Odyssey $1,621,500 in tenant improvements bringing net cost to approximately $4.8 million.

  The Denver Pavilions Restaurant

     Location. The Denver Pavilions Restaurant consists of approximately 18,000 square feet located on the third floor of the Denver Pavilions in Denver, Colorado. This site is leased pursuant to a lease agreement dated May 12, 1998.

     Description of Lease. The term of the lease is for 15 years, commencing on February 27, 1999. The lease also provides for three renewal terms.

     The lease provides for the payment of either a minimum annual rent or a percentage rent based on gross sales. The minimum annual rent increases throughout the term of the lease from $450,000 per year in years one through five to $568,800 in years 11 through 15. The percentage rent is the amount by which 5% of gross sales exceeds minimum rent. The lease also provides for a tenant allowance. In addition to the fixed minimum rent and percentage rent, Cafe Odyssey is required to pay its proportionate share of common area maintenance costs: taxes, insurance, maintenance and operating costs.

LEGAL PROCEEDINGS

     Cafe Odyssey is involved in routine legal actions in the ordinary course of its business. Although outcomes of any such legal actions cannot be predicted, in the opinion of management there is no legal proceeding pending against or involving Cafe Odyssey for which the outcome is likely to have a material adverse effect upon the financial position or results of operations of Cafe Odyssey.

                        DESCRIPTION OF POPMAIL BUSINESS

POPMAIL

     Popmail, founded in December 1997, develops media and revenue systems for its radio station customers. Popmail is a Delaware corporation, operating as an S-Corporation. Its principal offices are located at 1333 Corporate Drive, Suite 350, Irving, Texas. Popmail develops and deploys email-messaging systems that carry the brand and markings of Popmail's radio station customers along with private label products that also bear the brand and markings of its radio station customers. Popmail's business model is similar to the traditional broadcast network model but with significant differences. Although the traditional broadcast network relies exclusively upon advertising revenues, the Popmail(TM) Network is intended to generate revenue from both advertisers, users and third parties. Popmail launched this initial affinity program to the radio industry in October 1998, and has secured agreements with approximately 500 stations with over 160 of these email-messaging systems operational.

PRODUCTS AND SERVICES

     Popmail markets itself to radio stations, site publishers and media outlets as a service that increases repeat visits to websites. Popmail developed a state-of-the-art email messaging system that allows website publishers to offer free email to their visitors like the mega-sites (like Yahoo!, Excite and Lycos); to receive sizable promotion opportunity for their sites by including the web address inside every email sent by their constituent; and to generate enough repeat traffic so that they may capture revenue from sponsorship and e-commerce opportunities. Radio stations also may participate in our affinity-based consumer product sales program which may earn the radio station site additional revenue based on sales of goods and service attracted by their web site.

     Popmail end-users enjoy free email service provided by a trusted organization -- their favorite radio station. The email service allows users who formally shared an email address to enjoy the privacy of their own account. Popmail also allows mobile professionals and students to use a single email address to send and receive email from any computer connected to the Internet -- without any complicated setup. Popmail's service is one of the fastest web-based email products on the market.

     Advertisers employ highly targetable ads via the web through the banner, button and sponsorship opportunities available with the Popmail product. Presently, Popmail is introducing Popmail(TM) advertising and sponsorship opportunities to the marketplace and is receiving positive comments from the professional online media buying community.

THE MARKET

     Popmail defines its business as the marketing and sale of products and services to and for radio stations using the Popmail email messaging system.

     Popmail has three distinct types of customers, including (i) radio stations that affix Popmail to their websites ("Radio Station Customers"), (ii) people who send and receive email via Popmail, and (iii) advertisers and marketing organizations wishing to reach the user community of individual Popmail systems or aggregations of the Popmail user groups ("Advertisers").

     Radio Station Market Segment. To the radio station market segment, Popmail seeks to provide promotion and revenue programs using web-based email. Popmail's potential market includes 11,704 radio stations in the United States, although more than 50% of U.S. radio listeners may be reached from only 341(3%) of the total number of radio stations. Popmail may need as many as 800 radio stations under contract in order to obtain a dominant position in the market. Popmail's marketing focus is on the top 800 radio stations in the United States as rated by Arbitron, the standard of radio listening measurement.

     User Market Segment. To the email end-user market segment Popmail provides an easy-to-use email system that carries the brand and markings of a trusted radio station. Providers in the web-based email market continue to see rapid user growth even though the number of competitors continues to grow. The major forces affecting this change will be the falling cost of computers, the widespread consumer adoption of the Internet and corporate requirements to keep private email off of business email systems.

     Advertiser Market Segment. To the Advertiser market segment, Popmail provides a highly targetable form of advertising and promotion. Every Popmail user completes a questionnaire that provides rich targeting information for advertising messages, as well as special offers for the purchase of products and services. The online advertising segment is growing faster than any other advertising segment in history and the outlook for continued hypergrowth is exceptional. eStats expects a huge upswing in advertising spending in the year 2001 because of the increasing convergence of television and the Internet, resulting in a "critical mass" of consumers getting online coupled with the increase in smaller businesses gravitating to the Internet, including increased confidence and ability of advertisers to use the web as a unique marketing vehicle to reach large numbers but within targeted segments.

MARKETING

     Popmail's marketing plan is based on the combined principles of radio station affinity marketing and online marketing. Popmail's general strategy entails:

     - Building its distribution by entering into exclusive relationships with its radio station customers;

     - Expanding its full featured email platform for email end-users;

     - Expanding its email end-user base by helping radio stations promote listener registrations and the continual usage of the email service; and

     - Selling products and services to targeted groups of email end-users.

     Affiliate Positioning. Popmail intends to position Popmail to potential radio station customers as a critical component for revenue generation and promotion of their radio stations. Popmail's management team enjoys over 120 combined years of radio industry experience. Also, because Popmail is the first free email provider to aggressively seek to affiliate itself with this media sector, it has already established brand recognition among major radio stations from coast to coast.

     User Positioning. Popmail intends to position Popmail to users as the email messaging system provided by the radio station they appreciate. Popmail limits its brand and markings to "Powered by Popmail" so that the user perceives that the radio station is providing the service.

     Advertiser Positioning. Popmail positions Popmail to advertisers as the infinitely targetable marketing system, offering online promotions, targetable banners, graphic banner creation, web info pages, email newsletters and other marketing opportunities.

ADVERTISING AND PROMOTION

     Popmail targets each customer type differently. Prospective radio station customers learn of Popmail via industry trade shows, industry trade publications, industry trade web sites, the Popmail Affiliate Tele-Selling force, direct mail advertising and on the Popmail website at www.Popmail.com. Currently the vast majority of prospective radio station customers do not offer email services via their websites because there are few aggressive competitors to Popmail.

     Prospective email end-user radio station customers learn of Popmail via advertising and promotion campaigns provided by radio stations to their own listeners, online advertising and promotion and public relations campaigns initiated by both Popmail and its radio station customers.

     Prospective advertising customers learn of the Popmail Network via the Popmail.com Advertising Sales Force, an online promotion and media kit located on the Popmail website, direct mail campaigns to key media buying organizations and advertisements placed in marketing trade publications marketing web sites.

COMPETITION

     Competition for Radio Station Customers. As a provider of free email, Popmail competes with numerous other email providers. The principal competitors in the private-label email service business are: CommTouch, WhoWhere, MailChek, iName, and OnMedia. Of these providers, to the knowledge of Popmail management, only MailChek and OnMedia have any radio station customers. Popmail views its greatest competitive threat to affiliate generation as the potential availability of software that may duplicate many of the features in the Popmail email system.

     Competition for Users. Internet Service Providers usually provide only one email address per account. In households with more than one Internet user, many people may share an account. Web-based email provides an alternative to the lack of privacy users will experience with shared accounts. Although major players (such as Microsoft's Hotmail) provide web-based email services, few provide email addresses that align with the user's affinity. No significant competition currently exists in the radio sector for affinity email provision. Popmail's affinity-based model holds that users will have a stronger allegiance to a known brand (such as the radio station that provides the bumper sticker on the back of their car) than to a generic, non-branded entity (such as Hotmail).

     In addition, Popmail uses the power of its radio station customers to promote the service by incorporating regular contests and promotions. Other web-based email providers must spend sizable advertising budgets to build a user base. Popmail leverages the pre-sorted demographics of the radio audience and the competitive desires of its radio station customers to acquire a substantial user base with relatively little expense.

     Competition for Advertisers. Web Advertising is somewhat concentrated around the largest web publishers. eStats notes that the top 10 sites account for 23% of all web advertising dollars. Popmail believes its ability to target advertising to specific users will allow for higher rates and revenues than general interest web sites.

     Popmail believes advertisers will enjoy Popmail's unique ability to target specific email users with specific demographics. Non-stop radio promotions not only build the number of new users, but also increase email users' frequency of use, giving Popmail a large inventory of advertising impressions. Popmail's direct sales force -- dedicated to local, national and vertical niche advertising categories -- attracts advertisers who require highly defined audiences for advertising messages. Popmail's ability to segment and sell advertising impressions based upon geographic, household income, professional status and other key consumer demographics provide an advantage over most other advertising media.

FEATURE IMPROVEMENT

     Popmail designed the Popmail product's original feature set following an analysis of free email competitors. Popmail is systematically enhancing the Popmail product's feature set using our product development process. Popmail also conducts ongoing independent consumer focus groups.

UNIQUE FEATURES OF POPMAIL

     Popmail seeks to leverage the credibility of its radio station customers to provide a dependable email messaging system. Much as the early days of affinity credit card programs, Popmail hopes to enjoy a faster rate of adoption among the user community due to exclusive contractual relationships with radio station affinity groups. Popmail also is unique in providing a compensation system to radio station customers, reducing turnover. By sharing a portion of revenue with our radio station customers, hopes to experience very low turnover.

     Popmail is advantaged by its ability to provide a private label email messaging solution without lengthy and expensive production schedules. Popmail's proprietary Terraform process empowers our technicians to produce 150 custom email messaging sites per month -- including all domain name registration, domain assignment and the customized graphics for each 60 page email site. Terraform provides a competitive advantage since Popmail is able to quickly deliver email-messaging sites with very little incremental cost per site.

     As a product, Popmail(TM) has the following advantages:

     - It's free to the user;

     - It caters to a broad segment of the population in radio listeners;

     - It can provide the same household with multiple password protected email accounts;

     - It supplies users with personal email accounts that can be accessed from home, work, or any net-connected computer anywhere in the world; and

     - Users can continue to access their Popmail(TM) email accounts when they move, change jobs, change ISP's, or use multiple computers.

                                   MANAGEMENT

     The following table sets forth certain information with respect to current Cafe Odyssey's executive officers and directors.

NAME                                      POSITIONS WITH THE CAFE ODYSSEY     AGE   DIRECTOR SINCE
----                                      -------------------------------     ---   --------------
Stephen D. King......................  Chairman of the Board and Chief        42         1994
                                         Executive Officer
Ronald K. Fuller.....................  President, Chief Operating Officer     54         1997
                                       and Director
Michael L. Krienik...................  Director                               46         1997
Thomas W. Orr........................  Chief Financial Officer and Director   54         1997
Jerry L. Ruyan.......................  Director                               52         1998

     Stephen D. King is the Chairman of the Board of Cafe Odyssey and a managing partner of BaryCenter Capital Management, a Cincinnati-based financial advisor and investment firm. Mr. King has also served as Cafe Odyssey's Chief Executive Officer from its inception until February 1998 and from April 2, 1999 to the present and as Chief Financial Officer from October 31, 1998 to May, 1999. From 1982 to 1990, Mr. King served in various capacities, including Chief Executive Officer, of Pizza Hut of Cincinnati, Inc., which operates 36 Pizza Hut restaurants in the Cincinnati, Ohio area. Mr. King has also served in various capacities with Long John Silver, Two Pesos and Skyline Chili franchise operations. Mr. King also has extensive real estate and financing expertise and, from 1991 to 1994, served as managing partner of a real estate development partnership with properties valued at approximately $60 million.

     Ronald K. Fuller joined Cafe Odyssey as President and Chief Operating Officer in January 1997. He also served as Chief Executive Officer of Cafe Odyssey from February through April 1, 1999. Mr. Fuller had served since 1993 as President and Chief Executive Officer for Leeann Chin, Inc., Minneapolis, Minnesota. From 1985 to 1993, Mr. Fuller held several executive positions with General Mills, Inc. and General Mills Restaurants, Inc. in Minneapolis and Orlando, Florida, including Vice President -- Operations, Executive Vice President -- New Concept Development, and President/General Manager.

     Thomas W. Orr became Chief Financial Officer of Cafe Odyssey in May, 1999, and has been a director of Cafe Odyssey since September 1997. Prior to that time and since 1995, he was a Senior Consultant since 1995 for the Delta Consulting Group, Trumbull, Connecticut, specializing in business strategy, new business development, marketing and sales. From 1994 to 1995, Mr. Orr was President of the retail chicken group of ConAgra Broiler Company, with responsibility for strategic direction, operations of five plants, sales, marketing, international and commodity businesses. Mr. Orr had previously been associated with ConAgra Broiler Company from 1991 to 1993 as Vice President of Sales and Vice President of Marketing. From 1993 to 1994, Mr. Orr served as Senior Vice President for Jennie-O Foods, Inc., a subsidiary of Hormel Foods, with responsibility for strategy development, marketing and sales for the retail, food service and commodity divisions.

     Michael L. Krienik became a director of Cafe Odyssey in September 1997 and is President of Krienik Advertising Inc., Cincinnati, Ohio, a full-service advertising agency which he founded in 1981. Prior to founding his own advertising agency, Mr. Krienik served in various merchandising/management roles with Federated Department Stores from 1973 to 1977 and then served as the National Advertising Manager for U.S. Shoe Corporation from 1977 to 1981.

     Jerry L. Ruyan has been a director of Cafe Odyssey since October 1998. Mr. Ruyan co-founded and has been a partner of Redwood Venture Group Ltd., a venture capital Company based in Cincinnati, Ohio, since January 1996. Mr. Ruyan is a director of Meridian Diagnostics, Inc., which develops diagnostic test products for the global medical industry, which Cafe Odyssey he founded in 1977 and for which he served as President and Chief Executive Officer from 1977 to January 1996. He is also a director of Frisch's Restaurants, Inc., which operates and licenses family restaurants and hotels with restaurants, and a director of Meritage Hospitality Group, Inc., a Wendy's restaurant franchisee based in Grand Rapids, Michigan.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by each executive officer of Cafe Odyssey whose salary and bonus during the year ended January 3, 1999 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                  ------------------
                                                    ANNUAL COMPENSATION                 AWARDS
                                             ---------------------------------    ------------------
                                                                  OTHER ANNUAL       COMMON STOCK
NAME AND PRINCIPAL                           SALARY     BONUS     COMPENSATION    UNDERLYING OPTIONS
POSITION                             YEAR      ($)       ($)          ($)                (#)
------------------                   ----    -------    ------    ------------    ------------------
Stephen D. King(1).................  1998    200,000        --           --                 --
Chairman of the Board, and           1997     83,333    70,000           --                 --
  Chief Executive Officer            1996         --        --           --                 --
Ronald K. Fuller...................  1998    200,000    90,000       35,000(2)         308,333(3)
President and Chief                  1997    146,154    50,000       61,733(4)         308,333
  Operating Officer                  1996         --        --           --                 --
Anne D. Huemme(5)..................  1998    125,000        --        5,000(6)          33,333(3)
                                     1997         --        --           --            100,000

---------------
(1) Mr. King assumed the title of Chief Financial Officer on October 30, 1998 and Chief Executive Officer on April 2, 1999.

(2) Includes $15,000 car allowance and $20,000 cafeteria plan benefits.

(3) Reflects options which were repriced. See "Ten-Year Option/SAR Repricings" below.

(4) Includes $33,333 in consulting fees paid to Mr. Fuller before he became an employee, $8,400 car allowance and $20,000 cafeteria plan benefits.

(5) Ms. Huemme relinquished the titles of Vice President -- Finance and Chief Financial Officer on October 30, 1998 and her employment was terminated on December 24, 1998.

(6) Car allowance.

                       OPTION GRANTS IN LAST FISCAL YEAR

     No stock options were granted to any of the executive officers named in the Summary Compensation Table during the fiscal year ended January 3, 1999. An option was granted to Anne Huemme to purchase 100,000 shares during fiscal 1997 at an exercise price of $3.00 per share. The market price of the shares was $3.00 on the date of grant. This grant represented 15.8% of options granted to employees during fiscal 1997. The option originally expired on January 15, 2007. The options vest ratably on the first, second and third anniversaries of the date of grant. Ms. Huemme relinquished the titles of Vice President -- Finance and Chief Financial Officer on October 30, 1998 and her employment was terminated on December 24, 1998. The portion of her option which vested on January 5, 1999, to purchase 33,000 shares, was repriced to $.75 in December 1998.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table summarizes information with respect to options held by the persons named in the Summary Compensation Table, and the value of the options held by such persons at the end of fiscal 1998. No options were exercised by the executive officers named in the Summary Compensation Table during fiscal 1998.

                                                                                 VALUE OF UNEXERCISED
                                                NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                                OPTIONS AT FY-END (#)               FY-END ($)(1)
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
Stephen D. King............................          0               0           --              --
Ronald K. Fuller...........................    108,333         200,000            0               0
Anne D. Huemme.............................          0         100,000            0               0

---------------
(1) The option exercise price in each case is $.75 and the last sale price of the common stock on December 31, 1998 was $.656.

                         TEN-YEAR OPTION/SAR REPRICINGS

                                   NUMBER OF
                                   SECURITIES    MARKET PRICE    EXERCISE                     LENGTH OF
                                   UNDERLYING    OF STOCK AT     PRICE AT       NEW        ORIGINAL OPTION
                                    OPTIONS        TIME OF        TIME OF     EXERCISE     TERM REMAINING
                                    REPRICED      REPRICING      REPRICING     PRICE         AT DATE OF
NAME                     DATE         (#)            ($)            ($)         ($)           REPRICING
----                   --------    ----------    ------------    ---------    --------    -----------------
Stephen D. King......        --          --           --             --          --                 --
Ronald K. Fuller.....  12/10/98     300,000          .75           3.00         .75            8 years
                       12/10/98       8,333          .75           3.00         .75            9 years
Anne D. Huemme.......  12/10/98      33,333          .75           3.00         .75            9 years

     The Compensation Committee of the Board of Directors decided to reprice the options enumerated above in response to a decrease in the market price of Cafe Odyssey's common stock to a level which, in the opinion of the Board, had the effect of eliminating substantially all the incentive value of such options. The Compensation Committee concluded that short-term financial performance considerations should not unduly influence long-term compensation strategies. The Board believes that stock options play an extremely important role in attracting talented executives and motivating them to perform up to their full potential, particularly where stock options are an important component of an executive's compensation package. Accordingly, the Board determined that a repricing of options to current market value was both necessary and consistent with its strategy of providing executives with tangible long-term performance incentives.

                                          By the Compensation Committee

                                          Thomas W. Orr
                                          Michael L. Krienik

EMPLOYMENT AGREEMENTS

     Ronald K. Fuller, President and Chief Operating Officer, has an employment agreement which was renewed for another year on January 6, 1999. It is subject to early termination for variety of reasons, including voluntary termination by Mr. Fuller. Mr. Fuller's base salary was $200,000 for fiscal 1998 and will be $200,000 for fiscal 1999. Such base salary may be adjusted annually as determined by Cafe Odyssey's Board of Directors. Such agreement also provides that Mr. Fuller will receive one year's severance if terminated by Cafe Odyssey for a reason other than "cause," as defined therein. Mr. Fuller receives medical, dental and other customary benefits. The employment agreement provides that Mr. Fuller will not compete with Cafe Odyssey for one year if he resigns or is terminated for cause.

     Mr. Fuller has an option agreement with Cafe Odyssey dated January 15, 1997 pursuant to which he was granted an option to purchase 300,000 shares of common stock at an exercise price of $3.00 per share. The option agreement provides that if Mr. Fuller is terminated without cause, all parts of the option scheduled to vest thereafter shall immediately vest as of the date of termination. Immediate vesting shall also occur in the event of (i) the sale in one or more private transactions of 50% or more of Cafe Odyssey or (ii) a majority of the members of the Board of Directors of Cafe Odyssey is replaced within a period of less than six (6) months by directors not nominated and approved by the Board. The option is currently unvested as to 200,000 shares.

     Anne D. Huemme, who served as Vice President -- Finance and Chief Financial Officer from January 5, 1998 through October 30, 1998, had a three-year employment agreement which expired on January 5, 2001, subject to early termination for a variety of reasons. Ms. Huemme's employment with Cafe Odyssey has been terminated as of December 24, 1998. Ms. Huemme received a base salary of $130,000 during her first year of employment. The agreement also provided that Ms. Huemme would receive six months' severance if terminated by Cafe Odyssey for a reason other than cause. The agreement provided that Ms. Huemme would not compete with Cafe Odyssey for one year if she resigned or were terminated for cause.

     In addition to the options referred to above, Cafe Odyssey granted an option to purchase 8,333 shares to Mr. Fuller and an option to purchase 100,000 shares to Ms. Huemme in fiscal 1997 pursuant to Cafe Odyssey's 1997 Stock Option and Compensation Plan (the "1997 Plan"). The 1997 Plan provides that such options will become immediately exercisable if any of the following events occur unless otherwise determined by the Board and a majority of the Continuing Directors (as defined below): (1) any person or group of persons becomes the beneficial owner of 30% or more of any equity security of Cafe Odyssey entitled to vote for the election of directors; (2) a majority of the members of the Board is replaced within a period of less than two years by directors not nominated and approved by the Board; or (3) the shareholders approve an agreement to merge or consolidate with or into another corporation or an agreement to sell or otherwise dispose of all or substantially all of Cafe Odyssey's assets. "Continuing Directors" are directors: (a) who were in office prior to the time any of (1), (2) or (3) above occurred or any person publicly announced an intention to acquire 20% or more of any equity security of Cafe Odyssey, (b) directors in office for a period of more than two years, or (c) directors nominated and approved by the Continuing Directors.

     Cafe Odyssey intends to retain other management employees or consultants pursuant to employment or consulting agreements. Cafe Odyssey intends to offer stock options to such employees or consultants.

DIRECTOR COMPENSATION

     Non-management directors each receive a ten-year option to purchase 25,000 shares of common stock when they became members of the Board. One-third of each option vests on each of the first, second and third anniversaries of the date of grant. Members of the Board who are also employees of Cafe Odyssey receive no options for their services as directors.

     A ten-year option to purchase 25,000 shares at an exercise price of $1.438 was granted to Greg Mosher when he became a member of the Board on September 18, 1998. Mr. Mosher resigned from the Board on October 30, 1998. A ten-year option to purchase 25,000 shares at an exercise price of $.75 was granted to Jerry Ruyan when he became a member of the Board on October 30, 1998.

     On May 22, 1998, ten-year options to purchase 5,000 shares were granted to each of Thomas Orr and Michael Krienik in lieu of compensation for their service on the Audit Committee, and ten-year options to purchase 5,000 shares were granted to each of Mr. Orr and Martin O'Dowd for service on the Compensation Committee. All of the options had exercise prices of $4.50 per share. On December 10, 1998, the options were repriced to $.75 per share.

     Messrs. Krienik, O'Dowd and Orr each received ten-year options to purchase 25,000 shares when they became members of the Board in 1997. The options granted to Messrs. Orr and Krienik had an exercise price of $3.34 a share and the options granted to Mr. O'Dowd had an exercise price of $3.75 a share. On December 10, 1998, all of the options were repriced to $.75 per share. Mr. O'Dowd resigned from the Board on February 15, 1999.

                              CERTAIN TRANSACTIONS

     In September 1998, Cafe Odyssey entered into a $3,000,000 revolving line of credit facility with The Provident Bank. This credit facility is secured by the leasehold improvements of Cafe Odyssey's Hotel Discovery restaurant in Cincinnati, Ohio (the "Kenwood Restaurant"). In addition, Stephen King, Jerry Ruyan and Greg Mosher, directors of Cafe Odyssey (Mr. Mosher has since resigned as a director), entered into a joint and several guaranty of the first $1,000,000 of Cafe Odyssey's borrowings under this credit facility. In consideration of these guarantees, Cafe Odyssey issued 40,000 five-year warrants to each of these individuals at an exercise price of $0.75 per share in November 1998. Messrs. King and Ruyan also each severally guaranteed another $500,000, and in January 1999, a stockholder of Cafe Odyssey severally guaranteed another $1,000,000, of such borrowings. All three guarantors pledged certain collateral to the bank in connection with the latter guarantees. In exchange for such guarantees and pledges of collateral, Cafe Odyssey issued 200,000 five-year warrants to each of Messrs. King and Ruyan in November 1998, and 400,000 five-year warrants to the other third party in January 1999, all at an exercise price of $0.75 per share. The Board of Directors of Cafe Odyssey also authorized the issuance of additional warrants and the payment of cash penalties to the three guarantors if the borrowings are not repaid in full by September 30, 1999. This credit facility provides for monthly payments of interest accrued on the outstanding unpaid principal balance at a rate equal to the Prime Rate, or 7.75% as of January 3, 1999. As of April 2, 1999, Cafe Odyssey has borrowed $3,000,000 under this credit facility.

     Mr. King personally guaranteed a $1,000,000 leasehold mortgage term loan from PNC Bank, Ohio to Cafe Odyssey which was used for the Kenwood Restaurant. Principal and interest were due monthly through February 1999, the final maturity of the loan. The loan was repaid in full in September 1998 with proceeds from the line of credit facility with The Provident Bank discussed in the preceding paragraph.

     On March 10, 1999, Cafe Odyssey entered into a promissory note for $825,000 with BankWindsor. The note is an unsecured revolving line of credit facility which requires interest payments only. The note is due March 10, 2000. The note is secured by personal guarantees, including a guarantee by Stephen King of $175,000 of the indebtedness, and Cafe Odyssey issued five-year warrants to purchase a total of 500,000 shares at $.75 a share to the guarantors in consideration of the guarantees. Of these warrants, Mr. King received a warrant to purchase 87,500 shares.

     In March 1999, The Provident Bank loaned $962,500 to Mr. King, which funds were pledged by Mr. King to Cuningham Group Construction Services, LLC to secure a portion of Cafe Odyssey's indebtedness to Cuningham in connection with the construction of Cafe Odyssey's restaurant in Denver, Colorado. The loan bears interest at Provident's prime rate and matures on June 30, 1999. Cafe Odyssey guaranteed Mr. King's indebtedness to Provident and also pledged to Provident its leasehold interest in the Denver restaurant and its right to receive the $962,500 balance of the tenant improvement allowance from the landlord of the Denver restaurant. The loan will be repaid in connection with the landlord's release of the tenant improvement allowance. In consideration of his borrowing such funds and pledging the cash collateral, Cafe Odyssey issued a five-year warrant to Mr. King to purchase 150,000 shares of common stock at an exercise price of $1.00 per share.

     Mr. King provided essentially all of Cafe Odyssey's working capital in the development stage. At January 3, 1999, the maximum and outstanding amount of Cafe Odyssey's indebtedness to Mr. King was $100,000. On April 21, 1999, Mr. King made a $200,000 unsecured loan to Cafe Odyssey which is due on demand. The loan bears interest at an annual rate of 18%.

     Stephen King provided essentially all of Cafe Odyssey's working capital in the development stage. At January 3, 1999, the maximum and outstanding amount of Cafe Odyssey's indebtedness to Mr. King was

$100,000. On April 21, 1999, Mr. King made a $200,000 unsecured loan to Cafe Odyssey which is due on demand. The loan bears interest at an annual rate of 18%.

     During 1998, Krienik Advertising, Inc., an Ohio corporation whose President, Chief Executive Officer and sole shareholder is Michael Krienik, a director of Cafe Odyssey, provided marketing and advertising services to Cafe Odyssey. Fees paid for these services, including payments for subcontracted media, printing, production and research services, were $741,077 during 1998.

                             VOTING SECURITIES AND
                           PRINCIPAL HOLDERS THEREOF

     Cafe Odyssey has outstanding one class of voting securities, common stock, $0.01 par value, of which 8,379,101 shares were outstanding as of the close of business on the Record Date. Each share of common stock is entitled to one vote on all matters put to a vote of shareholders.

     The following table sets forth certain information regarding beneficial ownership of Cafe Odyssey's common stock as of the Record Date, by (i) each person known by Cafe Odyssey to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of common stock set forth opposite their respective names.

                                                  PRIOR TO THE MERGER        FOLLOWING THE MERGER
                                                ------------------------    -----------------------
NAME OF BENEFICIAL OWNER(1)                       NUMBER      % OF CLASS     NUMBER      % OF CLASS
---------------------------                     ----------    ----------    ---------    ----------
Stephen D. King...............................   1,543,243(2)    17.1%      1,543,243.(2)     8.8%
James L. Anderson.............................         [0]       0            629,935(3)     3.7%
Ronald K. Fuller..............................     287,211(4)     3.4%        287,211(4)     1.7%
Mark D. Dacko.................................           0          *               0          *
Thomas W. Orr.................................      68,332(5)       *          68,332          *
Michael L. Krienik............................     128,332(6)     1.5%        128,332(6)       *
  115 W. 9th Street
  Cincinnati, OH 45202
Jerry L. Ruyan................................     511,750(7)     5.9%        511,750(7)     3.0%
  10260 Alliance Road, Suite 350
  Cincinnati, OH 45242
The Shaar Fund, Ltd...........................   1,654,374(8)    16.5%      1,654,374(8)     9.0%
  c/o Levinson Capital Management
  2 World Trade Center, Suite 1820
  New York, NY 10048
The Marcos A. and Sonya.......................           0          *       8,411,427(9)    14.3%
Nance Rodriguez Children's Trust No. 2
  c/o Trustee
  1333 Corporate Drive, Suite 350
  Irving, TX 75038
All executive officers and directors as a
  group (six persons).........................   2,538,868(10)    26.4%     3,168,803(11)    17.0%

---------------
   *  Less than 1%.

  (1) Unless otherwise indicated, the address of each person is 4801 West 81st Street, Suite 112, Bloomington, MN 55437.

  (2) Includes 165,743 shares as to which Mr. King holds options to purchase from various individuals which are currently exercisable and 477,500 shares issuable upon exercise of warrants which are currently exercisable.

  (3) Assumes consummation of the Merger, issuance of Cafe Odyssey securities pursuant to the terms of the Merger Agreement and conversion of all of the Series B Convertible Preferred Stock issued in the Merger into Cafe Odyssey common stock at an estimated conversion ratio equal to 4,139.9:1, which ratio cannot be accurately determined until the Effective Time, and is therefore subject to adjustment. Also includes 215,948 shares issuable upon exercise of a warrant issued to James Anderson pursuant to the Popmail Merger.

  (4) Includes 141,666 shares issuable upon exercise of options exercisable currently or within 60 days of the Record Date. Also includes 1,000 shares owned and 1,000 shares issuable upon exercise of warrants owned by Mr. Fuller's wife, and 2,000 shares owned and 2,000 shares issuable upon exercise of warrants owned by his children. Mr. Fuller disclaims beneficial ownership of such shares.

  (5) Includes 50,332 shares issuable upon exercise of options exercisable currently or within 60 days of the Record Date.

  (6) Represents shares issuable upon exercise of options exercisable currently or within 60 days of the Record Date.

  (7) Includes 276,000 shares issuable upon exercise of options and warrants exercisable currently or within 60 days of the Record Date.

  (8) Includes 300,000 shares issuable upon exercise of currently exercisable warrants. Also includes (i) an estimate of the number of shares of common stock issuable upon conversion of the 8% Series A Convertible Preferred Stock, based upon the conversion factor and current market price of the common stock and (ii) the number of shares payable in dividends within 60 days.

  (9) Assumes consummation of the Popmail Merger, issuance of Cafe Odyssey securities pursuant to the terms of the Popmail Merger and conversion of all of the Series B Convertible Preferred Stock issued in the Merger into Cafe Odyssey common stock at an estimated conversion ratio equal to 4,139.9;1, which ratio cannot be accurately determined until the effective time, and is therefore subject to adjustment. Also includes 2,409,877 shares issuable upon exercise of a warrant issued to the trust pursuant to the Popmail Merger.

(10) Includes 1,242,573 shares issuable upon exercise of options and warrants exercisable currently or within 60 days of the Record Date.

(11) Assumes conversion of all of the Series B Convertible Preferred Stock into common stock at an estimated conversion ratio equal to 4,139.9:1, which ratio cannot be accurately determined until the Effective Time, and is therefore subject to adjustment. Also includes (i) 1,242,573 shares issuable upon exercise of options and warrants exercisable currently or within 60 days of the Record Date, and (ii) 215,948 shares issuable upon exercise of a warrant issued to James Anderson pursuant to the Popmail Merger.

                          DESCRIPTION OF CAPITAL STOCK

CAPITAL STOCK

     Cafe Odyssey's authorized capital consists of 100,000,000 shares of capital stock, of which 99,993,000 shares consist of undesignated Common Stock, $.01 par value per share, 2,000 shares have been designated as Series A 8% Convertible Preferred Stock (the "Series A Shares"), $.01 par value per share, and 5,000 shares have been designated as Series B Convertible Preferred Stock, $.01 par value per share (the "Series B Shares"). Cafe Odyssey's Board of Directors, without any action by the shareholders, may designate and issue shares in such classes or series (including classes or series or preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including par values, dividends, liquidation and voting rights. As of the Record Date, there were 8,379,101 shares of Common Stock and 2,000 shares of Series A 8% Convertible Preferred Stock issued and outstanding. Pursuant to the Merger, Cafe Odyssey will issue 2,024 Series B Shares, as adjusted pursuant to the terms of the Merger Agreement.

COMMON STOCK

     Each share of Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Significant corporate transactions, such as amendments to the articles of incorporation, mergers, sales of assets and dissolution or liquidation, require approval by the affirmative vote of the majority of the outstanding shares of Common Stock. Other matters to be voted upon by the holders of Common Stock normally require the affirmative vote of a majority of the shares present at the particular stockholders' meeting. There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of Common Stock be issued. Holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefor, and to share ratably in the assets of Cafe Odyssey available upon liquidation.

     The rights of holders of the shares of Common Stock may currently be, and may in the future become, subject to prior and superior rights and preferences in the event that the Board of Directors establishes one or more additional classes of Common Stock or one or more series of Preferred Stock. With the exception of the Series B Shares to be issued in connection with the Merger, the Board of Directors has no present plan to establish any such class or series.

SERIES A 8% CONVERTIBLE PREFERRED STOCK

     Voting. No holder of Series A has any voting power, except as otherwise provided by the Business Corporations Act of the State of Minnesota (the "MBCA"). Notwithstanding the foregoing, Cafe Odyssey may not amend the rights, preferences, or privileges of the Series A Shares, create a new class or series of capital stock having a liquidation preference over the Series A Shares, or increase the authorized number of Series A Shares without obtaining the prior approval of the holders of a majority of the then outstanding Series A Shares. To the extent that a vote of the holders of the Series A Shares is required under the MBCA, an affirmative vote of the holders of a majority of the then outstanding Series A Shares constitutes approval of the matter upon which the vote is being taken.

     Conversion. The Series A Shares may be converted, in whole or in part, at any time into shares of Common Stock at a conversion price per share equal to 65% of the market price, subject to adjustment (the "Series A Conversion Price"). Upon such conversion, Cafe Odyssey may elect to pay all accrued and unpaid dividends in cash or Common Stock. The number of shares of Common Stock due upon conversion of Series A Shares is the number of Series A Shares converted, multiplied by the stated value per shares of $1,000, and divided by the Series A Conversion Price. Cafe Odyssey will pay cash in lieu of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series A Shares.

     Cafe Odyssey may redeem the Series A Shares, in cash, at 135% of their stated value, together with all accrued and unpaid dividends thereon to date. On May 14, 2004, Cafe Odyssey must convert all Series A Shares still outstanding at the Conversion Price.

     To the extent that the conversion of any Series A Shares would result in the holder of such shares becoming a beneficial owner of more than 5% of the then outstanding shares of Common Stock, such holder does not have the right and Cafe Odyssey does not have the obligation to convert such Series A Shares. In addition, Cafe Odyssey may not, without stockholder approval, issue shares of Common Stock as a dividend or upon conversion of Series A Shares if such issuance, when added to the number of shares of Common Stock previously issued as a dividend or upon conversion of the Series A Shares or upon the exercise of certain warrants issued pursuant to the Securities Purchase Agreement, dated May 14, 1999, between Cafe Odyssey and The Shaar Fund, would equal or exceed 20% of the number of shares of Common Stock outstanding on May 14, 1999 (the "Maximum Issuance Amount"). In such event, Cafe Odyssey will convert the Series A Shares not in excess of the Maximum Issuance Amount and redeem the remaining Series A Shares in cash at a price equal to 125% of their stated value.

     Dividends. Dividends on the Series A Shares accrue at the annual rate of 8%, are cumulative and, at the option of Cafe Odyssey, are payable in cash or through the issuance of Common Stock. All cumulative dividends on the Series A Shares must be paid before any dividends may be paid on the Common Stock or any Common Stock may be redeemed, purchased, or otherwise acquired by Cafe Odyssey for any consideration. Unless full cumulative dividends on the Series A Shares have been paid, no dividends shall be paid on any class or series of capital stock ranking on parity with the Series A Shares ("Pari Passu Securities"). If dividends on the Series A Shares are not paid in full, all dividends declared on the Series A Shares and Pari Passu Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Shares and the Pari Passu Securities.

     If Cafe Odyssey pays a stock dividend on the Common Shares, the Board of Directors must pay as stock dividend to the each holder of Series A Shares then outstanding that number of Common Shares that such holder of Series A Shares would have received had such holder converted all of its then outstanding Series A Shares and exercised the Warrant in full immediately prior to the stock dividend.

     Liquidation Preference. The Series A Shares have a liquidation preference per share equal to the 130% of the stated value of $1,000 per share plus accumulated and unpaid dividends (the "Series A Liquidation Value"). If assets or funds available for distribution are insufficient to pay all of the Series A Liquidation Value, then the entire assets and funds of Cafe Odyssey shall be distributed ratably among the holders of Series A Shares and any Pari Passu Securities in the proportion that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

     Upon a sale or disposition of all of the assets of Cafe Odyssey, the disposition of 50% or more of the voting power of Cafe Odyssey, or a merger transaction in which Cafe Odyssey is not the surviving corporation, each holder of Series A Shares may (i) require Cafe Odyssey to distribute to such holder an amount equal to 120% of the Series A Liquidation Value if at least half of the holders of Series A Shares so elect, or (ii) require Cafe Odyssey to pay to such holder all accrued and unpaid dividends.

SERIES B CONVERTIBLE PREFERRED STOCK

     Voting. Each Series B Share entitles the holder of record to one vote on all matters submitted to the holders of the Common Stock for each share of Common Stock into which such Series B Share would be converted if converted on the date of such vote. In addition, Cafe Odyssey may not alter, change, or amend the preferences or rights of the Series B Shares without first obtaining the approval of the holders of at least a majority of the then outstanding. Series B Shares.

     Conversion. The Series B Shares may be converted, in whole or in part, at any time into shares of Common Stock at a rate per Series B Share equal to (i) the number of Series B Shares outstanding immediately after the effective time of the Merger (excluding shares issued upon an exercise or conversion of any securities outstanding as of May 3, 1999, which are exchangeable for Common Stock and which are exercised after May 3, 1999, but prior to the effective time of the Merger), divided by (ii) 2,024 (the "Series B Conversion Ratio"). The Series B Conversion Ratio will be adjusted appropriately upon the occurrence of a consolidation merger, or exchange, or in the event of a stock split, a stock dividend, or a recapitalization. Cafe Odyssey will pay cash in lieu of any fractional shares of Common Stock which would otherwise be issuable upon conversion of the Series B Shares.

     Dividends. If Cafe Odyssey pays any dividends on its Common Stock or other capital stock, other than dividends payable solely in shares of Common Stock, Cafe Odyssey shall at the same time pay to the holders of the Series B Shares the dividends which would have been paid with respect to the Common Stock issuable upon conversion of the Series B Shares had all of the outstanding Series B Shares been converted immediately prior to the record date for such dividend.

     Liquidation Preference. The Series B Shares have a per share liquidation preference equal to the quotient of (a) $20,000,000 divided by (b) the number of Series B Shares originally outstanding (the "Series B Liquidation Value"). If the assets of Cafe Odyssey are insufficient to pay all of the Series B Liquidation Value, the holders of such Series B Shares shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled. Following such payment to the holders of the Series B Shares, the holders of Common Stock and Series B Shares shall then share ratably in all the assets of Cafe Odyssey thereafter remaining. For purposes of this joint distribution of assets to the holders of Common Stock and the holders of Series B Shares, each holder of Series B Shares should be regarded as owning that number of shares of Common Stock into which such Series B Shares would then be convertible.

                  ELECTION OF CAFE ODYSSEY BOARD OF DIRECTORS

     At the Annual Meeting, five directors (which will comprise the entire Board) are to be elected to hold office until the next Annual Meeting of Shareholders, or until his successor is elected and qualified.

        Stephen D. King
        Ronald K. Fuller
        Michael L. Krienik
        Thomas W. Orr
        Jerry L. Ruyan

     All of the nominees have served as directors since the last Annual Meeting. The names and ages of the nominees, and their principal occupations and tenure as directors, as previously set forth in the Proxy Statement, are based upon information furnished to Cafe Odyssey by such nominees. All of the persons listed below have consented to serve as a director, if elected.

INFORMATION CONCERNING DIRECTORS

     The Board of Directors held five meetings during 1998 and took action by written action in lieu of a meeting 17 times.

     On September 25, 1997, the Board constituted an Audit Committee and appointed Michael Krienik and Thomas Orr as members of that committee. The Audit Committee reviews the financial affairs of Cafe Odyssey and the annual financial statements relating to the internal and external audit of Cafe Odyssey's books and accounts. The Audit Committee met once in 1998.

     On February 25, 1998, the Board constituted a Compensation Committee and appointed Mr. Orr and Martin O'Dowd as members. The Compensation Committee approves offers of employment and merit pay increases to all employees whose annual base salaries exceed $50,000, administer stock-based compensation plans, approve incentive compensation plans and performance targets identified in those plans, review and make recommendations with respect to Cafe Odyssey's remuneration policies and approve compensation for Board and committee service by outside directors. Mr. O'Dowd resigned from the Board on February 15, 1999. On March 12, 1999, the Board appointed Michael Krienik to serve on the Compensation Committee. The Compensation Committee met once in 1998.

AMENDMENT TO THE ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO

     Subsequent to its execution of the Merger Agreement, Cafe Odyssey began negotiating with two other internet-related entities. Shareholders are not being asked to vote on either of these transactions; however, in light of the recent change in Cafe Odyssey's strategic focus, the Board of Directors believes that it will be in the best interest of Cafe Odyssey to amend its Articles of
Incorporation and change its name from Cafe Odyssey, Inc. to                .
The Board believes that this new name will better reflect the expanding nature of Cafe Odyssey's business, which, as a result of the above-referenced transactions, will combine Cafe Odyssey's previous focus on serving award-winning food in a unique environment of adventure, imagination, exploration and innovation with the provision of email services, permission-based email marketing, and branded web-based email in the fields of radio, television, newspaper and sports/entertainment.

     In conjunction with this action, Cafe Odyssey's Board of Directors approved
a change in its corporate name from Cafe Odyssey, Inc. to                ,
subject to and contingent upon (i) shareholder approval and (ii) the effectiveness of the Merger as contemplated by the Merger Agreement previously discussed in detail in this Proxy Statement.

     The Board of Directors is requesting approval by the shareholders of an amendment to Article 1 of Cafe Odyssey's Articles of Incorporation changing the
name of Cafe Odyssey from Cafe Odyssey, Inc. to                .

     Approval of the resolution amending the Articles of Incorporation requires the affirmative vote of the holders of a majority of the shares of the outstanding Cafe Odyssey common stock represented in person or by proxy and entitled to vote at the Annual Meeting.

     Shares of Cafe Odyssey stock represented by a proxy properly signed and received at or prior to the Annual Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Cafe Odyssey stock represented by the proxy will be voted for the Proposal and the transactions contemplated thereby.

     For voting purposes at the Annual Meeting, only shares affirmatively voted in favor of amending Cafe Odyssey's Articles of Incorporation to change the name
of Cafe Odyssey from Cafe Odyssey, Inc. to                (including properly
executed proxies not containing voting instructions) will be counted as favorable votes for such proposal. The failure to submit a proxy (or to vote in person) or the abstention from voting will have the same effect as a vote against such proposal.

          THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE AMENDMENT
                    AND RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                 OTHER MATTERS

INDEPENDENT ACCOUNTANTS

     Ernst & Young LLP acted as Cafe Odyssey's independent public accountants during the fiscal years ended December 31, 1995 and December 29, 1996. On February 4, 1998, Cafe Odyssey dismissed Ernst & Young LLP as its independent accountants and engaged Arthur Andersen LLP as Cafe Odyssey's independent public accountants to audit Cafe Odyssey's financial statements for the fiscal year ended December 28, 1997. The Audit Committee of Cafe Odyssey's Board of Directors participated in and approved the decision to change independent accountants.

     The reports of Ernst & Young LLP on Cafe Odyssey's financial statements for the most recent two fiscal years for which that firm audited such financial statements, the most recent of which was the fiscal year ended December 29, 1996, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the 1995 and 1996 fiscal years and the subsequent period preceding the dismissal of that firm, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young LLP would have caused them to make reference thereto in their report on the financial statements for such years. During the 1995 and 1996 fiscal years and the subsequent period preceding the dismissal of that firm, there were no reportable events.

     During Cafe Odyssey's two most recent fiscal years prior to engaging Arthur Andersen LLP, Cafe Odyssey did not consult with Arthur Andersen LLP on any item regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Cafe Odyssey's financial statements, or (2) the subject matter of a disagreement or reportable event with the former independent accountants.

     The report of Arthur Andersen LLP on Cafe Odyssey's financial statements as of and for the years ended January 3, 1999 and December 28, 1997 included the statement that such financial statements had been prepared assuming that Cafe Odyssey will continue as a going concern, but that Cafe Odyssey's recurring losses from operations and net working capital deficit raised substantial doubt about Cafe Odyssey's ability to continue as a going concern. The report continued that the financial statements as presented do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should Cafe Odyssey be unable to continue as a going concern.

     A representative of Arthur Andersen LLP is expected to attend this year's Annual Meeting of Shareholders and will be available to respond to appropriate questions from shareholders.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires Cafe Odyssey's officers and directors, and persons who own more than 10% of a registered class of Cafe Odyssey's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and Nasdaq. Officers, directors and greater than ten per cent shareholders are required by SEC regulations to furnish the Cafe Odyssey with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to Cafe Odyssey, or written representations that no Forms 5 were required, Cafe Odyssey believes that during the year ended January 3, 1999 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten per cent beneficial owners were complied with.

PROPOSALS OF SHAREHOLDERS

     Any shareholder who desires to submit a proposal for action by the shareholders at the next annual meeting must submit such proposal in writing to Stephen D. King, Chairman, Cafe Odyssey, Inc., 4801 West 81st Street, Suite 112, Bloomington, Minnesota 55437 by February 3, 2000. Due to the complexity of the respective rights of the shareholders and the Cafe Odyssey in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. It is suggested that any such proposal be submitted by certified mail, return receipt requested.

     On May 21, 1998, the SEC adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934. The amendment to 14a-4(c)(1) governs Cafe Odyssey's use of its discretionary proxy voting authority with respect to a shareholder proposal which the stockholder has not sought to include in Cafe Odyssey's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify Cafe Odyssey at least 45 days before the date of mailing of the prior year's proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

     With respect to Cafe Odyssey's 2000 Annual Meeting of Shareholders, if Cafe Odyssey is not provided notice of a stockholder proposal which the stockholder has not previously sought to include in Cafe Odyssey's proxy statement by March 17, 2000, the management proxies will be allowed to use their discretionary authority as outlined above.

     The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Mark D. Dacko
                                          Secretary

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                  JUNE 1, 1999

                                     AMONG

                              CAFE ODYSSEY, INC.,

                                STEPHEN D. KING,

                               POPMAIL.COM, INC.,

            ALL OF THE HOLDERS OF COMMON STOCK OF POPMAIL.COM, INC.

                                      AND

                   CAFE ODYSSEY ACQUISITION SUBSIDIARY, INC.

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
ARTICLE I
           THE MERGER AND RELATED MATTERS..........................................       2
            1.01       The Merger..................................................       2
            1.02       Effective Time of the Merger................................       2
            1.03       Conversion of Common Shares.................................       3
            1.04       Exchange of Company Common Shares...........................       3
            1.05       Closing into Escrow; the Escrow Account.....................       4
ARTICLE 2
           REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................       5
            2.01       Limitation on Representations and Warranties................       5
            2.02       Incorporation and Corporate Power...........................       6
            2.03       Execution and Delivery; Valid and Binding Agreements........       6
            2.04       No Breach...................................................       6
            2.05       Value of the Company........................................       6
            2.06       Governmental Authorities; Consents..........................       7
            2.07       Capital Stock...............................................       7
            2.08       Subsidiaries................................................       7
            2.09       Financial Statements........................................       7
            2.10       Absence of Undisclosed Liabilities..........................       7
            2.11       No Material Adverse Changes.................................       8
            2.12       Title to Property...........................................       8
            2.13       Tax Matters.................................................       8
            2.14       Contracts and Commitments...................................       9
            2.15       Intellectual Property Rights................................      10
            2.16       Litigation..................................................      10
            2.17       Employees...................................................      10
            2.18       Employee Benefit Plans......................................      10
            2.19       Insurance...................................................      11
            2.20       Affiliate Transactions......................................      11
            2.21       Compliance with Laws; Permits...............................      12
            2.22       Tax-Free Reorganization Matters.............................      12
            2.23       Brokerage...................................................      12
ARTICLE 3
           REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY...........      12
            3.01       Incorporation and Corporate Power...........................      12
            3.02       Execution, Delivery; Valid and Binding Agreement............      13
            3.03       No Breach...................................................      13
            3.04       Value of the Company........................................      13
            3.05       Governmental Authorities; Consents..........................      13
            3.06       Capital Stock...............................................      13
            3.07       Financial Statements........................................      13
            3.08       Absence of Undisclosed Liabilities..........................      14
            3.09       No Material Adverse Changes.................................      14
            3.10       Tax Matters.................................................      14
            3.11       Litigation..................................................      15
            3.12       Employees...................................................      15
            3.13       Employee Benefit Plans......................................      15
            3.14       Compliance with Laws; Permits...............................      16
            3.15       SEC Filings.................................................      16

                                                                                       PAGE
                                                                                       ----
            3.16       Brokerage...................................................      17
            3.17       Validity of Buyer Preferred and Common Shares and Buyer           17
                       Warrant.....................................................
            3.18       Tax-Free Reorganization Matters.............................      17
            3.19       Investor Relations Firm.....................................      18
ARTICLE 4
           COVENANTS OF THE COMPANY................................................      18
            4.01       Conduct of the Business.....................................      18
            4.02       Access to Books and Records.................................      19
            4.03       Regulatory Filings..........................................      19
            4.04       Conditions..................................................      19
            4.05       No Negotiations, etc........................................      19
ARTICLE 5
           COVENANTS OF BUYER......................................................      20
            5.01       Conduct of the Business.....................................      20
            5.02       Regulatory Filings..........................................      21
            5.03       Conditions..................................................      21
            5.04       Repayment of Indebtedness...................................      21
            5.05       Nasdaq Listing..............................................      21
            5.06       Publicizing Merger..........................................      21
            5.07       Registration of Buyer Common Shares.........................      21
            5.08       Tax-Free Reorganization.....................................      22
            5.09       Employee and Employee Benefit Plan Matters..................      22
            5.10       Indemnification.............................................      22
            5.11       Performance by Merger Subsidiary............................      22
ARTICLE 6
           CONDITIONS TO CLOSING...................................................      22
            6.01       Conditions to Buyer's Obligations...........................      22
            6.02       Conditions to the Company's Obligations.....................      24
ARTICLE 7
           TERMINATION AND REMEDIES................................................      26
            7.01       Termination.................................................      26
            7.02       Effect of Termination.......................................      26
            7.03       Arbitration.................................................      27
            7.04       Remedies....................................................      27
            7.05       Litigation Expense..........................................      27
ARTICLE 8
           ADDITIONAL AGREEMENTS...................................................      27
            8.01       Powers of Attorney..........................................      27
            8.02       Officers of Surviving Corporation...........................      27
            8.03       Options, etc. Issued by Buyer after May 3, 1999.............      27
            8.04       The Company's Corporate Books...............................      27
            8.05       Securities and Blue Sky Laws................................      27
            8.06       Tax Matters.................................................      28
            8.07       Advance to the Company......................................      28

                                                                                       PAGE
                                                                                       ----
ARTICLE 9
           SURVIVAL; INDEMNIFICATION...............................................      28
            9.01       Survival of Representations and Warranties..................      28
            9.02       Indemnification of Company Indemnitees......................      28
            9.03       Procedure for Indemnification of the Company Indemnitees....      28
            9.04       Indemnification Threshold...................................      29
            9.05       Adjustment for Taxes and Insurance..........................      29
ARTICLE 10
           MISCELLANEOUS...........................................................      29
           10.01       Press Releases and Announcements............................      29
           10.02       Expenses....................................................      29
           10.03       Further Assurances..........................................      29
           10.04       Amendment and Waiver........................................      29
           10.05       Notices.....................................................      29
           10.06       Assignment..................................................      30
           10.07       Severability................................................      30
           10.08       Complete Agreement..........................................      30
           10.09       Counterparts................................................      30
           10.10       Governing Law...............................................      30
EXHIBIT A              Certificate of Designation for Buyer's Series B Convertible
                       Preferred Stock
EXHIBIT B              Subscription Agreement and Letter of Investment Intent
EXHIBIT C              Escrow Agreement
EXHIBIT D              Company Disclosure Schedule
EXHIBIT E              Buyer Disclosure Schedule
EXHIBIT F              Opinion of Company Counsel
EXHIBIT G              Form of LegacyMaker Indemnification Agreement
EXHIBIT H              King Indemnification Agreement
EXHIBIT I              King Employment Agreement
EXHIBIT J              Anderson Consulting Agreement
EXHIBIT K              Opinion of Counsel of Buyer

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of June 1, 1999 among Cafe Odyssey, Inc., a Minnesota corporation ("BUYER"), Stephen D. King ("King"), popmail.com, inc., a Delaware corporation (the "COMPANY"), each of the holders of common stock of the Company on the date hereof and Cafe Odyssey Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer ("MERGER SUBSIDIARY").

     A. The respective Boards of Directors of Buyer, the Company and Merger Subsidiary have approved the acquisition of the Company pursuant to the terms of this Agreement.

     B. The respective Boards of Directors of Merger Subsidiary and the Company have each duly approved the merger of Merger Subsidiary and the Company (the "MERGER") in accordance with the Delaware General Corporation Law upon the terms and subject to the conditions set forth below.

     C. The Board of Directors of Buyer has determined to recommend to the shareholders of Buyer that it is advisable and in the best interests of Buyer and its shareholders to approve the Merger.

     D. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     E. The parties intend that the Merger shall be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the "CODE") and that this Agreement, as it relates to the Merger, shall constitute a "plan of reorganization" within the meaning of Treasury Regulation ss. 1.368-3.

     F. Each of the Company Shareholders (defined below) on the date hereof approves of this Agreement and the Merger.

                                   ARTICLE I
                         THE MERGER AND RELATED MATTERS

     Accordingly, and in consideration of the representations, warranties, agreements and conditions herein contained, the parties hereto agree as follows:

     1.01 The Merger.

          (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), the Company shall be merged with and into Merger Subsidiary, the separate existence of the Company shall cease (except as may be continued by operation of law) and Merger Subsidiary shall continue as the surviving corporation (the "SURVIVING CORPORATION").

          (b) From and after the Effective Time, (i) the Certificate of Incorporation of Merger Subsidiary, as in effect immediately prior to the Effective Time and as amended in accordance with clause (iv) below, shall be the Certificate of Incorporation of the Surviving Corporation (ii) the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time; (iii) the directors and officers of Merger Subsidiary shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office); and (iv) the Certificate of Incorporation of Merger Subsidiary shall be amended as of the Effective Time so that the name of the Surviving Corporation shall be the name of the Company immediately prior to the Effective Time.

     1.02 Effective Time of the Merger. As soon as practicable after each of the conditions set forth in Section 1.06(c) and Article 6 hereof (other than the condition that articles of merger be filed and become effective) have been satisfied or waived, the Company and Merger Subsidiary will file, or cause to be filed, articles of merger with the Secretary of State of the State of Delaware, which articles of merger shall be in the form required by and executed in accordance with the applicable provisions of Delaware law (the "CERTIFICATE

OF MERGER"). The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the "EFFECTIVE TIME").

     1.03 Conversion of Common Shares.

          (a) At the Effective Time, each share of common stock of the Company, par value $.01 per share (a "COMPANY COMMON SHARE"), issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from Buyer each of

             (i) one (1) share of Buyer's Series B Convertible Preferred Stock (the "BUYER PREFERRED SHARES"), and

             (ii) a fraction of a warrant in a form mutually acceptable to Buyer and the Company Shareholders (the "BUYER WARRANT") to purchase Buyer's common stock, par value $.01 per share ("BUYER COMMON SHARES"), providing the economic equivalent of all options, warrants and other securities exchangeable for, or convertible into, Buyer Common Shares, which options, warrants or other securities are outstanding on May 3, 1999 (excluding Buyer's Redeemable Class A Warrants), such fraction having a numerator equal to 1 (one) and a denominator equal to the total number of Company Common Shares outstanding at the Effective Time.

The sum of (i) and (ii) may be referred to herein as the "MERGER CONSIDERATION."

          (b) At and as of the Effective Time, the holders of certificates representing Company Common Shares at the Effective Time (collectively, the "COMPANY SHAREHOLDERS") shall cease to have any rights as shareholders of the Company, except such rights, if any, as they may have pursuant to Delaware law. Except as provided above, until certificates representing Company Common Shares are surrendered for exchange, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration, as provided above.

          (c) On the Closing Date (as defined in Section 1.05), the Board of Directors of Buyer shall file a Certificate of Designation for the Buyer Preferred Shares with the Secretary of State of the State of Delaware setting forth the powers, preferences, rights, qualifications, limitations and restrictions of the Buyer Preferred Shares in the form set forth as EXHIBIT A, and shall reserve for issuance a sufficient number of shares of Buyer Preferred Shares for the purpose of issuing such shares to the Company Shareholders in accordance herewith and a sufficient number of Buyer Common Shares for the purpose of issuing such shares upon conversion of the Buyer Preferred Shares. Such Certificate of Designation shall provide that the Buyer Preferred Shares are convertible, in the aggregate, into a number of Buyer Common Shares determined by the following formula:

NUMBER OF BUYER PREFERRED SHARES OUTSTANDING       NUMBER OF BUYER COMMON SHARES OUTSTANDING
    IMMEDIATELY AFTER THE EFFECTIVE TIME             IMMEDIATELY AFTER THE EFFECTIVE TIME
--------------------------------------------   X   -----------------------------------------
                                                                     2,024

          (d) If, between the date of this Agreement and the Effective Time, the outstanding number of Buyer Preferred Shares or Buyer Common Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or stock dividend, the Merger Consideration shall be appropriately adjusted.

     1.04 Exchange of Company Common Shares.

          (a) After the Effective Time, each Company Shareholder shall be entitled, upon surrender of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares (the "CERTIFICATES"), along with a fully executed Subscription Agreement and Letter of Investment Intent in the form of EXHIBIT B (the "SUBSCRIPTION DOCUMENTS"), to receive the Merger Consideration from Buyer through such reasonable procedures as Buyer may adopt.

          (b) At the Closing, each Company Shareholder shall deposit with the Escrow Agent (as defined below) in accordance with Section 1.05 each Certificate for outstanding Company Common Shares, together with the Subscription Documents and a letter of transmittal ("LETTER OF TRANSMITTAL") (which shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Buyer, and shall also authorize and instruct Buyer to deliver to the Escrow Agent that number of Buyer Preferred Shares to which the holder thereof would otherwise be entitled pursuant to Section 1.03 for deposit into the Escrow Account pursuant to
     Section 1.05), duly completed and validly executed in accordance with the instructions thereto. Upon deposit of the Certificate with the Escrow Agent, together with the Subscription Documents and the Letter of Transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a pro rata portion of the Merger Consideration to be deposited with the Escrow Agent, including a certificate representing that number of Buyer Preferred Shares into which the Company Common Shares represented by the Certificate so surrendered shall be converted by the Merger.

          (c) All Merger Consideration issued upon the surrender for exchange of Company Common Shares in accordance with the above terms and conditions shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Shares.

          (d) In the event any Certificates shall have been lost, stolen or destroyed, Buyer shall deliver to the Escrow Agent to be held in escrow in accordance with Section 1.05 in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, Buyer Preferred Shares; provided, however, that Buyer may, in its discretion and as a condition precedent to the issuance of any Buyer Preferred Shares, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable sum as it may direct as indemnity against any claim that may be made against Buyer, Merger Subsidiary, the Company, or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Company Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged for Merger Consideration as provided in Section 1.03.

     1.05 Closing into Escrow; the Escrow Account.

          (a) On or before the later to occur of (i) 5:00 p.m. on June 17, 1999 and (ii) 5:00 p.m. on the fifth day after the date on which the Company delivers to Buyer the Company's Annual Financial Statements (as defined below), a closing into escrow of the transactions contemplated by this Agreement (the "CLOSING," and the date upon which the Closing shall occur, the "CLOSING DATE") shall occur and the following property shall be placed in an escrow account (the "ESCROW ACCOUNT") pursuant to the terms of an escrow agreement to be entered into by and among Buyer, the Company, the Attorney-in-Fact, on behalf of the Company Shareholders, and the escrow agent (the "ESCROW AGENT"), to be mutually acceptable to the Escrow Agent, the Attorney-in-Fact, the Company and Buyer, in form and substance substantially as set forth in EXHIBIT C (the "ESCROW AGREEMENT"):

             (i) by Buyer, the Company and Merger Subsidiary, the executed Certificate of Merger;

             (ii) by Buyer, certificates representing each Company Shareholder's pro rata portion of the aggregate number of Buyer Preferred Shares issuable pursuant to Section 1.03(a)(i) based on the number of Company Common Shares outstanding on the Closing Date;

             (iii) by Buyer, the Buyer Warrant; and

             (iv) by the Company Shareholders, the Company Common Shares held by the Company Shareholders, together with stock powers executed in blank, an executed Letter of Transmittal and executed Subscription Documents.

          (b) Prior to the Effective Time, the Buyer Preferred Shares shall not be deemed to be issued and outstanding, but shall be held in escrow pending the Effective Time. At the Effective Time, each

     Company Shareholder shall become a shareholder of Buyer with respect to such Company Shareholder's pro rata portion of the Buyer Preferred Shares and shall have all of the rights of a shareholder with respect to all such Shares, including the right to vote such Buyer Preferred Shares and to receive all dividends and other distributions paid with respect thereto; provided, however, that until the Effective Time, neither any Company Shareholder, Buyer nor any other person may sell, transfer, pledge, hypothecate or otherwise encumber any escrowed Buyer Preferred Shares, Company Common Shares or any other escrowed security. At the Effective Time, the Company Common Shares then outstanding shall be deemed canceled.

          (c) Upon satisfaction of all of the following:

             (i) Buyer shall have paid into the Escrow Account an amount (the "LEGACYMAKER FUNDS") necessary to pay all of the Company's secured indebtedness to LegacyMaker, Inc. (the "LEGACYMAKER NOTE");

             (ii) The sale price of a Buyer Common Share at the close of business on the last business day preceding the Effective Time shall then be at least $2.50 as quoted on Nasdaq;

             (iii) Buyer's shareholders shall have approved the Merger; and

             (iv) If applicable, Buyer shall have paid in full the Liquidated Damages and any Extension Payments then payable pursuant to Section 7.01(b);

then all of the escrowed Buyer Preferred Shares and the Buyer Warrant will be released to the Company Shareholders, all of the Company Common Shares, Subscription Documents, Letters of Transmittal and executed stock powers will be released to Buyer, the Escrow Agent will file, or cause to be filed, the executed Certificate of Merger with the Secretary of State of the State of Delaware, and Buyer will issue as additional Merger Consideration one (1) Buyer Preferred Share for each Company Common Share issued by the Company (and not in contravention of Section 4.01(b)) after the Closing but prior to the Effective Time to the holder of record of each such Company Common share as of the Effective Time.

          (d) Upon any surrender and exchange of Certificates, there shall be paid to the holders of the Certificates issued in exchange therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore were declared and became payable after the Effective Time with respect to the number of whole shares of Buyer Preferred Shares issued to such holder.

                                   ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Buyer that, except as set forth in the Company Disclosure Schedule attached hereto as EXHIBIT D (the "COMPANY DISCLOSURE SCHEDULE") (which Company Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article 2 under captions referencing the Sections to which such exceptions apply):

     2.01 Limitation on Representations and Warranties.

          (a) Except as and to the extent expressly set forth in this Article 2, the Company makes no other representations or warranties, either express or implied, and disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer or any of its affiliates, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection or advice that may have been provided to Buyer by any officer, director, employee, agent, consultant or representative of the Company or any affiliate thereof, or by any other agent, consultant or representative of the Company).

          (b) Notwithstanding anything to the contrary contained herein, to the extent that any of the representations and warranties contained in this
     Article 2 concern assets or properties that are operated by persons other than the Company, such representations and warranties are limited to the best knowledge of the Company, without any further investigation. All of such assets and properties are disclosed on the Company Disclosure Schedule.

          (c) Without limiting the generality of the foregoing, the Company makes no representation or warranty, either express or implied, as to the design, function, value or marketability of the Company's assets or properties or the probable success or profitability of the business of the Company.

          (d) "To the knowledge" or "to the best knowledge" of the Company (or similar references to the Company's knowledge) means that the only information to be attributed to the Company is information actually known to Marcos A. Rodriguez or James L. Anderson. Unless otherwise specifically provided in this Agreement, no such person is represented to have undertaken a separate investigation in connection with the transactions contemplated hereby to determine the existence of absence of facts in any statement qualified by "knowledge."

     2.02 Incorporation and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. The copies of the Company's Certificate of Incorporation and Bylaws which have been furnished by the Company to Buyer prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. The Company is qualified to do business as a foreign corporation in Texas, which is the only state in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Company's business, prospects or results of operations (a "MATERIAL ADVERSE EFFECT").

     2.03 Execution and Delivery; Valid and Binding Agreements. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been and the other agreements to be executed pursuant hereto will be at Closing and at the Effective Time duly executed and delivered by the Company and constitute (or at Closing and at the Effective Time will constitute) the valid and binding obligations of the Company, enforceable in accordance with their respective terms. Each Attorney-in-Fact will have at the Closing the absolute and unrestricted right, power and authority to carry out the terms of this Agreement and the transactions contemplated hereby on behalf of each Company Shareholder on whose behalf it has been authorized to act, including on behalf of persons or entities who become Company Shareholders after the date hereof or after the Closing Date.

     2.04 No Breach. The execution, delivery and performance of this Agreement and each of the other agreements attached as exhibits hereto (collectively, the "RELATED AGREEMENTS") to be executed by the Company in connection herewith and the consummation by the Company of the transactions contemplated hereby do not
(i) conflict with or result in a violation of any provision of the charter or bylaws of the Company, (ii) constitute a default under, or give rise to any right of termination, cancellation, or acceleration under any material bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which the Company is a party or by which the Company or any of its properties may be bound, (iii) result in the creation or imposition of any lien, security interest, charge or encumbrance upon the properties of the Company, or (iv) violate any applicable law binding upon the Company except, in the case of clauses (ii), (iii), and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect.

     2.05 Value of the Company. Buyer acknowledges that it has had access to adequate information to assess the value of the Company and its strategic fit with Buyer. Buyer and Merger Subsidiary expressly waive any and all claims against the Company or its directors, officers or shareholders relating to the valuation of the Company or its assets or any representations as to such value made by the Company or any of its directors, officers or shareholders with respect to such valuation.

     2.06 Governmental Authorities; Consents. The Company is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby, except for such consents, approvals and authorizations which, if not obtained, would not have a Material Adverse Effect.

     2.07 Capital Stock. The authorized capital stock of the Company consists of 1,000,000 shares of common stock, par value $.01 per share, consisting of 1,000 shares of Class A Common Stock ("CLASS A COMMON") and 999,000 shares of Class B Common Stock ("CLASS B COMMON"), of which, as of the date hereof, 10 shares of Class A Common and 2,014 shares of Class B Common (collectively, the "COMPANY COMMON SHARES") are issued and outstanding, all of which are owned beneficially and of record by the Company Shareholders, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other legal or equitable limitations of any kind, other than liens or encumbrances in favor of LegacyMaker, Inc. ("LEGACYMAKER"), which liens or encumbrances will be released upon payment in full of the LegacyMaker Note. All of the Company Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Company and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of capital stock or other securities of the Company of any kind. There are no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of its capital stock.

     2.08 Subsidiaries. The Company does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity. The Company may form subsidiaries in order to conduct acquisitions in accordance with Section 4.05.

     2.09 Financial Statements. The Company shall deliver to Buyer copies of (a) the unaudited balance sheet, as of April 30, 1999, of the Company (the "COMPANY'S INTERIM BALANCE SHEET") and the unaudited statement of operations of the Company for the four-month period ended April 30, 1999 (such statement and the Company's Interim Balance Sheet being herein referred to as the "COMPANY'S INTERIM FINANCIAL STATEMENTS") within five (5) days after the date hereof and
(b) the audited balance sheets, as of December 31, 1998 and December 31, 1997, of the Company and the audited statement of operations of the Company for each of the years ended December 31, 1998 and December 31, 1997 (collectively, the "COMPANY'S ANNUAL FINANCIAL STATEMENTS") within 45 days after the date hereof. The Company's Interim Financial Statements and the Company's Annual Financial Statements are true and correct in all material respects, are based upon the information contained in the books and records of the Company and fairly present in all material respects the financial condition of the Company as of the dates thereof and results of operations, shareholders' equity and cash flows for the periods referred to therein. The Company's Annual Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated. The Company's Interim Financial Statements have been prepared in accordance with generally accepted accounting principles applicable to unaudited interim financial statements (and thus may not contain all notes which are required to be prepared in accordance with generally accepted accounting principles) consistent with the Company's Annual Financial Statements and reflect all adjustments necessary to fairly present the financial position, results of operations and cash flows for the interim period(s) presented.

     2.10 Absence of Undisclosed Liabilities. Except as reflected in the Company's Interim Balance Sheet, the Company has no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities which have arisen after the date of the Company's Interim Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and other liabilities which, in the aggregate, are not material to the Company.

     2.11 No Material Adverse Changes. Since December 31, 1998, there has not been any material adverse change in, or any event or condition that might reasonably be expected to result in any material adverse change in, the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of the Company.

     2.12 Title to Property.

          (a) The Company does not own any real property and is not a party to any lease of real property.

          (b) The Company owns good and marketable title to each of the material tangible properties and tangible assets reflected on the Company's Interim Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen, (iii) liens securing the LegacyMaker Note, which liens will be released upon payment in full of such Note, and (iv) liens which individually or in the aggregate would not have a Material Adverse Effect.

          (c) All of the material equipment and other material tangible assets necessary for the conduct of the Company's business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of such assets. The Company owns, or leases under valid leases, all equipment and other tangible assets necessary for the conduct of its business as currently conducted.

          2.13 Tax Matters. Except as set forth on the Company Disclosure
     Schedule:

          (a) Each of the Company and any affiliated, combined or unitary group of which the Company is or was a member for purposes of any Taxes (as defined below) has timely filed, been included in or sent, and will, prior to the Closing, timely file, be included in or send all returns, declarations and reports and information returns and statements required to be filed or sent by or relating to any of them prior to the Closing relating to any Taxes with respect to any income, properties or operations of the Company prior to the Effective Time (collectively, the "RETURNS");

          (b) as of the time of filing, the Returns:

             (i) correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company and any other information required to be shown therein;

             (ii) constitute (and, as to any Returns not filed as of the date hereof, will constitute) complete and accurate representations of the Tax liabilities for the periods covered; and

             (iii) accurately set forth all items (to the extent required to be included or reflected in the Returns) relevant to future Tax liabilities, including the Tax bases of properties and assets;

          (c) the Company has timely paid all Taxes that have been shown as due and payable on the Returns that have been filed;

          (d) the Company has established a reserve (in accordance with generally accepted principles) on the Company's Interim Balance Sheet for any Taxes that relate to past periods but are not yet due; and will establish such a reserve for all other Taxes payable for any periods that end before the Closing for which no Returns have yet been filed and for any periods that begin before the Closing and end after the Closing to the extent such Taxes are attributable to the portion of any such period ending at the Closing;

          (e) the charges, accruals and reserves for Taxes reflected on the Company's Interim Balance Sheet are adequate to cover the Tax liabilities accruing or payable by the Company in respect of periods prior to the date hereof;

          (f) the Company is not delinquent in the payment of any Taxes and has not requested any extension of time within which to file or send any Return, which Return has not since been filed or sent;

          (g) to the Company's knowledge, no deficiency for any Taxes has been proposed, asserted or assessed against the Company (or any member of any affiliated or combined group of which the Company is or has been a member for which the Company could be liable for Taxes);

          (h) the Company has not granted any extension of the limitation period applicable to any Tax claims and the Company has not waived any such limitation period;

          (i) the Company is not and has not been a party to any tax sharing agreement with any corporation which, as of the Closing, is not a member of the affiliated group of which the Company is a member;

          (j) the Company has not made any election under Section 341(f) of the Code;

          (k) no Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated in this Agreement;

          (l) neither the Company nor any affiliate is a party to any agreement, contract plan or arrangement that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company that are not deductible (in whole or in part) under Section 280G of the Code;

          (m) to the Company's knowledge, no examinations of the Returns of the Company is currently in progress or, to the best knowledge of the Company, threatened and no deficiencies have been asserted or assessed against either the Company as a result of any audit by the Internal Revenue Service or any other taxing authority and no such deficiency has been proposed or threatened;

          (n) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company; and

          (o) the Company is treated as an S corporation for federal income tax purposes.

"TAX" (and with the corresponding meaning "Taxes" and "Taxable") shall include
(i) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) and (ii) any liability for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated or combined group.

     2.14 Contracts and Commitments.

          (a) The Company is not a party to any: (i) collective bargaining agreements or contracts with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plans; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; or (iv) stock purchase or stock option plans.

          (b) The Company Disclosure Schedule lists all material contracts (within the meaning of paragraph (b)(10) of Item 601 of Regulation S-K, applied as if the Company were the "registrant" as used therein), oral or written, to which the Company is a party.

          (c) The Company has performed all material obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in the Company Disclosure Schedule and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption and the Company has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and the Company has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

          (d) Prior to the date of this Agreement, Buyer has been provided access to each written contract or commitment, and a written description of each oral contract or commitment, referred to in the Company Disclosure Schedule, together with all amendments, waivers or other changes thereto.

     2.15 Intellectual Property Rights. The Company Disclosure Schedule describes all material rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, trade secrets, know-how or other intellectual property rights owned by, licensed to or otherwise controlled by the Company or used in, developed for use in or necessary to the conduct of the Company's business as now conducted. The Company owns and possesses all right, title and interest, or holds a valid license, in and to the rights set forth under such caption. The Company Disclosure Schedule describes all intellectual property rights which have been licensed to third parties and those intellectual property rights which are licensed from third parties. The Company has not received any notice of, nor are there any facts known to it which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the material intellectual property rights which are listed; no claim by any third party contesting the validity of any intellectual property rights listed in the Company Disclosure Schedule has been made, is currently outstanding or, to the best knowledge of the Company, is threatened; the Company has not received any notice of any infringement, misappropriation or violation by the Company of any intellectual property rights of any third parties and to its knowledge the Company has not infringed, misappropriated or otherwise violated any such intellectual property rights; and to the knowledge of the Company no infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to products currently being sold by the Company or with respect to the conduct of the Company's business as now conducted.

     2.16 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of the Company, threatened against the Company, at law or in equity, or before or by any federal, state or municipal court or other governmental department, commission, board, bureau, agency or instrumentality.

     2.17 Employees. (a) No executive employee of the Company and, to the best knowledge of the Company, no group of the Company's employees has any plans to terminate his, her or its employment; (b) the Company has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) the Company has no material labor relations problem pending and its labor relations are satisfactory; (d) there are no workers' compensation claims pending against the Company nor is the Company aware of any facts that would give rise to such a claim; (e) to the Company's knowledge, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company or, after the Effective Time, the Surviving Corporation; (f) no employee or former employee of the Company has any claim with respect to any intellectual property rights of the Company set forth in the Company Disclosure Schedule; and
(g) the Company has furnished to Buyer copies of all noncompetition agreements between the Company and any of its directors or employees.

     2.18 Employee Benefit Plans.

          (a) There are no employee welfare benefit plans or employee pension benefit plans within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained or contributed to by the Company (collectively, "PLANS"), and no trust funds are so maintained in connection with any employee welfare benefit plan.

          (b) The Company does not now maintain or contribute to, nor has the Company at any time maintained or contributed to, any employee benefit plan which is subject to Title IV of ERISA.

          (c) The Company has not engaged in, nor entered into any arrangement pursuant to which any person or entity is contractually bound to enter into, any transaction which could result in imposition upon either the Company or Buyer of any excise tax under Sections 4971 through 4980B, inclusive, and Section 5000 of the Code or civil liability under Section 502(i) or 502(l) of ERISA or otherwise incurred a liability for any excise tax, other than excise taxes which have heretofore been paid or have been accrued on the Company's Interim Balance Sheet.

          (d) The Company is not and has never been a member of a controlled group of corporations, an unincorporated trade or business under common control, or a member of an affiliated service group (as such terms are defined in Sections 414(b), 414(c) and 414(m) of the Code), involving any other entity.

          (e) The Company does not maintain any employee benefit plan providing benefits to former employees or directors, other than health coverage mandated by applicable law.

          (f) The Company has complied in all respects with the "COBRA" requirements of Section 4980B of the Code.

     2.19 Insurance. The Company Disclosure Schedule lists and briefly describes
(i) each insurance policy maintained by the Company with respect to the Company's properties, assets and operations, (ii) sets forth the date of expiration of each such insurance policy and (iii) briefly summarizes all material claims currently outstanding under each such policy. All of such insurance policies are in full force and effect. The Company is not in default with respect to its obligations under any of such insurance policies. To the best knowledge of the Company, there has been no threatened termination of, or premium increase whether retrospective or prospective with respect to any of such policies.

     2.20 Affiliate Transactions. Other than pursuant to this Agreement or as disclosed on the Company Disclosure Schedule, no officer, director or employee of the Company or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "Insiders"), has any agreement with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). To the Company's knowledge, none of the Insiders has any direct or indirect material interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any material property. For purposes of this Section, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons-and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

     2.21 Compliance with Laws; Permits.

          (a) The Company and, to the Company's knowledge, its officers, directors, agents and employees, have complied in all material respects with all applicable laws, regulations and other requirements which materially affect the business of the Company and to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such laws, regulations or other requirements. The Company has no knowledge of any such action. The Company is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to the Surviving Corporation after the Effective Time.

          (b) The Company has, in full force and effect, all material licenses, permits and certificates, from federal, state and local authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and own and operate its properties (collectively, the "PERMITS"), except for Permits that the absence of which has not and will not have a Material Adverse Effect. A true, correct and complete list of all the Permits maintained by the Company is set forth in the Company Disclosure Schedule. The Company has conducted its business in all material respects in compliance with all material terms and conditions of the Permits.

     2.22 Tax-Free Reorganization Matters.

          (a) Following the Merger, Surviving Corporation will hold at least 90 per cent of the fair market value of the Company's net assets and at least 70 percent of the fair market value of the Company's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by the Company or Merger Subsidiary to Company Shareholders who receive cash or other property, amounts used by the Company or Merger Subsidiary to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company or Merger Subsidiary, respectively, immediately prior to the Merger.

          (b) Following the Merger, Surviving Corporation will continue the Company's historic business or use a significant portion of its historic business assets in a business.

          (c) There is no intercorporate indebtedness existing between Buyer and the Company or between Merger Subsidiary and the Company that was issued, acquired or will be settled at a discount.

          (d) Buyer is paying no consideration for outstanding stock of the Company other than the Merger Consideration. Buyer will acquire at least 50% of the Company's outstanding stock solely in exchange for voting stock of Buyer. For purposes of the preceding sentence, shares of Company Common Stock exchanged for cash or other property originating with Buyer will be treated as outstanding stock of the Company.

     2.23 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company Shareholders or the Company.

                                   ARTICLE 3
         REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY

     Buyer and Merger Subsidiary hereby represent and warrant to the Company that, except as set forth in the Buyer Disclosure Schedule attached hereto as EXHIBIT E (the "BUYER DISCLOSURE SCHEDULE") (which Buyer Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article 3 under captions referencing the Sections to which such exceptions apply):

     3.01 Incorporation and Corporate Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted.

The copies of the Articles or Certificate of Incorporation and Bylaws of each of Buyer and Merger Subsidiary which have been furnished to the Company prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. Buyer is qualified to do business as a foreign corporation in Ohio and Colorado, which are the only states in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on Buyer's business, prospects or results of operations.

     3.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by each of Merger Subsidiary and Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Related Agreements to be executed by the Company or Merger Subsidiary at Closing will be, duly executed and delivered by each of Merger Subsidiary and Buyer and constitute the valid and binding obligation of each, enforceable in accordance with their respective terms.

     3.03 No Breach. The execution, delivery and performance of this Agreement by each of Merger Subsidiary and Buyer and the consummation by them of the transactions contemplated hereby do not (i) conflict with or result in a violation of any provision of the charter or bylaws of either Merger Subsidiary or Buyer, (ii) constitute a default under, or give rise to any right of termination, cancellation, or acceleration under any material bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Merger Subsidiary or Buyer is a party or by which either of them or any of their properties may be bound, (iii) result in the creation or imposition of any lien, security interest, charge or encumbrance upon the properties of Merger Subsidiary or Buyer, or (iv) violate any applicable law binding upon Merger Subsidiary or Buyer except, in the case of clauses (ii),
(iii), and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect.

     3.04 Value of the Company. Buyer acknowledges that it has had access to adequate information to assess the value of the Company and its strategic fit with Buyer. Buyer expressly waives any and all claims against the Company or its directors, officers or shareholders relating to the valuation of the Company or its assets or any representations as to such value that may be deemed to have been made by the Company or any of its directors, officers or shareholders with respect to such valuation.

     3.05 Governmental Authorities; Consents. Other than with respect to any Buyer or Merger Subsidiary securities law reporting obligation, neither Merger Subsidiary nor Buyer is required to submit any notice, report or other filing with any governmental authority in connection with their respective execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, and no consent, approval or authorization of any governmental or regulatory authority or any other party or person, other than Buyer's shareholders, is required to be obtained by either Merger Subsidiary or Buyer in connection with their respective execution, delivery and performance of this Agreement or the transactions contemplated hereby and except for such consents, approvals and authorizations which, if not obtained, would not have a Material Adverse Effect.

     3.06 Capital Stock. The authorized capital stock of Buyer consists of 100,000,000 shares of undesignated capital stock, of which 2,000 shares have been designated as Series A 8% Convertible Preferred Stock. As of May 25, 1999, 8,313,435 Buyer Common Shares and 2,000 shares of Series A 8% Convertible Preferred Stock were issued and outstanding. Buyer has not designated any other class or series of preferred stock. All of the Buyer Common Shares and shares of Series A 8% Convertible Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Buyer Disclosure Schedule lists all warrants, options, conversion rights and agreements to purchase or otherwise acquire from Buyer any shares of capital stock or other securities of Buyer outstanding on May 3, 1999 and on the Closing Date. All of the outstanding shares of capital stock of Merger Subsidiary are owned directly by Buyer.

     3.07 Financial Statements. Within five days after the date hereof, Buyer shall deliver to the Company copies of its unaudited balance sheet, as of April 30, 1999 and its unaudited statement of operations for the four-month period ended April 30, 1999 ("BUYER'S INTERIM FINANCIAL STATEMENTS"). Buyer's Interim Financial Statements and its balance sheet as of January 3, 1999 and statement of operations for the year ended January 3, 1999 ("BUYER'S 1998 FINANCIAL STATEMENTS"), as well as the other audited financial statements and unaudited interim financial statements of Buyer included in Buyer's filings with the Securities and Exchange Commission are true and correct, are based upon the information contained in the books and records of Buyer and fairly present the financial condition of Buyer as of the dates thereof and results of operations, shareholders' equity and cash flows for the periods referred to therein. Buyer's 1998 Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated. Buyer's Interim Financial Statements have been prepared in accordance with generally accepted accounting principles applicable to unaudited interim financial statements (and thus may not contain all notes which are required to be prepared in accordance with generally accepted accounting principles) consistent with Buyer's 1998 Financial Statements and reflect all adjustments necessary to fairly present the financial position, results of operations and cash flows for the interim period(s) presented.

     3.08 Absence of Undisclosed Liabilities. Except as disclosed in its balance sheet for the fiscal year ended January 3, 1999, Buyer has no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities which have arisen after January 3, 1999 in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and other liabilities which, in the aggregate, are not material to Buyer.

     3.09 No Material Adverse Changes. Since January 3, 1999, there has not been any material adverse change in, or any event or condition that might reasonably be expected to result in any material adverse change in, the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of Buyer.

     3.10 Tax Matters. Except as set forth on the Buyer Disclosure Schedule:

          (a) Each of Buyer and any affiliated, combined or unitary group of which Buyer is or was a member for purposes of any Taxes has timely filed, been included in or sent, and will, prior to the Closing, timely file, be included in or send all Returns required to be filed or sent by or relating to any of them prior to the Closing relating to any Taxes with respect to any income, properties or operations of Buyer prior to the Effective Time;

          (b) as of the time of filing, the Returns:

             (i) correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of Buyer and any other information required to be shown therein;

             (ii) constitute (and, as to any Returns not filed as of the date hereof, will constitute) complete and accurate representations of the Tax liabilities for the periods covered; and

             (iii) accurately set forth all items (to the extent required to be included or reflected in the Returns) relevant to future Tax liabilities, including the Tax bases of properties and assets;

          (c) Buyer has timely paid all Taxes that have been shown as due and payable on the Returns that have been filed;

          (d) Buyer has established a reserve (in accordance with generally accepted principles) on Buyer's Interim Financial Statements for any Taxes that relate to past periods but are not yet due; and will establish such a reserve for all other Taxes payable for any periods that end before the Closing for which no Returns have yet been filed and for any periods that begin before the Closing and end after the Closing to the extent such Taxes are attributable to the portion of any such period ending at the Closing;

          (e) the charges, accruals and reserves for Taxes reflected on Buyer's Interim Financial Statements are adequate to cover the Tax liabilities accruing or payable by Buyer in respect of periods prior to the date hereof;

          (f) Buyer is not delinquent in the payment of any Taxes and has not requested any extension of time within which to file or send any Return, which Return has not since been filed or sent;

          (g) to Buyer's knowledge, no deficiency for any Taxes has been proposed, asserted or assessed against Buyer (or any member of any affiliated or combined group of which Buyer is or has been a member for which Buyer could be liable for Taxes);

          (h) Buyer has not granted any extension of the limitation period applicable to any Tax claims and Buyer has not waived any such limitation period;

          (i) Buyer is not and has not been a party to any tax sharing agreement with any corporation which, as of Buyer, is not a member of the affiliated group of which Buyer is a member;

          (j) Buyer has not made any election under Section 341(f) or Section 1362(a) of the Code;

          (k) no Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated in this Agreement;

          (l) neither Buyer nor any affiliate is a party to any agreement, contract plan or arrangement that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Buyer that are not deductible (in whole or in part) under Section 280G of the Code;

          (m) to Buyer's knowledge, no examinations of the Returns of Buyer is currently in progress or, to the best knowledge of Buyer, threatened and no deficiencies have been asserted or assessed against either Buyer as a result of any audit by the Internal Revenue Service or any other taxing authority and no such deficiency has been proposed or threatened; and

          (n) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Buyer.

     3.11 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Buyer, threatened against Buyer, at law or in equity, or before or by any federal, state or municipal court or other governmental department, commission, board, bureau, agency or instrumentality.

     3.12 Employees. (a) No executive employee of Buyer and, to the best knowledge of Buyer, no group of Buyer's employees has any plans to terminate his, her or its employment; (b) Buyer has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) Buyer has no material labor relations problem pending and its labor relations are satisfactory; (d) there are no workers' compensation claims pending against Buyer nor is Buyer aware of any facts that would give rise to such a claim; and (e) no employee of Buyer is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Buyer.

     3.13 Employee Benefit Plans.

          (a) Buyer has listed all Plans on the Buyer Disclosure Schedule, and no trust funds are so maintained in connection with any employee welfare benefit plan. Buyer has delivered or made available to the Company a true, correct and complete copy of each of the Plans identified on such list. As to each of such Plans that is funded, Buyer has delivered or made available to the Company a true, correct and complete copy of the most recent annual financial report with respect to such Plan, and any subsequent interim report. There have been no adverse changes in the financial status of any such Plans since the date of the most recent report provided with respect thereto.

          (b) Buyer has also specifically identified on the Buyer Disclosure Schedule each of the Plans that is represented to be a qualified plan under
     Section 401(a) of the Code. With respect to each of the Plans so identified, the following are true: (i) the plan, in form and operation, currently satisfies, and for all years subsequent to the establishment of, such plan has satisfied, the qualification requirements of Section 401(a) or 403(a) of the Code, as applicable; and (ii) except as identified on the Buyer Disclosure Schedule, the IRS has issued a favorable letter of determination with respect to the Plan as amended to date, and all amendments required by the Code as a condition of retention of such qualified status as of the date hereof have been or will be adopted within time limits required to maintain such status. Each of such Plans is and has been operating in compliance with all amendments required by the Tax Reform Act of 1986 and subsequent legislation and regulations.

          (c) Buyer and each subsidiary does not now maintain or contribute to, nor, except as set forth on the Buyer Disclosure Schedule, has Buyer or any subsidiary at any time maintained or contributed to, any employee benefit plan which is subject to Title IV of ERISA. Except as set forth in the Buyer Disclosure Schedule, all contributions payable to any of the Plans for any plan year ending prior to the date hereof have been paid in full on a timely basis and no accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA) has been incurred.

          (d) Buyer has not engaged in, nor entered into any arrangement pursuant to which any person or entity is contractually bound to enter into, any transaction which could result in imposition upon either the Company or Buyer of any excise tax under Sections 4971 through 4980B, inclusive, and Section 5000 of the Code or civil liability under Section 502(i) or 502(l) of ERISA or otherwise incurred a liability for any excise tax, other than excise taxes which have heretofore been paid or have been accrued on the Buyer's Interim Financial Statements.

          (e) Buyer and each subsidiary has (i) filed or caused to be filed on a timely basis each and every return, report, statement, notice, declaration and other document required to be filed with any governmental agency (including, without limitation, the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation and the SEC) with respect to each of the Plans; (ii) timely complied with all applicable participant disclosure requirements of ERISA; and (iii) has maintained in full force and effect any bond required under ERISA in connection with such Plans.

          (f) Buyer is not and has never been a member of a controlled group of corporations, an unincorporated trade or business under common control, or a member of an affiliated service group (as such terms are defined in Sections 414(b), 414(c) and 414(m) of the Code), involving any other entity.

          (g) Buyer does not maintain any employee benefit plan providing benefits to former employees or directors, other than health coverage mandated by applicable law.

          (h) Buyer has complied in all respects with the "COBRA" requirements of Section 4980B of the Code.

     3.14 Compliance with Laws; Permits.

          (a) Buyer and its officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements which materially affect the business of Buyer and to which Buyer may be subject, and no claims have been filed against Buyer alleging a violation of any such laws, regulations or other requirements. Buyer has no knowledge of any such action.

          (b) Buyer has, in full force and effect, all Permits necessary to conduct its business and own and operate its properties. A true, correct and complete list of all the Permits is set forth in the Buyer Disclosure Schedule. Buyer has conducted its business in all material respects in compliance with all material terms and conditions of the Permits.

     3.15 SEC Filings. Buyer is current with respect to reports required to be filed under the Securities Exchange Act of 1934. None of Buyer's filings with the Securities and Exchange Commission, at the time of their filing, contained any untrue statement of a material fact regarding the Company or its business or omitted to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

     3.16 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Merger Subsidiary.

     3.17 Validity of Buyer Preferred and Common Shares and Buyer Warrant. The Buyer Preferred Shares to be issued to the Company Shareholders pursuant to
Section 1.03, and the Buyer Common Shares to be issued upon conversion of the Buyer Preferred Shares, have been duly authorized and, upon issuance, delivery and payment therefor, will be validly issued, fully paid and nonassessable. The Buyer Warrant to be issued to be Company Shareholders pursuant to Section 1.03(a)(ii) and the warrant, if any, to be issued to LegacyMaker pursuant to
Section 8.03 (the "LEGACYMAKER WARRANT") have been duly authorized and, upon issuance, delivery and payment therefor, will be validly issued, fully paid and nonassessable and will constitute valid and legally binding obligations of Buyer enforceable against Buyer in accordance with their terms. The Buyer Common Shares to be issued upon exercise of all such warrants have been duly authorized and, upon issuance, delivery and payment therefor, will be validly issued, enforceable, fully paid and nonassessable.

     3.18 Tax-Free Reorganization Matters.

          (a) Immediately prior to the Merger, Buyer will be in control of Merger Subsidiary within the meaning of Section 368(c) of the Code.

          (b) Buyer does not own, nor has it owned during the past five years, any shares of stock of the Company.

          (c) Immediately following the Merger, Surviving Corporation will hold at least 90 per cent of the fair market value of Merger Subsidiary's net assets, at and least 70 per cent of the fair market value of Merger Subsidiary's gross assets, held immediately prior to the Merger. For purposes of this representation, amounts paid by the Company or Merger Subsidiary to Company Shareholders who receive cash or other property, amounts used by the Company or Merger Subsidiary to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be assumed to be included as assets of the Company or Merger Subsidiary, respectively, immediately prior to the merger.

          (d) Following the Merger, Surviving Corporation will continue the Company's historic business or use a significant portion of its historic business assets in a business.

          (e) Buyer has no plan or intention to cause Surviving Corporation to issue after the Effective Time additional shares of Surviving Corporation's stock that would result in Buyer losing control of surviving Corporation within the meaning of Section 368(c) of the Code or any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Surviving Corporation that, if exercise or converted, would affect Buyer's acquisition or retention of control of Surviving corporation, as defined in Section 368(c) of the Code.

          (f) Neither Buyer nor any of its affiliates has any plan or intention to reacquire, directly or indirectly, any of the Buyer Preferred Shares issued pursuant to the Merger.

          (g) Buyer has no plan or intention to liquidate Surviving Corporation, to merge Surviving Corporation with or into another corporation, to sell or otherwise dispose of Surviving Corporation Stock or to cause Surviving Corporation to sell or otherwise dispose of its assets, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

          (h) There is no intercorporate indebtedness existing between Buyer and the Company or between Merger Subsidiary and the Company that was issued, acquired or will be settled at a discount.

          (i) Buyer and Merger Subsidiary have taken no action that would jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368 of the Code.

          (j) Buyer is paying no consideration for outstanding stock of the Company other than the Merger Consideration. Buyer will acquire at least 50% of the Company's outstanding stock solely in exchange for voting stock of Buyer. For purposes of the preceding sentence, shares of Company Common Stock exchanged for cash or other property originating with Buyer will be treated as outstanding stock of the Company.

          (k) No capital stock of Merger Subsidiary will be issued in the Merger.

     3.19 Investor Relations Firm. Buyer has retained an investor relations firm with substantial Internet experience.

                                   ARTICLE 4
                            COVENANTS OF THE COMPANY

     4.01 Conduct of the Business. The Company covenants and agrees that, from the date hereof until the Effective Time, unless otherwise consented to by Buyer in writing:

          (a) The business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of its business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company's past custom and practice;

          (b) The Company shall not issue or sell any additional shares of its capital stock, except (i) as consideration for acquisitions by the Company prior to the Effective Time, or (ii) with Buyer's consent.

          (c) The Company shall not, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock; (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (iii) amend or propose to amend its Certificate of Incorporation or Bylaws; (iv) split, combine or reclassify any outstanding Company Common Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to Company Common Shares; (v) redeem, purchase or acquire or offer to acquire any Company Common Shares or other securities of the Company; (vi) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital from LegacyMaker in amounts not to exceed $99,000 per month; or (vii) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 4.01(c);

          (d) The Company shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases (except for increases in the ordinary course of business, consistent with past practice), severance or termination pay to, any officers or directors or consultants; or (ii) in the case of employees, officers or consultants, take any action with respect to the grant of any bonuses, salary increases (except for increases in the ordinary course of business, consistent with past practice), severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

          (e) The Company shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

          (f) The Company shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

          (g) The Company shall (i) use its best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company; (ii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iii) notify Buyer of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such complaint, investigation or hearing would be material, individually or in the aggregate, to the business, prospects, operations or financial condition of the Company or to the Company's or Buyer's ability to consummate the transactions contemplated by this Agreement; and (iv) promptly notify Buyer in writing if the Company shall discover that any representation or warranty made in this Agreement was when made, or has subsequently become, untrue in any respect;

          (h) The Company shall (i) file any Returns, elections or information statements with respect to any liabilities for Taxes of the Company or other matters relating to Taxes of the Company which pursuant to applicable law must be filed prior to the Effective Time; (ii) promptly upon filing provide copies of any such Returns, elections or information statements to Buyer; (iii) make any such Tax elections with respect to Taxes taken by or affecting the Company only upon prior consultation with and consent of Buyer; and (iv) not amend any Return except after prior consultation with and the consent of Buyer; and

          (i) The Company shall not permit (i) the amount of principal owing under the LegacyMaker Note to increase by more than $99,000 per month or
     (ii) the interest rate charged on any such increase to exceed 8% per annum.

     4.02 Access to Books and Records. Between the date hereof and the Closing Date, Buyer and its authorized representatives shall have full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Company, and the work papers of Barry Morgan & Company, P.C., the Company's independent accountants, relating to work done by Barry Morgan & Company, P.C. with respect to the Company for each of the fiscal years ended December 31, 1998 and 1997, and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Company; provided, that the Company shall have the right to have a representative present at all times during any such access, and Buyer and Merger Subsidiary shall hold in confidence all non-public information regarding the Company.

     4.03 Regulatory Filings. As promptly as practicable after the execution of this Agreement, the Company shall make or cause to be made all filings and submissions under any laws or regulations applicable to the Company for the consummation of the transactions contemplated herein. The Company will coordinate and cooperate with Buyer in exchanging such information, will not make any such filing without providing to Buyer a final copy thereof at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Buyer may request in connection with all of the foregoing.

     4.04 Conditions. The Company shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 6.01 to be satisfied and to consummate the transactions contemplated herein.

     4.05 No Negotiations, etc. Subject to the last sentence of this Section 4.05, the Company shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, the Company or other similar transaction or business combination involving the Company, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. The Company shall promptly notify Buyer if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Buyer with such information regarding such proposal, offer, inquiry or contact as Buyer may request. Notwithstanding the foregoing, nothing contained herein shall restrict the ability of the Company to enter into any acquisition transaction otherwise permitted by this Agreement (including, without limitation, a merger) in which the Company is the acquiring party or surviving corporation.

                                   ARTICLE 5
                               COVENANTS OF BUYER

     Buyer covenants and agrees with the Company as follows:

     5.01 Conduct of the Business. Buyer covenants and agrees that, from the date hereof until the Effective Time, unless otherwise consented to by the Company in writing:

          (a) The business of Buyer shall be conducted only in, and Buyer shall not take any action except in, the ordinary course of its business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Buyer's past custom and practice;

          (b) Buyer shall not issue or sell any additional shares of its capital stock without the Company's consent, except pursuant to the exercise of options or warrants or the conversion or exchange of securities convertible into or exchangeable for capital stock, which options, warrants or other securities are outstanding on the date hereof, all of which options, warrants or convertible securities shall have been disclosed on the Buyer Disclosure Schedule.

          (c) Buyer shall not, directly or indirectly, do or permit to occur any of the following: (i) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (ii) amend or propose to amend its Articles of Incorporation or Bylaws; (iii) split, combine or reclassify any outstanding Buyer Common Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to Buyer Common Shares; (iv) redeem, purchase or acquire or offer to acquire any Buyer Common Shares or other securities of Buyer; (v) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vi) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; or (vii) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.01(c);

          (d) Buyer shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases (except for increases in the ordinary course of business, consistent with past practice), severance or termination pay to, any officers, directors or consultants; or (ii) in the case of employees, officers or consultants, take any action with respect to the grant of any bonuses, salary increases (except for increases in the ordinary course of business, consistent with past practice), severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

          (e) Buyer shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

          (f) Buyer shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

          (g) Buyer shall (i) use its best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Buyer; (ii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iii) notify the Company of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such complaint, investigation or hearing would be material, individually or in the aggregate, to the business, prospects, operations or financial condition of Buyer or to Buyer's or the Company's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify the Company in writing if Buyer shall discover that any representation or warranty made in this Agreement was when made, or has subsequently become, untrue in any respect;

          (h) Buyer shall (i) file any Returns, elections or information statements with respect to any liabilities for Taxes of Buyer or other matters relating to Taxes of Buyer which pursuant to applicable law must be filed prior to the Closing Date; (ii) promptly upon filing provide copies of any such Returns, elections or information statements to the Company;
     (iii) make any such Tax elections with respect to Taxes taken by or affecting Buyer only upon prior consultation with and consent of the Company; and (iv) not amend any Return, except after prior consultation with and the consent of the Company.

     5.02 Regulatory Filings. As promptly as practicable after the execution of the Agreement, Buyer shall make or cause to be made all filings and submissions under any laws or regulations applicable to Buyer for the consummation of the transactions contemplated herein, including the filing of proxy materials with the Securities and Exchange Commission for shareholder approval of the transactions contemplated hereby. Buyer will coordinate and cooperate with the Company in exchanging such information, will not make any such filing without providing the Company with a final copy thereof at least two full business days in advance of the proposed filing and will provide such reasonable assistance as the Company may request in connection with all of the foregoing.

     5.03 Conditions. Buyer shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Sections 1.05(c) and
6.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

     5.04 Repayment of Indebtedness. Buyer will take all reasonable steps to raise the funds necessary to permit the Surviving Corporation to pay off the LegacyMaker Note and all outstanding indebtedness of the Company. Merger Subsidiary and Buyer agree that not later than the Effective Time, they will pay, or cause or be paid, any amounts due to LegacyMaker under the LegacyMaker Note.

     5.05 Nasdaq Listing. Following the date hereof, Buyer will take all reasonable steps necessary to maintain Nasdaq listing of the Buyer Common Shares on the Nasdaq SmallCap Market.

     5.06 Publicizing Merger. At the Effective Time, Buyer shall use its best efforts to publicize the Merger and promote its Internet-related business strategy.

     5.07 Registration of Buyer Common Shares. As soon as practicable after the Effective Time, Buyer agrees to file a registration statement on Form S-3 (the "REGISTRATION STATEMENT") to register the resale of the Buyer Common Shares issuable upon conversion of the Buyer Preferred Shares under the Securities Act of 1933 and the blue sky laws of such states as are reasonably selected by the Company Shareholders. Buyer shall use its best efforts to have the Registration Statement declared effective by the Securities and Exchange Commission and any such state as soon as practicable. Buyer shall keep the Registration Statement effective and current until the earlier to occur of (i) the date all such Buyer Common Shares are sold or (ii) the date all such Buyer Common Shares may be sold under Rule 144 under the Securities Act. Except as set forth in the following sentence, Buyer shall bear all expenses and fees incurred in connection with the preparation, filing, and amendment of the Registration Statement with the Commission and any state reasonably selected by the Company Shareholders. The Company Shareholders shall pay all fees, disbursements and expenses of any counsel or expert retained by the Company Shareholders and all underwriting discounts and commissions and any transfer or other taxes relating to the Buyer Common Shares included in the Registration Statement.

     5.08 Tax-Free Reorganization. Buyer shall take no action that would jeopardize the characterization of the merger as a reorganization within the meaning of Section 368 of the Code. Buyer will not liquidate the Surviving Corporation, merge the Surviving Corporation with or into another corporation, sell or otherwise dispose of the stock of the Surviving Corporation or cause the Surviving Corporation to sell or otherwise dispose of its assets, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Code, without first obtaining a legal opinion that the taking of such action will not prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Notwithstanding any other provision in this Agreement, the covenants in this Section shall survive without limitation.

     5.09 Employee and Employee Benefit Plan Matters.

          (a) After the Effective Time, Buyer shall provide those employees of the Company covered by the benefit plans of the Company with the same benefits in respect of future service that accrue in respect of future services to the employees of Buyer who are employed in comparable positions. Buyer and the Company further agree that any present employees of the Company shall be credited for their service with the Company for purposes of eligibility, benefit entitlement and vesting in the benefit plans provided by Buyer. If permitted under Buyer's benefit plans, those employees' benefits under Buyer's medical plans shall not be subject to exclusions for any pre-existing conditions, and credit shall be received for any deductibles or out-of-pocket amounts previously paid during the current plan year.

          (b) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each employee of the Company covered by benefit plans of the Company.

     5.10 Indemnification. All rights to indemnification and exculpation existing in favor of the present or former directors, officers, employees, fiduciaries, and agents of the Company as provided in the Company's charter or bylaws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than the applicable statute of limitations.

     5.11 Performance by Merger Subsidiary. Buyer shall cause Merger Subsidiary to comply with all its obligations hereunder and, subject to the terms and conditions hereof, to consummate the Merger.

                                   ARTICLE 6
                             CONDITIONS TO CLOSING

     6.01 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) The representations and warranties set forth in Article 2 shall be true and correct at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by the Company of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

          (b) The Company shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

          (c) Each Company Shareholder entitled to vote on the matter shall have approved the transactions contemplated hereby;

          (d) The Company shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company, except where any failure to do so could not reasonably be expected to have a Material Adverse Effect;

          (e) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

          (f) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the business or assets of the Company, or to compel Buyer or any of its subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries or of the Company, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Related Agreements, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

          (g) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal or state court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.01(f);

          (h) Each of the Company Shareholders shall have signed a lock-up agreement preventing it, him or her from selling any Buyer Common Shares or securities convertible into or exercisable for Buyer Common Shares between the date hereof and the Effective Time and preventing him thereafter from selling more than 25% in the aggregate of the Buyer Preferred Shares received by it, him or her as a part of the Merger Consideration, or more than 25% in the aggregate of the Buyer Common Shares issuable upon conversion of such Buyer Preferred Shares, for one year after the Effective Time and providing further that any Buyer Common Shares sold by any such person shall be shares that are obtained by such person after the Effective Time upon the exercise of options or warrants of the Company.

          (i) Buyer shall have received from counsel for the Company a written opinion, dated as of the Closing Date, addressed to Buyer and in form and substance substantially as set forth in EXHIBIT F;

          (j) Buyer shall have received the agreement of LegacyMaker to indemnify and hold Buyer harmless from and against any and all losses or liabilities from and after the Effective Time through the expiration of any relevant statute of limitations and related to or arising out of any breach by the Company of its representations, warranties or covenants, as the same shall be evidenced in an indemnification agreement, in form and substance substantially as set forth in EXHIBIT G, to be executed and delivered into escrow at Closing by LegacyMaker (the "LEGACYMAKER INDEMNIFICATION AGREEMENT");

          (k) On the Closing Date, the Company shall have delivered to Buyer all of the following:

             (i) A certificate of the President of the Company, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

             (ii) copies of the third party and governmental consents and approvals referred to in subsections (d) and (e) above;

             (iii) a copy of the Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware, and a Certificate of Good Standing from the Secretary of State of the State of Delaware evidencing the good standing of the Company in such state;

             (iv) a copy of the Bylaws of the Company, along with a certificate executed on behalf of the Company by its corporate secretary certifying to Buyer that such copy is a true, correct and complete copy of such bylaws and that such bylaws were duly adopted and have not been amended or rescinded;

             (v)    an executed copy of each of the Related Agreements;

             (vi) a copy of the text of the resolutions adopted by the Board of Directors and Company Shareholders entitled to vote on the matter authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, along with a certificate executed on behalf of the Company by its corporate secretary certifying to Buyer that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

             (vii) an incumbency certificate executed on behalf of the Company by its corporate secretary certifying the signature and office of each officer executing this Agreement; and

             (viii) such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

     6.02 Conditions to the Company's Obligations. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing
Date:

          (a) The representations and warranties set forth in Article 3 hereof will be true and correct at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties;

          (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

          (c) The Company shall have obtained the approval of its Board of Directors and the unanimous approval of its shareholders of the transactions contemplated hereby;

          (d) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

          (e) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Related Agreements, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

          (f) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal or state court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.02(d) hereof;

          (g) There shall have been no damage, destruction or loss of or to any property or properties owned or used by Buyer, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on Buyer;

          (h) Each of King, Ronald K. Fuller and Jerry L. Ruyan shall have signed a lock-up agreement preventing him from selling any Buyer Common Shares or securities convertible into or exercisable for Buyer Common Shares between the date hereof and the Effective Time and preventing him thereafter from selling more than 25% in the aggregate on a fully diluted basis of his Buyer Common Shares for one year after the date hereof and providing further that any Buyer Common Shares sold by any such person during such one-year period shall be shares that are obtained by such person after the Effective Time upon the exercise of options or warrants of the Company;

          (i) The Company shall have received the individual agreement of King to indemnify and hold the Company harmless from and against any and all losses or liabilities from and after the Effective Time through the expiration of any relevant statute of limitations and related to or arising out of any breach by Buyer of its representations, warranties or covenants, and such other matters agreed upon by the Company and King, as the same shall be evidenced in an indemnification agreement, in form and substance substantially as set forth in EXHIBIT H, to be delivered at Closing by King and to be executed by him in his individual capacity (the "KING INDEMNIFICATION AGREEMENT");

          (j) Messrs. King, Fuller and Ruyan shall have executed and delivered an irrevocable voting proxy, in favor of such person as the Attorney-in-Fact (defined in Section 8.01) shall designate, with respect to all of their respective Buyer Common Shares;

          (k) King shall have executed and delivered an Employment and Non-competition Agreement with Buyer substantially in the form attached hereto as EXHIBIT I, and James L. Anderson shall have entered into a Consulting Agreement with Buyer substantially in the form attached hereto as EXHIBIT J;

          (l) The Company shall have received from counsel for Buyer a written opinion, dated as of the Closing Date, addressed to the Company, in form and substance substantially as set forth in EXHIBIT K;

          (m) The Company and the Company Shareholders shall have received, at Buyer's expense, from Thompson & Knight, P.C., a written opinion, dated as of the Closing Date, addressed to the Company and the Company Shareholders, in form and substance reasonably acceptable to the Company to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) the Company, Merger Subsidiary and Buyer will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) the Company Shareholders shall not recognize any gain or loss for U.S. federal income tax purposes upon receipt of the Merger Consideration; and

          (n) On the Closing Date, Buyer will have delivered to the Company all of the following:

             (i) a certificate of appropriate officer(s) of Buyer, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

             (ii)  an executed copy of each of the Related Agreements;

             (iii) a copy of each of (x) the text of the resolutions adopted by the Board of Directors of Buyer and Merger Subsidiary authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement,
        (y) the charter and bylaws of each of Buyer and Merger Subsidiary, along with certificates executed on behalf of each of them by their respective corporate secretaries certifying to the Company that such copies are true, correct and complete copies of such resolutions, charter and bylaws, respectively, and that such resolutions, charter and bylaws were duly adopted and have not been amended or rescinded;

             (iv) Certificates of Existence and Good Standing for each of Buyer and Merger Subsidiary issued by the Secretary of State of each of their respective states of incorporation evidencing the good standing of such corporation in such state;

             (v) incumbency certificates executed on behalf of Buyer and Merger Subsidiary by their respective corporate secretaries certifying the signature and office of each officer executing this Agreement or any of the Related Agreements; and

             (vi) such other certificates, documents and instruments as the Company reasonably requests related to the transactions contemplated hereby.

                                   ARTICLE 7
                            TERMINATION AND REMEDIES

     7.01 Termination.

          (a) This Agreement may be terminated at any time prior to the Closing:

             (i)   by the mutual consent of Buyer and the Company;

             (ii) by either Buyer or the Company if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

             (iii) by Buyer or the Company if Closing does not occur by the later to occur of (A) 5:00 p.m., Central Time, on June 17, 1999 and (B) 5:00 p.m., Central Time, on the fifth day after the date on which the Company delivers to Buyer the Company's Annual Financial Statements; provided that (i) neither party will be entitled to terminate this Agreement pursuant to this Section 7.01(a)(iii) if its willful breach of this Agreement has prevented the consummation of the Closing by such date;

             (iv) by either party if, after the date hereof, there shall have been a material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of the other party; and

             (v) by Buyer if, between the Closing Date and the Effective Time, the Company (without the prior approval of Buyer) acquires another company or Company Shareholders exchange Company Common Shares for securities of another entity and Buyer, acting in good faith, does not approve of such acquisition or exchange.

          (b) (i) Except as otherwise provided in this Section 7.01(b), this Agreement will automatically terminate if the Effective Time has not occurred on or before August 30, 1999 (the "Expiration Date"), subject to Buyer's right to extend the Expiration Date pursuant to subparagraph (iii) below.

             (ii) If the Effective Time has not occurred by the initial Expiration Date, Buyer shall on the day immediately following the Expiration Date pay to LegacyMaker liquidated damages of $100,000 cash (the "Liquidated Damages"). The Liquidated Damages shall be paid regardless of whether Buyer extends the Expiration Date pursuant to subparagraph (iii) below.

             (iii) Buyer shall have the option to extend the Expiration Date for up to three consecutive 30-day periods (each an "Extension Period"), the first to commence on the day immediately following the initial Expiration Date and second and third Extension Periods to commence upon the expiration of the preceding Extension Period. Notwithstanding subparagraph (i) above, during any Extension Period this Agreement shall remain in effect. Buyer's right to extend the Expiration Date is exercisable by Buyer by payment to LegacyMaker of $100,000 in cash no later than the first day of each such Extension Period (each, an "Extension Payment"). The Extension Payment(s) shall be in addition to, and not in lieu of, the payment of the Liquidated Damages.

             (iv) The Company may terminate this Agreement at any time prior to the Effective Time (including during any Extension Period) if Buyer loses the Nasdaq SmallCap listing of the Buyer Common Shares. In the event of such termination, the Liquidated Damages shall immediately become due and payable to LegacyMaker if not previously paid. Furthermore, any Extension Payment previously paid to LegacyMaker shall be retained by LegacyMaker as additional liquidated damages and not as a penalty.

     7.02 Effect of Termination. In the event of termination of this Agreement by either Buyer or the Company as provided in Section 7.01, this Agreement shall become void and, except as provided in Section 7.01(f), there shall be no liability on the part of either Buyer or the Company or their respective shareholders, officers, or directors except that Section 9.01 shall survive indefinitely and except with respect to willful breaches of this Agreement prior to the time of such termination.

     7.03 Arbitration. Any dispute among Merger Subsidiary, Buyer and the Company under this Agreement shall be resolved by arbitration by an arbitrator selected under the rules of the American Arbitration Association (located in Dallas, Texas) and the arbitration shall be conducted in that same location under the rules of said Association. Merger Subsidiary, Buyer and the Company shall each be entitled to present evidence and argument to the arbitrator. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating his determination, and shall furnish to each party a signed copy of such determination.

     7.04 Remedies. It is understood that, in the event of any party's breach of its respective agreements as herein provided or any party's failure to perform the covenants set forth in this Agreement or any of the Related Agreements required to be performed by it, the measure of damages at law to the affected party will be difficult to ascertain and the remedy at law may be inadequate. Accordingly, it is specifically agreed that either Merger Subsidiary, Buyer or the Company, as the case may be, shall be entitled to the remedy of specific performance to enforce the terms and conditions of this Agreement.

     7.05 Litigation Expense. In the event any party hereto is made or shall become a party to any litigation (including arbitration) commenced by or against the other involving the enforcement of any of the rights or remedies of such party, or arising on account of a default of the other party in its performance of any of the other party's obligations hereunder, then each party shall pay and be solely responsible for any and all costs incurred by it in connection with such litigation, including the costs, fees and expenses of any and all attorneys' fees.

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

     8.01 Powers of Attorney. The Letter of Transmittal provides for the appointment by each Company Shareholder (including those who become Company Shareholders after the date hereof) of James L. Anderson as his, her or its agent and attorney-in-fact (the "ATTORNEY-IN-FACT"), to take all action required or permitted under the Escrow Agreement or herein with respect to the interests and rights of such Company Shareholder. Buyer may, for all purposes of this Agreement, assume and treat every notice or other action directed to or performed by the Attorney-in-Fact as if such notice or other action has been directed to or performed by each Company Shareholder.

     8.02 Officers of Surviving Corporation. As of the Effective Time, James L. Anderson shall be elected the Chairman of the Board, and King the Chief Executive Officer, of Buyer.

     8.03 Options, etc. Issued by Buyer after May 3, 1999. If Buyer issues any options, warrants or other securities exchangeable for, or convertible into, Buyer Common Shares after May 3, 1999 and prior to the Effective Time, then upon payment by LegacyMaker to Buyer of the same consideration paid to Buyer by the recipient(s) of such options, warrants or other securities, Buyer agrees to issue at the Effective Time securities, with substantially identical material terms and in the same aggregate amount to LegacyMaker.

     8.04 The Company's Corporate Books. At the Effective Time, the Company shall deliver to Buyer the Company's minute books, stock transfer records, corporate seal and other materials related to the Company's corporate administration.

     8.05 Securities and Blue Sky Laws. Buyer shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Buyer Preferred Shares hereunder and Buyer Common Shares upon conversion of the Buyer Preferred Shares.

     8.06 Tax Matters.

          (a) Buyer and the Company and each Company Shareholder (by virtue of the approval of this Agreement by the requisite vote of the Company Shareholders) shall, and the Company shall cause each person or entity who becomes a Company Shareholder after the date hereof to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceedings with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

          (b) For federal income tax purposes, the parties agree to take all actions necessary to allocate each item of income, gain, loss, deduction and credit of the Company for the calendar year 1999 based on an interim closing of the books as of the Effective Time. Buyer agrees to cooperate with the Company Shareholders and make available to them all information and documents necessary for the preparation of the Form 1120-S with respect to the Company for the period ending on the Effective Time.

     8.07 Advance to the Company. Within three business days after the date hereof, Buyer shall pay to the Company $150,000 in cash. In the event that the Merger is not consummated, for whatever reason, then this payment shall be retained by the Company as compensation to the Company for the expenditures made by it in anticipation of combining its operations with the operations of Buyer. This payment shall not reduce or offset the Liquidated Damages or Extension Payments (if payable) otherwise due to LegacyMaker hereunder. If the Merger is consummated, then this amount shall be retained by the Surviving Corporation and shall be deemed to be a capital contribution by Buyer to the Surviving Corporation.

                                   ARTICLE 9
                           SURVIVAL; INDEMNIFICATION

     9.01 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article 2 and
Article 3 shall survive the Closing for a period of two (2) years following the Closing Date, except with respect to claims specifically raised by the aggrieved party or parties in one or more written notices given to the allegedly offending party or parties prior to the second anniversary of the Closing Date, and such claims may continue to be asserted by the aggrieved party or parties after that date, provided that claims based upon any alleged breach of a representation or warranty contained in any of Sections 2.13, 2.22, 3.10 or 3.18 may be brought at any time on or prior to the expiration of any relevant statute of limitations governing the underlying claim.

     9.02 Indemnification of Company Indemnitees. Buyer hereby agrees to defend, indemnify and hold the Company and its directors and officers and each Company Shareholder (the "COMPANY INDEMNITEES") harmless from, against and in respect of: (i) any and all losses, damages or deficiencies (whether as a result of a direct claim by the Company Indemnitees against Buyer, a third party claim against the Company Indemnitees or otherwise) resulting from any and all breaches of representations, warranties, covenants or other terms of this Agreement by Buyer or Merger Subsidiary made or contained in this Agreement or in any certification, list, document or exhibit delivered by Buyer under or in connection with this Agreement or the transactions contemplated herein; (ii) all costs, damages, liabilities, obligations and reasonable expenses related to or arising out of Buyer's operation of the Surviving Corporation on or after the Effective Time; and (iii) all costs and expenses incident to any and all actions, suits, proceedings, claims, demands, assessments or judgments in respect of sections (i) and (ii) of this Section, regardless of the merit thereof, including the Company Indemnitees' reasonable legal and accounting fees and expenses (whether incident to the foregoing or to the Company Indemnitees' enforcement of said rights of defense and indemnity).

     9.03 Procedure for Indemnification of the Company Indemnitees. If any such action, suit or proceeding shall be commenced against the Company Indemnitees or any such claim, demand or assessment be asserted against the Company Indemnitees in respect of which any of the Company Indemnitees proposes to demand defense and indemnification, Buyer shall be notified to that effect with reasonable promptness and shall thereafter have the right, but not the obligation, to assume the entire control of the defense, compromise or settlement thereof, including, at its own expense, employment of counsel satisfactory to the Company Indemnitees and, in connection therewith, each of the Company Indemnitees shall cooperate fully to make available to Buyer all pertinent information under its control. If Buyer does not promptly notify the Company Indemnitees that Buyer will assume the entire control of such defense, Buyer shall thereafter reimburse each of the Company Indemnitees for all of its reasonable expenses (as described herein) for such defense, as and when they are incurred.

     9.04 Indemnification Threshold. Neither LegacyMaker on the one hand, nor Buyer or King on the other hand, shall have any indemnification obligation under this Agreement, the LegacyMaker Indemnification Agreement or the King Indemnification Agreement, as the case may be, unless and until the aggregate amount of all losses, damages, costs, expenses and deficiencies incurred by the aggrieved party or like situated parties reaches $100,000 (the "THRESHOLD AMOUNT"), at which time the offending party or parties shall be liable in full for all losses, damages, costs, expenses and deficiencies in excess of the Threshold Amount.

     9.05 Adjustment for Taxes and Insurance. The amount of any liabilities for which an indemnitor may be liable under this Article 9, the LegacyMaker Indemnification Agreement or the King Indemnification Agreement shall be calculated net of any Tax Benefit inuring to the indemnitee on account of such liabilities. "Tax Benefit" shall mean any refund of Taxes paid or reduction in the amount of Taxes which would otherwise be paid currently or in the future, in each case computed assuming that income taxes are paid at the highest United States federal marginal rate applicable to the indemnitee. The indemnitee will not be entitled to any recovery from the indemnitor for any liabilities to the extent of the amount of insurance proceeds actually paid to the indemnitee with respect to such liabilities.

                                   ARTICLE 10
                                 MISCELLANEOUS

     10.01 Press Releases and Announcements. Prior to the Effective Time, no party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of the Company or Buyer without prior written approval of the other party, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

     10.02 Expenses. Except as otherwise expressly provided for herein, each of the Company and Buyer will pay all of its own expenses (including attorneys' and accountants' fees) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

     10.03 Further Assurances. Each party agrees that, on and after the Effective Time, it shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

     10.04 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     10.05 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy, e-mail or other electronic transmission device. Notices, demands and communica-tions to Buyer and the Company will, unless another address is specified in writing, be sent to the address indicated below:

                 NOTICES TO BUYER:                              WITH A COPY TO:
                 -----------------                              ---------------
    Cafe Odyssey, Inc.                            Maslon Edelman Borman & Brand, LLP
    4801 West 81st Street, Suite 112              90 South Seventh Street
    Bloomington, MN 55437                         Minneapolis, MN 55402
    Attention: Stephen D. King                    Attention: William M. Mower, Esq.
    E-mail: steveking@pol.com                     E-mail: wmower@maslon.com
    Fax: (612) 837-9916                           Fax: (612) 672-8397
    Notices to the Company:                       with a copy to:
                                                  Thompson & Knight, a Professional
    popmail.com, inc.                             Corporation
    1333 Corporate Drive, Suite 350               1700 Pacific Avenue, Suite 3300
    Irving, TX 75038                              Dallas, TX 75201
    Attention: Toni Bryan, Business Manager       Attention: David L. Emmons, Esq.
    E-mail: tbryan@equitymedia.com                E-mail: emmonsd@tklaw.com
    Fax: (972) 550-5517                           Fax: (214) 969-1751
    Notice to the Company Shareholders:           with a copy to:
                                                  Thompson & Knight, a Professional
    James L. Anderson, Attorney-in-Fact           Corporation
    1333 Corporate Drive, Suite 350               1700 Pacific Avenue, Suite 3300
    Irving, TX 75038                              Dallas, TX 75201
    E-mail: jim@equitymedia.com                   Attention: David L. Emmons, Esq.
    Fax: (972) 550-5517                           E-mail: emmonsd@tklaw.com
                                                  Fax: (214) 969-1751

     10.06 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto, except that Buyer may assign any and all rights it has under this Agreement or any Related Agreement to a wholly owned subsidiary of Buyer without the consent of any other party.

     10.07 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     10.08 Complete Agreement. This Agreement and the Related Agreements and other exhibits hereto, the Disclosure Schedules and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     10.09 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

     10.10 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
                                          "BUYER"

                                          CAFE ODYSSEY, INC.

                                          By:      /s/ STEPHEN D. KING

                                            ------------------------------------
                                                      Stephen D. King
                                              Chairman of the Board and Chief
                                                     Executive Officer

                                          "MERGER SUBSIDIARY"

                                          CAFE ODYSSEY ACQUISITION
                                          SUBSIDIARY, INC.

                                          By:      /s/ STEPHEN D. KING

                                            ------------------------------------
                                                      Stephen D. King
                                                         President

                                                   /s/ STEPHEN D. KING

                                            ------------------------------------
                                                      Stephen D. King

                                          THE "COMPANY"

                                          POPMAIL.COM, INC.

                                          By:     /s/ JAMES L. ANDERSON

                                            ------------------------------------
                                                     James L. Anderson
                                             Chairman, Chief Executive Officer
                                                       and President

                                          THE "COMPANY SHAREHOLDERS"

                                          THE SONYA NANCE TRUST

                                          By:     /s/ JAMES L. ANDERSON

                                            ------------------------------------
                                                 James L. Anderson, Trustee

                                          THE MARCOS A. AND SONYA NANCE
                                            RODRIGUEZ CHILDREN'S TRUST NO. 2

                                          By:     /s/ JAMES L. ANDERSON
                                            ------------------------------------
                                                 James L. Anderson, Trustee

                                                   /s/ TRAVIS REESE
                                          --------------------------------------
                                                       Travis Reese

                                                    /s/ PAUL MARTIN
                                          --------------------------------------
                                                       Paul Martin

                                                 /s/ JAMES L. ANDERSON
                                          --------------------------------------
                                                    James L. Anderson

                                                    /s/ TONI BRYAN
                                          --------------------------------------
                                                        Toni Bryan

                                                  /s/ JAMES A. GAMMON
                                          --------------------------------------
                                                     James A. Gammon

                                                   /s/ JEFF CRABTREE
                                          --------------------------------------
                                                      Jeff Crabtree

                                                  /s/ BRUCE CAMPBELL
                                          --------------------------------------
                                                      Bruce Campbell

                                                   /s/ KELEIGH AHMAN
                                          --------------------------------------
                                                      Keleigh Ahman

                                                   /s/ RANDY ISBELL
                                          --------------------------------------
                                                       Randy Isbell

                               CAFE ODYSSEY, INC.
         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS --            , 1999

        The undersigned, a shareholder of Cafe Odyssey, Inc., hereby appoints Stephen D. King and Ronald K. Fuller, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of Shareholders of Cafe Odyssey, Inc. to be held at 4801 West 81st Street, Suite 112, Bloomington, Minnesota, at
    3:00 p.m. on              , 1999, and at any and all adjournments
    thereof, with all the powers which the undersigned would possess if personally present, upon:

      (1)  Adoption of Merger Agreement:
           [ ] FOR adoption of Merger Agreement                   [ ] AGAINST adoption of Merger Agreement
      (2)  Election of Directors:
           [ ] FOR all nominees (except as marked to the contrary [ ] WITHHOLD AUTHORITY to vote for all nominees listed
               below)                                                 below

RONALD K. FULLER   STEPHEN D. KING   MICHAEL L. KRIENIK   THOMAS W. ORR   JERRY
                                    L. RUYAN

      (3)  Amendment of Articles of Incorporation changing the Name of Cafe Odyssey:
           [ ] FOR amending the Articles of Incorporation         [ ] AGAINST amending the Articles of Incorporation
           changing the name of Cafe Odyssey to ____________          changing the name of Cafe Odyssey to ____________

  INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:

--------------------------------------------------------------------------------

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

        (Continued, and to be COMPLETED AND SIGNED, on the reverse side)

                          (Continued from other side)

        The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Shareholders.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director.

                                                  Dated               , 1999

                                                  --------------------------

                                                  --------------------------

                                                  --------------------------
                                                  (SHAREHOLDER MUST SIGN
                                                  EXACTLY AS THE NAME
                                                  APPEARS AT LEFT. WHEN
                                                  SIGNED AS A CORPORATE
                                                  OFFICER, EXECUTOR,
                                                  ADMINISTRATOR, TRUSTEE,
                                                  GUARDIAN, ETC., PLEASE
                                                  GIVE FULL TITLE AS SUCH.
                                                  BOTH JOINT TENANTS MUST
                                                  SIGN.)